 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 1995

                                                  REGISTRATION NO. 33-56803
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                      COLUMBIA/HCA HEALTHCARE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                     8062                   75-2497104
      (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
      JURISDICTION OF     CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
     INCORPORATION OR
       ORGANIZATION)

                              201 WEST MAIN STREET
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 572-2000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                STEPHEN T. BRAUN
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                      COLUMBIA/HCA HEALTHCARE CORPORATION
                              201 WEST MAIN STREET
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 572-2000
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                   COPIES TO:

   JEFFREY BAGNER, ESQ.     PHILIP D. WHEELER, ESQ.    MORTON A. PIERCE, ESQ.
   FRIED, FRANK, HARRIS,     SENIOR VICE PRESIDENT,       DEWEY BALLANTINE
    SHRIVER & JACOBSON   GENERAL COUNSEL AND SECRETARY   1301 AVENUE OF THE
    ONE NEW YORK PLAZA         HEALTHTRUST, INC.-             AMERICAS
 NEW YORK, NEW YORK 10004     THE HOSPITAL COMPANY    NEW YORK, NEW YORK 10019
      (212) 820-8000           4525 HARDING ROAD           (212) 259-8000
                           NASHVILLE, TENNESSEE 37205
                                 (615) 383-4444

                               ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      COLUMBIA/HCA HEALTHCARE CORPORATION

         CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND PROSPECTUS
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

 ITEM                                                             PROSPECTUS CAPTION
 ----                                                             ------------------

                      A. INFORMATION ABOUT THE TRANSACTION

  1.   Forepart of Registration Statement and Outside
       Front Cover Page of Prospectus.................    Cover Page
  2.   Inside Front and Outside Back Cover Pages of
       Prospectus.....................................    Available Information, Documents
                                                          Incorporated By Reference, Table of
                                                          Contents
  3.   Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information..................    Summary, Certain Considerations,
                                                          The Merger
  4.   Terms of the Transaction.......................    The Merger, The Merger Agreement,
                                                          Description of Columbia Capital
                                                          Stock, Comparative Rights of
                                                          Stockholders, The Proposed
                                                          Amendment
  5.   Pro Forma Financial Information................    Unaudited Pro Forma Condensed
                                                          Combined Financial Statements
  6.   Material Contacts with the Company Being
       Acquired.......................................    The Merger
  7.   Additional Information Required for Reoffering
       by Persons and Parties Deemed to be
       Underwriters...................................    *
  8.   Interests of Named Experts and Counsel.........    Legal Matters, Experts
  9.   Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities....................................    *

                      B. INFORMATION ABOUT THE REGISTRANT

 10.   Information with Respect to S-3 Registrants....    *
 11.   Incorporation of Certain Information by
       Reference......................................    Documents Incorporated By Reference
 12.   Information with Respect to S-2 or S-3
       Registrants....................................    *
 13.   Incorporation of Certain Information by
       Reference......................................    *
 14.   Information with Respect to Registrants Other
       than S-3 or S-2 Registrants....................    *

                C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

 15.   Information with Respect to S-3 Companies......    Documents Incorporated By Reference
 16.   Information with Respect to S-2 or S-3
       Companies......................................    *
 17.   Information with Respect to Companies Other
       than S-3 or S-2 Companies......................    *

--------
*Indicates that Item is not applicable or answer is in the negative.

 ITEM                                                                   PROSPECTUS CAPTION
 ----                                                                   ------------------

                      D. VOTING AND MANAGEMENT INFORMATION

 18.   Information if Proxies, Consents or
       Authorizations are to be Solicited:
       1. Date, Time and Place Information............    Summary
       2. Revocability of Proxy.......................    The Meetings
       3. Dissenters' Rights of Appraisal.............    The Meetings
       4. Persons Making the Solicitation.............    General Information, The Meetings
       5. Interest of Certain Persons in Matters to be
       Acted  Upon and Voting Securities and Principal
       Holders Thereof................................    The Merger, The Merger Agreement, The Meetings,
                                                          Documents Incorporated By Reference
       6. Vote Required for Approval..................    The Meetings
       7. Directors and Executive Officers, Executive
        Compensation, and Certain Relationships and
        Related Transactions..........................    Documents Incorporated By Reference
 19.   Information if Proxies, Consents or
       Authorizations are not to be Solicited or in an
       Exchange Offer.................................    *

--------
* Indicates that Item is not applicable or answer is in the negative.

COLUMBIA/HCA                       A NEW COMMITMENT TO HEALTHCARE . . . TOGETHER
--------------------------------------------------------------------------------

Columbia/HCA Healthcare Corporation
201 West Main Street
P.O. Box 740033
Louisville, Kentucky 40201-7433
Telephone 502/572-2000
FAX 502/572-2002

                                                           January 10, 1995

To the Stockholders of Columbia/HCA Healthcare Corporation:

  Enclosed are a Notice of Special Meeting of Stockholders, a Joint Proxy Statement and Prospectus, and a Proxy for a Special Meeting of Stockholders (the "Meeting") of Columbia/HCA Healthcare Corporation ("Columbia") to be held on February 28, 1995, at 9:00 a.m., Nashville, Tennessee time, at the offices of Columbia, One Park Plaza, Nashville, Tennessee.

  At the Meeting you will be asked to consider and vote on a proposal to approve and adopt a Merger Agreement pursuant to which a wholly-owned subsidiary of Columbia will be merged with and into Healthtrust, Inc.-The Hospital Company ("Healthtrust"). The terms of the Merger Agreement provide that holders of Healthtrust Common Stock owned as of the effective time of the merger will receive 0.88 of a share of Columbia Common Stock for each Healthtrust share. In addition, you will be asked to consider a proposal to amend Columbia's Restated Certificate of Incorporation to increase the size of the Board of Directors from 15 members to 18 members, to accommodate the addition of three Healthtrust nominees as directors of Columbia. Details of the proposals are set forth in the accompanying Joint Proxy Statement and Prospectus, which you should read carefully.

  After careful consideration, the Board of Directors of Columbia has approved the Merger Agreement and the proposed amendment to Columbia's Restated Certificate of Incorporation and recommends that all stockholders vote for their approval. The Board of Directors of Columbia believes that the proposed merger presents significant opportunities for growth in markets common to Columbia and Healthtrust and the development of comprehensive integrated healthcare delivery networks with physicians and other healthcare providers in certain markets.

  All stockholders are invited to attend the Meeting in person. The affirmative vote of a majority of the shares of Columbia Common Stock present, in person or by proxy, at the Meeting will be necessary for approval and adoption of the Merger Agreement. The affirmative vote of 75% of the outstanding shares of Columbia Common Stock will be necessary for approval of the amendment to Columbia's Restated Certificate of Incorporation.

  IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you attend the Meeting in person you may, if you wish, vote personally on all matters brought before the Meeting even if you have previously returned your Proxy.

                                 Sincerely,

           /s/ Thomas F. Frist, Jr., M.D.       /s/ Richard L. Scott
            Thomas F. Frist, Jr., M.D.              Richard L. Scott
             Chairman of the Board       President and Chief Executive Officer

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                      COLUMBIA/HCA HEALTHCARE CORPORATION
                              201 WEST MAIN STREET
                           LOUISVILLE, KENTUCKY 40202

                                ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON FEBRUARY 28, 1995

                                ----------------

To the Stockholders of Columbia/HCA Healthcare Corporation:

  Notice is hereby given that a Special Meeting of Stockholders (the "Meeting") of Columbia/HCA Healthcare Corporation ("Columbia") will be held on February 28, 1995, at 9:00 a.m., Nashville, Tennessee time, at the offices of Columbia, One Park Plaza, Nashville, Tennessee, for the following purposes:

    (1) to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger dated as of October 4, 1994 (the "Merger Agreement") among Columbia, COL Acquisition Corporation ("Columbia Sub") and Healthtrust, Inc.-The Hospital Company ("Healthtrust"), pursuant to which, among other things, (a) Columbia Sub would be merged with and into Healthtrust (the "Merger") and (b) each stockholder of Healthtrust would receive for each share of Healthtrust Common Stock owned as of the effective time of the Merger 0.88 of a share of Columbia Common Stock (which approval and adoption shall constitute, among other things, approval of the issuance of shares of Columbia Common Stock in connection with the Merger) as described in the accompanying Joint Proxy Statement and Prospectus;

    (2) to consider and vote on a proposal to amend Columbia's Restated Certificate of Incorporation to increase the size of the Board of Directors from 15 members to 18 members, to accommodate the addition of three Healthtrust nominees as directors of Columbia; and

    (3) to transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

  Notwithstanding stockholder approval of the foregoing Proposals, Columbia reserves the right to abandon the Merger and/or such amendment at any time prior to the consummation of the Merger.

  The Board of Directors of Columbia has fixed the close of business on January 11, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and only stockholders of record at such time will be entitled to notice of and to vote at the Meeting. A list of Columbia stockholders entitled to vote at the Meeting will be available for examination, during ordinary business hours, at the offices of Columbia, One Park Plaza, Nashville, Tennessee, for ten days prior to the Meeting.

  A form of Proxy and a Joint Proxy Statement and Prospectus containing more detailed information with respect to the matters to be considered at the Meeting accompany this notice.

  You are cordially invited and urged to attend the Meeting in person, but if you are unable to do so, please complete, sign, date and promptly return the enclosed Proxy in the enclosed, self-addressed, stamped envelope. If you attend the Meeting and desire to revoke your Proxy and vote in person you may do so. In any event, a Proxy may be revoked at any time before it is voted.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE ABOVE PROPOSALS.

  IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                        By Order of the Board of Directors,
                                        /s/ Stephen T. Braun
                                        Stephen T. Braun
                                        Secretary
Louisville, Kentucky

January 10, 1995

HEALTHTRUST
INC.-The Hospital Company

                                                           January 10, 1995

To the Stockholders of Healthtrust, Inc.-The Hospital Company:

  Enclosed are a Notice of Special Meeting of Stockholders, a Joint Proxy Statement and Prospectus, and a Proxy for a Special Meeting of Stockholders (the "Meeting") of Healthtrust, Inc.-The Hospital Company ("Healthtrust") to be held on February 28, 1995, at 9:00 a.m., Nashville, Tennessee time, at the Doubletree Hotel, 314 Fourth Avenue North, Nashville, Tennessee.

  At the Meeting you will be asked to consider and vote on a proposal to approve and adopt a Merger Agreement pursuant to which a wholly-owned subsidiary of Columbia/HCA Healthcare Corporation ("Columbia") will be merged with and into Healthtrust. The terms of the Merger Agreement provide that holders of the Common Stock of Healthtrust will receive for each share of Healthtrust Common Stock owned as of the effective time of the merger 0.88 of a share of Columbia Common Stock. Details of the proposed transaction are set forth in the accompanying Joint Proxy Statement and Prospectus, which you should read carefully.

  After careful consideration, the Board of Directors of Healthtrust has determined that the proposed merger is in the best interests of Healthtrust and its stockholders. Accordingly, the Board has approved the Merger Agreement and recommends that all stockholders vote for its approval. The Board of Directors of Healthtrust believes that the proposed merger presents significant opportunities for growth in markets common to Healthtrust and Columbia and the development of comprehensive integrated healthcare delivery networks with physicians and other healthcare providers in certain markets.

  All stockholders are invited to attend the Meeting in person. The affirmative vote of the holders of not less than a majority of the outstanding shares of Healthtrust Common Stock will be necessary for approval and adoption of the Merger Agreement.

  IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you attend the Meeting in person you may, if you wish, vote personally on all matters brought before the Meeting even if you have previously returned your Proxy.

                                          Sincerely,
                                          /s/ R. Clayton McWhorter
                                          R. Clayton McWhorter
                                          Chairman of the Board,
                                          Chief Executive Officer and
                                           President

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                     HEALTHTRUST, INC.-THE HOSPITAL COMPANY
                               4525 HARDING ROAD
                           NASHVILLE, TENNESSEE 37205

                                ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON FEBRUARY 28, 1995

                                ----------------

To the Stockholders of Healthtrust, Inc.-The Hospital Company:

  Notice is hereby given that a Special Meeting of Stockholders (the "Meeting") of Healthtrust, Inc.-The Hospital Company ("Healthtrust") will be held on February 28, 1995, at 9:00 a.m., Nashville, Tennessee time, at the Doubletree Hotel, 314 Fourth Avenue North, Nashville, Tennessee, for the following purposes:

    (1) to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger dated as of October 4, 1994 (the "Merger Agreement") among Columbia/HCA Healthcare Corporation ("Columbia"), COL Acquisition Corporation ("Columbia Sub") and Healthtrust, pursuant to which, among other things (a) Columbia Sub would be merged with and into Healthtrust (the "Merger"), and (b) each stockholder of Healthtrust would receive for each share of Healthtrust Common Stock owned as of the effective time of the Merger 0.88 of a share of Columbia Common Stock, as described in the accompanying Joint Proxy Statement and Prospectus; and

    (2) to transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

  Notwithstanding stockholder approval of the foregoing Proposal (1), Healthtrust reserves the right to abandon the Merger at any time prior to the consummation of the Merger.

  The Board of Directors of Healthtrust has fixed the close of business on January 11, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and only stockholders of record at such time will be entitled to notice of and to vote at the Meeting. A list of Healthtrust stockholders entitled to vote at the Meeting will be available for examination, during ordinary business hours, at the principal offices of Healthtrust, 4525 Harding Road, Nashville, Tennessee, for ten days prior to the Meeting.

  A form of Proxy and a Joint Proxy Statement and Prospectus containing more detailed information with respect to the matters to be considered at the Meeting accompany this notice.

  You are cordially invited and urged to attend the Meeting in person, but if you are unable to do so, please complete, sign, date and promptly return the enclosed Proxy in the enclosed, self-addressed, stamped envelope. If you attend the Meeting and desire to revoke your Proxy and vote in person you may do so. In any event, a Proxy may be revoked at any time before it is voted.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                        By Order of the Board of Directors,

                                        /s/ Philip D. Wheeler
                                        Philip D. Wheeler
                                        Secretary

Nashville, Tennessee

January 10, 1995

       COLUMBIA/HCA HEALTHCARE                    HEALTHTRUST, INC.-THE
             CORPORATION                            HOSPITAL COMPANY

                               ----------------

                      JOINT PROXY STATEMENT AND PROSPECTUS

                               ----------------

                              GENERAL INFORMATION

  This Joint Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") is furnished in connection with the solicitation of proxies by the Boards of Directors of Columbia/HCA Healthcare Corporation, a Delaware corporation ("Columbia"), and Healthtrust, Inc.-The Hospital Company, a Delaware corporation ("Healthtrust"), for use in connection with a Special Meeting of Stockholders of Columbia (the "Columbia Meeting") and a Special Meeting of Stockholders of Healthtrust (the "Healthtrust Meeting"), respectively, each of which is to be held on February 28, 1995, or any adjournment(s) or postponement(s) thereof. At such meetings, the stockholders of each of Columbia and Healthtrust will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of October 4, 1994 (the "Merger Agreement") among Columbia, COL Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Columbia ("Columbia Sub"), and Healthtrust, pursuant to which Columbia Sub would be merged with and into Healthtrust (the "Merger"). As a result of the Merger, each of the then outstanding shares of Common Stock, $.001 par value, of Healthtrust (the "Healthtrust Common Stock") would be converted into the right to receive 0.88 of a share of Common Stock, $.01 par value, of Columbia (the "Columbia Common Stock").

  In addition, at the Columbia Meeting, the stockholders of Columbia will consider and vote upon a proposal to amend Columbia's Restated Certificate of Incorporation to increase the size of the Board of Directors from 15 members to 18 members, to accommodate the addition of three Healthtrust nominees as directors of Columbia.

  The stockholders of Columbia and Healthtrust also will consider and vote upon such other business as may properly come before the meetings or any adjournment(s) or postponement(s) thereof.

  This Proxy Statement/Prospectus also constitutes a prospectus of Columbia with respect to the shares of Columbia Common Stock (including the associated Preferred Stock Purchase Rights) to be issued pursuant to the Merger.

  FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER, SEE "CERTAIN CONSIDERATIONS."

  This Proxy Statement/Prospectus is first being mailed to the stockholders of Columbia and Healthtrust on or about January 17, 1995.

                               ----------------

THE  SECURITIES  TO  BE  ISSUED  IN  THE  MERGER  HAVE  NOT  BEEN  APPROVED  OR
 DISAPPROVED  BY   THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR   ANY  STATE
  SECURITIES  COMMISSION NOR HAS  THE SECURITIES  AND EXCHANGE COMMISSION  OR
   ANY STATE SECURITIES  COMMISSION PASSED UPON THE ACCURACY  OR ADEQUACY OF
    THIS PROXY STATEMENT/PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS
     A CRIMINAL OFFENSE.

                               ----------------

THE DATE OF THIS JOINT PROXY STATEMENT AND PROSPECTUS IS JANUARY 10, 1995.

                             AVAILABLE INFORMATION

  Columbia and Healthtrust are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The shares of Columbia Common Stock and Healthtrust Common Stock are listed on the New York Stock Exchange and, as such, the periodic reports, proxy statements and other information filed by Columbia and Healthtrust with the Commission can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  Columbia has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Columbia Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus also constitutes the Prospectus of Columbia filed as part of the Registration Statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                      DOCUMENTS INCORPORATED BY REFERENCE

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO COLUMBIA AND HEALTHTRUST WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO COLUMBIA (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM COLUMBIA/HCA HEALTHCARE CORPORATION, 201 WEST MAIN STREET, LOUISVILLE, KENTUCKY 40202, ATTENTION: STEPHEN T. BRAUN, SECRETARY, TELEPHONE: (502) 572-2000. DOCUMENTS RELATING TO HEALTHTRUST (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM HEALTHTRUST, INC.-THE HOSPITAL COMPANY, 4525 HARDING ROAD, NASHVILLE, TENNESSEE 37205, ATTENTION: PHILIP D. WHEELER, SECRETARY, TELEPHONE: (615) 383-4444. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY FEBRUARY 21, 1995. COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.

  The following Columbia documents are incorporated by reference herein:

    1. Annual Report on Form 10-K for the year ended December 31, 1993, as amended (the "1993 Columbia 10-K").

    2. The portions of the Proxy Statement for the Annual Meeting of Stockholders held May 12, 1994 that have been incorporated by reference in the 1993 Columbia 10-K.

    3. Quarterly Reports on Form 10-Q for the interim periods ended March 31, 1994, June 30, 1994 and September 30, 1994.

    4. Current Reports on Form 8-K dated February 10, 1994 (two filed), February 28, 1994, March 11, 1994, March 18, 1994 (two filed), April 20, 1994, May 12, 1994, May 23, 1994, July 11, 1994, July 21, 1994, July 28,
  1994, September 16, 1994, October 4, 1994 and December 13, 1994.

    5. The description of the Columbia Common Stock and associated preferred stock purchase rights contained in the Registration Statement on Form 8-A dated August 31, 1993.

  The following Healthtrust documents are incorporated by reference herein:

    1. Annual Report on Form 10-K for the fiscal year ended August 31, 1994, as amended.

    2. Current Report on Form 8-K dated October 4, 1994.

    3. The description of the Healthtrust Common Stock contained in its Registration Statement on Form 8-A dated November 5, 1991, as amended by Amendment No. 1 on Form 8 dated December 4, 1991.

    4. The description of the Healthtrust preferred stock purchase rights contained in the Registration Statement on Form 8-A dated July 12, 1993.

    5. The consolidated financial statements of EPIC Holdings, Inc. and EPIC Healthcare Group, Inc. contained in the Current Report on Form 8-K dated May 5, 1994.

  All documents filed by Columbia or Healthtrust with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Columbia and Healthtrust stockholder meetings shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein or contained in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                               ----------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF COLUMBIA OR HEALTHTRUST SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                               TABLE OF CONTENTS

GENERAL INFORMATION.........................................................   i
AVAILABLE INFORMATION.......................................................  ii
DOCUMENTS INCORPORATED BY REFERENCE.........................................  ii
SUMMARY.....................................................................   1
CERTAIN CONSIDERATIONS......................................................  14
  Competition; Impact of Managed Care Organizations.........................  14
  Limits on Reimbursement...................................................  14
  Extensive Regulation......................................................  14
  Health Care Reform........................................................  15
  Integration of the Businesses.............................................  15
  Dependence on Key Personnel...............................................  16
  Professional Liability Risks..............................................  16
  Certain Anti-takeover Provisions..........................................  16
  Pending HCA Tax Litigation; Spinoff Tax Ruling............................  16
  Pending MCA Securities Litigation.........................................  17
  ERISA Matters.............................................................  17
  Factors Affecting Market Price of Columbia Common Stock...................  19
THE MEETINGS................................................................  19
  Matters to Be Considered at the Meetings..................................  19
  Votes Required............................................................  19
  Voting of Proxies.........................................................  20
  Revocability of Proxies...................................................  20
  Record Date; Shares Entitled to Vote; Quorum..............................  20
  No Dissenters' Rights.....................................................  21
  Solicitation of Proxies...................................................  21
THE MERGER..................................................................  22
  General...................................................................  22
  Background of the Merger..................................................  22
  Reasons for the Merger; Recommendations of the Boards of Directors........  23
  Opinions of Financial Advisors............................................  25
  Interests of Certain Persons in the Merger................................  34
  Accounting Treatment......................................................  35
  Certain Federal Income Tax Consequences...................................  36
  Regulatory Approval.......................................................  37
  Resale Restrictions.......................................................  37
  Litigation Relating to the Merger.........................................  37
THE MERGER AGREEMENT........................................................  38
  The Merger................................................................  38
  Exchange Procedures.......................................................  39
  Representations and Warranties............................................  40
  Certain Covenants.........................................................  40
  No Solicitation of Transactions...........................................  41
  Benefit Plans.............................................................  42
  Governance................................................................  42
  Indemnification and Insurance.............................................  42
  Conditions................................................................  43
  Termination...............................................................  44
  Termination Fee...........................................................  45

  Expenses.................................................................  45
  Amendment and Waiver.....................................................  45
  Alternative Merger Structure.............................................  45
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................  46
DESCRIPTION OF COLUMBIA CAPITAL STOCK......................................  57
  Authorized Capital Stock.................................................  57
  Columbia Common Stock....................................................  57
  Columbia Nonvoting Common Stock..........................................  57
  Columbia Preferred Stock.................................................  57
  Preferred Stock Purchase Rights..........................................  58
COMPARATIVE RIGHTS OF STOCKHOLDERS.........................................  60
  General..................................................................  60
  Classified Board of Directors............................................  61
  Stockholder Rights Plan..................................................  61
  Number of Directors; Removal; Filling Vacancies..........................  62
  No Stockholder Action by Written Consent; Special Meetings...............  63
  Fair Price Provisions....................................................  63
  Advance Notice Provisions for Stockholder Nominations and Stockholder
   Proposals...............................................................  65
  Common Stock and Nonvoting Common Stock..................................  66
  Preferred Stock..........................................................  66
  Amendment of the Certificate of Incorporation and Bylaws.................  67
  Business Combinations....................................................  67
  Limitation of Liability of Directors.....................................  68
  Indemnification of Directors and Officers................................  68
  Other Provisions.........................................................  69
THE PROPOSED AMENDMENT.....................................................  70
LEGAL MATTERS..............................................................  71
EXPERTS....................................................................  71
STOCKHOLDER PROPOSALS......................................................  71
APPENDIX A--Agreement and Plan of Merger................................... A-1
APPENDIX B--Opinion of Morgan Stanley & Co. Incorporated................... B-1
APPENDIX C--Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.. C-1

                                    SUMMARY

  The following summary of certain information contained elsewhere in this Joint Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") does not purport to be complete and is qualified in its entirety by reference to the full text, including the Appendices attached hereto. As used in this Proxy Statement/Prospectus, "Columbia" refers to Columbia/HCA Healthcare Corporation (and its predecessor corporation) and "Healthtrust" refers to Healthtrust, Inc.-The Hospital Company, and, unless the context otherwise requires, such entities and their respective subsidiaries and affiliated partnerships. The information contained in this Proxy Statement/Prospectus with respect to Columbia and its affiliates has been supplied by Columbia, and the information with respect to Healthtrust and its affiliates has been supplied by Healthtrust. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus.

COLUMBIA

  Columbia is one of the largest health care services companies in the United States. At October 31, 1994, Columbia operated 167 general, acute care hospitals and 28 psychiatric hospitals in 26 states and two foreign countries. In addition, as part of its comprehensive health care networks, Columbia operates facilities that provide a broad range of outpatient and ancillary services. At October 31, 1994, Columbia operated more than 125 outpatient centers. For the year ended December 31, 1993, Columbia generated operating revenues of approximately $10.3 billion and income from continuing operations of $575 million.

  Columbia's primary objective is to provide to the markets it serves a comprehensive array of quality health care services in the most cost effective manner possible. Columbia's general, acute care hospitals usually provide a full range of services commonly available in hospitals to accommodate such medical specialties as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. Outpatient and ancillary health care services are provided by Columbia's general, acute care hospitals as well as at freestanding facilities operated by Columbia including outpatient surgery and diagnostic centers, rehabilitation facilities, home health care agencies and other facilities. In addition, Columbia operates psychiatric hospitals which generally provide a full range of mental health care services in inpatient, partial hospitalization and outpatient settings.

  On September 16, 1994, Columbia acquired Medical Care America, Inc. ("MCA") in a transaction accounted for as a purchase (the "MCA Merger"). On February 10, 1994, Columbia acquired HCA-Hospital Corporation of America ("HCA") in a transaction accounted for as a pooling of interests (the "HCA Merger"). On September 1, 1993, Columbia acquired Galen Health Care, Inc. ("Galen"), also in a pooling of interests transaction (the "Galen Merger"). Galen began operations as an independent publicly held corporation upon the distribution of all of its common stock (the "Spinoff") by its then 100% owner, Humana Inc. ("Humana"), on March 1, 1993.

  Columbia's principal executive offices are located at 201 West Main Street, Louisville, Kentucky 40202, and its telephone number at such address is (502) 572-2000. On January 10, 1995, Columbia announced that it is relocating its principal executive offices to One Park Plaza, Nashville, Tennessee 37203.

HEALTHTRUST

  Healthtrust is one of the largest providers of health care services in the United States, delivering a full range of inpatient, outpatient and other health care services principally through its affiliated hospitals. At October 31, 1994, Healthtrust operated 116 acute care hospitals, all of which are owned or leased by Healthtrust through its subsidiaries or joint venture arrangements. Healthtrust is also an investor, through joint ventures, in four other acute care hospitals. Healthtrust's affiliated hospitals are located in rural, suburban and urban communities in 22 southern and western states. Healthtrust's affiliated hospitals generally provide a full range of inpatient and outpatient health care services, including medical/surgical, diagnostic, obstetric, pediatric and emergency services. Many of Healthtrust's hospitals also offer certain specialty programs and services, including occupational medicine programs, home health care services, skilled nursing services, physical therapy programs, rehabilitation services, alcohol and drug dependency programs and selected mental health services. The health care services provided by each hospital are based upon the local demand for such services and the ability to provide such services on a competitive basis.

  Healthtrust has experienced consistent growth since it began operations through the acquisition of a group of hospitals and related assets (the "Healthtrust Formation") from Hospital Corporation of America (the predecessor to HCA) in September 1987. On May 5, 1994, Healthtrust acquired EPIC Holdings, Inc. ("EPIC") (and, together with its wholly owned subsidiary EPIC Healthcare Group, Inc., the "EPIC Entities") in a transaction accounted for as a purchase (the "EPIC Merger").

  Healthtrust's principal executive offices are located at 4525 Harding Road, Nashville, Tennessee 37205, and its telephone number at such address is (615) 383-4444.
SPECIAL MEETINGS OF STOCKHOLDERS

  This Proxy Statement/Prospectus relates to a Special Meeting of Stockholders of Columbia (the "Columbia Meeting") and a Special Meeting of Stockholders of Healthtrust (the "Healthtrust Meeting," and collectively with the Columbia Meeting, the "Meetings"). At the Meetings, the stockholders of each of Columbia and Healthtrust will consider and vote upon proposals to approve and adopt an Agreement and Plan of Merger dated as of October 4, 1994 (the "Merger Agreement") among Columbia, COL Acquisition Corporation, a wholly owned subsidiary of Columbia ("Columbia Sub"), and Healthtrust pursuant to which Columbia Sub would be merged with and into Healthtrust (the "Merger"). A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix A. Approval and adoption of the Merger Agreement by the stockholders of Columbia shall also constitute approval of the issuance of shares of Common Stock, $.01 par value, of Columbia ("Columbia Common Stock") in connection with the Merger. In addition, the stockholders of Columbia will consider and vote upon a proposal to amend Columbia's Restated Certificate of Incorporation to increase the size of the Board of Directors from 15 members to 18 members, to accommodate the addition of three Healthtrust nominees as directors of Columbia (the "Proposed Amendment").

  The Columbia Meeting will be held on Tuesday, February 28, 1995, at 9:00 a.m., Nashville, Tennessee time, at the offices of Columbia, One Park Plaza, Nashville, Tennessee. The record date for stockholders of Columbia entitled to notice of and to vote at the Columbia Meeting is as of the close of business on January 11, 1995. Voting rights for Columbia are vested in the holders of the Columbia Common Stock, with each share of Columbia Common Stock entitled to one vote on each matter coming before the stockholders. As of December 31, 1994, there were approximately 347,849,200 shares of Columbia Common Stock outstanding and approximately 11,420 holders of record. Holders of shares of Nonvoting Common Stock, $.01 par value, of Columbia (the "Columbia Nonvoting Common Stock" and collectively with the Columbia Common Stock, the "Columbia Shares") are not entitled to vote on either proposal being submitted at the Columbia Meeting.

  The Healthtrust Meeting will be held on Tuesday, February 28, 1995, at 9:00 a.m., Nashville, Tennessee time, at the Doubletree Hotel, 314 Fourth Avenue North, Nashville, Tennessee. The record date for stockholders of Healthtrust entitled to notice of and to vote at the Healthtrust Meeting is as of the close of business on January 11, 1995. Voting rights for Healthtrust are vested in the holders of the Common Stock, $.001 par value, of Healthtrust ("Healthtrust Common Stock"), with each share of Healthtrust Common Stock entitled to one vote on each matter coming before the stockholders. As of December 31, 1994, there were 90,895,540 shares of Healthtrust Common Stock outstanding and approximately 2,642 holders of record.
VOTES REQUIRED


  Columbia. The favorable vote of a majority of the shares of Columbia Common Stock present, in person or by proxy, at the Columbia Meeting will be necessary for approval and adoption of the Merger

Agreement. The favorable vote of the holders of 75% of the outstanding shares of Columbia Common Stock is required for the approval of the Proposed Amendment. Approval of the Proposed Amendment by the requisite vote of Columbia stockholders is not a condition to, and is not required for, consummation of the Merger. However, the Proposed Amendment will not be implemented unless the Merger is consummated. As of December 31, 1994, directors and executive officers of Columbia were beneficial owners of approximately 9.4% of the outstanding shares of Columbia Common Stock (excluding 838,493 shares which may be acquired upon exercise of options or other rights which are exercisable within 60 days of December 31, 1994).

  Healthtrust. The favorable vote of the holders of a majority of the outstanding shares of Healthtrust Common Stock is required for the approval and adoption of the Merger Agreement. As of December 31, 1994, directors and executive officers of Healthtrust were beneficial owners of approximately 3.0% of the outstanding shares of Healthtrust Common Stock (excluding 131,687 shares which may be acquired upon exercise of options or other rights which are exercisable within 60 days of December 31, 1994).

THE MERGER

  Conversion of Securities. Upon consummation of the transactions contemplated by the Merger Agreement, (a) Columbia Sub will be merged with and into Healthtrust (the "Merger") and (b) each issued and outstanding share of Healthtrust Common Stock will be converted into the right to receive 0.88 of a share of Columbia Common Stock (the "Exchange Ratio"). Fractional shares of Columbia Common Stock will not be issued in connection with the Merger. A holder otherwise entitled to a fractional share will be paid cash in lieu of such fractional share in an amount equal to the product of the Average Price (as defined) of a share of the Columbia Common Stock multiplied by the fraction of a share to which such holder would otherwise be entitled.

  Recommendations of the Boards of Directors. The Board of Directors of Columbia has approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement by the stockholders of Columbia. The Board of Directors of Columbia believes that the terms of the Merger are fair to and in the best interests of Columbia and its stockholders. The Board of Directors of Healthtrust has approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement by the stockholders of Healthtrust. The Board of Directors of Healthtrust believes that the terms of the Merger are in the best interests of Healthtrust and its stockholders.

  For a discussion of the factors considered by the respective Boards of Directors in reaching their decisions, see "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

  Opinions of Financial Advisors. On October 4, 1994, Morgan Stanley & Co. Incorporated ("Morgan Stanley") delivered its oral opinion to Columbia's Board of Directors to the effect that, based upon and subject to the matters presented to Columbia's Board of Directors and as set forth in its opinion, as of such date, the proposed consideration to be paid by Columbia pursuant to the Merger was fair to Columbia from a financial point of view. Morgan Stanley also confirmed such opinion by delivery of its written opinion dated as of October 4, 1994. A subsequent written opinion dated the date of this Proxy Statement/Prospectus was also delivered to the Board of Directors of Columbia, which opinion is substantially identical to the October 4, 1994 opinion.

  On October 4, 1994, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") delivered its oral opinion (subsequently confirmed by a written opinion dated such date) to Healthtrust's Board of Directors to the effect that, based on various considerations and assumptions and subject to its final review of the Merger Agreement, the Exchange Ratio was fair to the holders of Healthtrust Common Stock from a financial point of view. Merrill Lynch subsequently confirmed such opinion by delivery of its written opinion dated the date of this Proxy Statement/Prospectus.

  Copies of the full text of the written opinions of Morgan Stanley and Merrill Lynch, dated the date of this Proxy Statement/Prospectus, which set forth the assumptions made, procedures followed, matters considered and limits of their respective reviews, are attached to this Proxy Statement/Prospectus as Appendices B and C, respectively, and should be read carefully in their entirety. See "The Merger--Opinions of Financial Advisors."

  Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of Healthtrust with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of Healthtrust and the Board of Directors of Healthtrust have certain interests in the Merger that are in addition to the interests of stockholders of Healthtrust generally (including, without limitation, the adoption of severance agreements and the acceleration of stock options). See "The Merger--Interests of Certain Persons in the Merger," "The Merger Agreement--Benefit Plans" and "The Merger Agreement--Indemnification and Insurance."

  Governance. Following the consummation of the Merger and subject to the adoption of the Proposed Amendment, the Board of Directors of Columbia will consist of 18 members, comprised of the 15 current members plus the following three current directors of Healthtrust: R. Clayton McWhorter, Richard W. Hanselman and Donald S. MacNaughton. The Chairman of the Board of Columbia will be R. Clayton McWhorter, presently Chairman of the Board, Chief Executive Officer and President of Healthtrust, and the Vice Chairman of the Board of Columbia will be Thomas F. Frist, Jr., M.D., presently Chairman of the Board of Columbia. Richard L. Scott, presently President and Chief Executive Officer of Columbia, will continue in such positions. See "The Merger Agreement-- Governance."

  Conditions to the Merger. The obligations of Columbia and Healthtrust to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) obtaining requisite stockholder approvals, (ii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the absence of any material adverse change in the financial condition, business, operations or prospects of the other party, other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally, (iv) the absence of any injunction prohibiting consummation of the Merger, (v) the receipt of certain legal opinions with respect to the tax consequences of the Merger and (vi) the receipt of accountants' letters with respect to qualification of the Merger as a pooling of interests and customary "cold comfort" matters. See "The Merger--Certain Federal Income Tax Consequences," "The Merger--Accounting Treatment" and "The Merger Agreement-- Conditions."

  Effective Time of the Merger. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"), which certificate will be filed as promptly as practicable after the requisite stockholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived. Subject to the satisfaction (or waiver) of the other conditions to the obligations of Columbia and Healthtrust to consummate the Merger, it is presently expected that the Merger will be consummated immediately following the Meetings or as soon thereafter as such other conditions are satisfied.

  Exchange of Healthtrust Stock Certificates. Upon consummation of the Merger, each holder of a certificate or certificates representing shares of Healthtrust Common Stock ("Certificates") outstanding immediately prior to the Merger will, upon the surrender thereof (duly endorsed, if required) to a designated exchange agent (the "Exchange Agent"), be entitled to receive a certificate or certificates representing the number of whole shares of Columbia Common Stock into which such shares of Healthtrust Common Stock will have been automatically converted as a result of the Merger. After the consummation of the Merger, the Exchange Agent will mail a letter of transmittal with instructions to all holders of record of Healthtrust

Common Stock as of the Effective Time for use in surrendering their Certificates in exchange for certificates representing shares of Columbia Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. See "The Merger Agreement--Exchange Procedures."

  No Dissenters' Rights. Holders of Columbia Common Stock and Healthtrust Common Stock are not entitled to dissenters' rights in connection with either the Merger or the Proposed Amendment.

  Certain Federal Income Tax Consequences. The obligations of Healthtrust and Columbia to consummate the Merger are conditioned on the receipt of opinions of their respective counsel, Dewey Ballantine and Fried, Frank, Harris, Shriver & Jacobson, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If so treated, no gain or loss will be recognized by Healthtrust stockholders upon the receipt of Columbia Common Stock in exchange for Healthtrust Common Stock except with respect to cash received in lieu of a fractional interest in Columbia Common Stock. See "The Merger--Certain Federal Income Tax Consequences" and "The Merger Agreement--Conditions."

  Accounting Treatment. Both Columbia and Healthtrust believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. Consummation of the Merger is conditioned upon the receipt by each of Columbia and Healthtrust of a letter from their respective independent public accountants stating that the Merger, in their respective opinions, will qualify for pooling of interests accounting treatment. See "The Merger-- Accounting Treatment" and "The Merger Agreement--Conditions."

  Resale Restrictions. All shares of Columbia Common Stock received by Healthtrust stockholders in the Merger will be freely transferable, except that shares of Columbia Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Healthtrust at the time of the Healthtrust Meeting may be resold by them only in certain permitted circumstances. See "The Merger--Resale Restrictions."

  Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Healthtrust and Columbia, respectively, in a number of circumstances, which include, among others: (a) by the mutual consent of Healthtrust and Columbia by action of their respective Boards of Directors; (b) by action of the Board of Directors of either Healthtrust or Columbia if (i) the Merger shall not have been consummated by May 31, 1995, provided that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger, (ii) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by Healthtrust's stockholders shall not have been obtained at a stockholders' meeting duly convened for such purpose (or any adjournment thereof), (iii) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by Columbia's stockholders shall not have been obtained at a stockholders' meeting duly convened for such purpose (or any adjournment thereof) or (iv) a court or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement which shall have become final and nonappealable (provided that the terminating party used all reasonable efforts to remove such injunction, order or decree);
(c) by action of the Board of Directors of Healthtrust, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, the Board of Directors of Healthtrust determines that such termination is required by reason of an Alternative Proposal (hereinafter defined) being made for Healthtrust, (ii) there has been a breach by Columbia or Columbia Sub of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on Columbia and its subsidiaries taken as a whole, or (iii) there has been a material breach by Columbia of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach; or (d) by action of the Board of Directors of Columbia, if (i) the Board of Directors of Healthtrust shall have withdrawn or modified in a manner materially adverse to Columbia its approval or recommendation of the Merger or shall have recommended an Alternative Proposal to Healthtrust stockholders, (ii) there has been a breach by Healthtrust of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on Healthtrust and its subsidiaries taken as a whole, or (iii) there has been a material breach by Healthtrust of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach. See "The Merger Agreement--Termination."

  Termination Fee. If any person makes an Alternative Proposal for Healthtrust and the Merger Agreement is thereafter terminated by either party (other than pursuant to the breach of the Merger Agreement by Columbia), Healthtrust is required to pay Columbia a fee of $100,000,000. See "The Merger Agreement-- Termination Fee."

  Regulatory Approval. Under the HSR Act, the Merger cannot be consummated until notifications and certain information have been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Columbia and Healthtrust each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on October 21, 1994. Since a request from the FTC for additional information and documentary material was timely received by both Columbia and Healthtrust, the waiting period will not terminate until 20 days after Columbia and Healthtrust have each "substantially complied" (as such term is defined under the HSR Act) with such request unless the FTC voluntarily terminates the waiting period prior to substantial compliance. While Columbia and Healthtrust are in the process of complying with such request, they have not to date "substantially complied." In addition, certain states in which Columbia and Healthtrust operate are investigating the competitive impact of the Merger in such states. See "The Merger--Regulatory Approval."

  New York Stock Exchange Listing. The Columbia Common Stock is listed on the New York Stock Exchange (the "NYSE"). The obligations of Columbia and Healthtrust to consummate the Merger are subject to the condition that the Columbia Common Stock to be issued to Healthtrust stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

                       SELECTED HISTORICAL FINANCIAL DATA

  Set forth below are selected historical financial data of Columbia and Healthtrust which are based upon the historical consolidated financial statements of Columbia and Healthtrust. The following data should be read in conjunction with the respective consolidated financial statements incorporated by reference in this Proxy Statement/Prospectus.

  The selected historical financial data coincides with the respective annual reporting periods of Columbia (December 31) and Healthtrust (August 31). It is anticipated that upon consummation of the Merger, the fiscal year of the combined company will be December 31. Accordingly, historical financial statements of the combined company subsequent to the Merger will reflect the financial information of Healthtrust on a calendar year basis. See "The Merger--Accounting Treatment" and "Unaudited Pro Forma Condensed Combined Financial Statements."

                      COLUMBIA/HCA HEALTHCARE CORPORATION
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                            FOR THE NINE
                            MONTHS  ENDED
                            SEPTEMBER 30,          FOR THE YEARS ENDED DECEMBER 31,
                          ------------------  ----------------------------------------------
                          1994 (A)    1993      1993      1992      1991      1990     1989
                          --------  --------  --------  --------  --------  --------  ------
SUMMARY OF OPERATIONS:
Revenues................  $  8,195  $  7,681  $ 10,252  $  9,932  $  9,598  $  8,641  $7,724
                          --------  --------  --------  --------  --------  --------  ------
Salaries, wages and
 benefits...............     3,335     3,155     4,215     4,112     3,976     3,510   3,066
Supplies................     1,254     1,251     1,664     1,613     1,467     1,314   1,135
Other operating
 expenses...............     1,533     1,413     1,893     1,849     1,739     1,586   1,483
Provision for doubtful
 accounts...............       470       410       542       515       508       444     407
Depreciation and
 amortization...........       440       414       554       541       524       499     468
Interest expense........       182       251       321       401       597       694     667
Investment income.......       (50)      (45)      (66)      (81)      (64)      (69)   (103)
Non-recurring
 transactions...........       159       151       151       439       300        22     (10)
                          --------  --------  --------  --------  --------  --------  ------
                             7,323     7,000     9,274     9,389     9,047     8,000   7,113
                          --------  --------  --------  --------  --------  --------  ------
Income from continuing
 operations before
 minority interests and
 income taxes...........       872       681       978       543       551       641     611
Minority interests in
 earnings of
 consolidated entities..        13        10         9        10         9         4       4
                          --------  --------  --------  --------  --------  --------  ------
Income from continuing
 operations before
 income taxes...........       859       671       969       533       542       637     607
Provision for income
 taxes..................       341       272       394       294       189       240     223
                          --------  --------  --------  --------  --------  --------  ------
Income from continuing
 operations.............       518       399       575       239       353       397     384
Income (loss) from
 operations of
 discontinued health
 plan segment, net of
 income taxes (benefit).         -        16        16      (125)       16        (6)    (18)
Extraordinary loss on
 extinguishment of debt,
 net of income tax
 benefit................      (115)      (84)      (84)        -         -         -      (9)
Cumulative effect on
 prior years of a change
 in accounting for
 income taxes...........         -         -         -        51         -         -       -
                          --------  --------  --------  --------  --------  --------  ------
 Net income.............  $    403  $    331  $    507  $    165  $    369  $    391  $  357
                          ========  ========  ========  ========  ========  ========  ======
Earnings per common and
 common equivalent share
 (b):
 Income from continuing
  operations............  $   1.50  $   1.18  $   1.70  $    .73  $   1.20  $   1.28
 Income (loss) from
  operations of
  discontinued health
  plan segment..........         -       .04       .04      (.39)      .05      (.02)
 Extraordinary loss on
  extinguishment of
  debt..................      (.33)     (.24)     (.24)        -         -         -
 Cumulative effect on
  prior years of a
  change in accounting
  for income taxes......         -         -         -       .16         -         -
                          --------  --------  --------  --------  --------  --------
 Net income.............  $   1.17  $    .98  $   1.50  $    .50  $   1.25  $   1.26
                          ========  ========  ========  ========  ========  ========
Shares used in earnings
 per common and common
 equivalent share
 computations (in
 thousands) (b).........   344,954   338,744   339,222   328,564   279,954   262,552
Net cash provided by
 continuing operations..  $    985  $  1,042  $  1,298  $  1,287  $  1,257  $  1,191  $  919
Cash dividends per
 common share...........       .09       .03       .06         -         -         -       -

                                                      DECEMBER 31,
                           SEPTEMBER 30, ---------------------------------------
                             1994 (A)     1993    1992    1991    1990    1989
                           ------------- ------- ------- ------- ------- -------
FINANCIAL POSITION:
Assets...................     $11,839    $10,216 $10,347 $10,843 $10,391 $10,461
Working capital..........         801        573     606     635     482     379
Long-term debt, including
 amounts due within one
 year....................       3,758      3,698   3,656   5,158   5,139   6,022
Minority interests in
 equity of consolidated
 entities................         204         57      31      23      16      10
Cumulative exchangeable
 preferred stock.........           -          -       -       -     401     348
Common stockholders'
 equity..................       4,848      3,471   3,691   2,822   2,099   1,585

                             FOR THE NINE
                             MONTHS ENDED
                             SEPTEMBER 30,              FOR THE YEARS ENDED DECEMBER 31,
                          --------------------  -----------------------------------------------------
                          1994 (A)     1993       1993       1992       1991       1990       1989
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
Number of hospitals at
 end of period..........        195        191        193        200        219        221        218
Weighted average
 hospital bed capacity..     42,249     41,288     41,263     40,608     42,437     42,264     41,452
Average daily census....     18,675     18,967     18,702     19,253     21,255     21,351     21,155
Occupancy...............         44%        46%        45%        47%        50%        51%        51%
Admissions..............    890,500    871,300  1,158,400  1,161,100  1,189,700  1,174,700  1,139,300
Length of stay..........        5.7        5.9        5.9        6.1        6.5        6.6        6.8
Emergency room visits...  2,415,700  2,363,000  3,139,700  3,042,900  3,028,600  2,894,800  2,756,900
Outpatient revenues as a
 percentage of
 patient revenues.......         26%        24%        27%        26%        24%        22%        21%

--------
(a) The selected historical consolidated financial data includes the effect of the MCA Merger since Columbia's acquisition of MCA in September 1994.
(b) Earnings per common and common equivalent share are not presented for periods prior to the initial public offering of common stock of Columbia in May 1990. Earnings per common and common equivalent share include the effect of preferred stock dividend requirements totaling $18 million in 1991 and $63 million in 1990. Fully diluted earnings per common and common equivalent share are not presented because such amounts approximate earnings per common and common equivalent share.

                     HEALTHTRUST, INC.-THE HOSPITAL COMPANY
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                               AS OF AND FOR THE YEARS ENDED AUGUST 31,
                             -------------------------------------------------
                             1994 (A)     1993       1992      1991     1990
                             ---------  ---------  ---------  -------  -------
SUMMARY OF OPERATIONS (B):
Revenues...................  $   2,970  $   2,395  $   2,265  $ 2,026  $ 1,857
                             ---------  ---------  ---------  -------  -------
Salaries, wages and
 benefits..................      1,216        976        938      923      899
Supplies...................        405        347        326      292      271
Other operating expenses...        582        463        445      400      370
Provision for doubtful
 accounts..................        196        146        137      124      113
Depreciation and
 amortization..............        166        133        128      121      119
Interest expense...........        114        100        120      153      161
Investment income..........         (8)        (8)        (9)     (22)      (9)
                             ---------  ---------  ---------  -------  -------
                                 2,671      2,157      2,085    1,991    1,924
                             ---------  ---------  ---------  -------  -------
Income (loss) before
 minority interests and
 income taxes..............        299        238        180       35      (67)
Minority interests in
 earnings of consolidated
 entities..................         10         12         15       13        8
                             ---------  ---------  ---------  -------  -------
Income (loss) before income
 taxes.....................        289        226        165       22      (75)
Provision for income taxes.        116         91         72       15      (22)
                             ---------  ---------  ---------  -------  -------
Income (loss) before
 extraordinary item........        173        135         93        7      (53)
Extraordinary loss on
 extinguishment of debt,
 net of income tax benefit.          -        (13)      (136)       -       (6)
                             ---------  ---------  ---------  -------  -------
Net income (loss)..........        173        122        (43)       7      (59)
Dividends paid and discount
 accretion on preferred
 stock (c).................          -          -         25       77       66
                             ---------  ---------  ---------  -------  -------
 Net income (loss) to
  common stockholders......  $     173  $     122  $     (68) $   (70) $  (125)
                             =========  =========  =========  =======  =======
Earnings (loss) per common
 and common equivalent
 share:
 Income (loss) before
  extraordinary item.......  $    1.98  $    1.62  $     .90  $ (1.15) $ (2.03)
 Extraordinary loss on
  extinguishment of debt...          -       (.16)     (1.78)       -     (.10)
                             ---------  ---------  ---------  -------  -------
 Net income (loss) to
  common stockholders......  $    1.98  $    1.46  $    (.88) $ (1.15) $ (2.13)
                             =========  =========  =========  =======  =======
Shares used in earnings per
 common and common
 equivalent share
 computations (in
 thousands)................     87,444     83,541     76,769   60,409   58,534
Net cash provided by
 operations................  $     369  $     365  $     430  $   321  $   349
FINANCIAL POSITION:
Assets.....................  $   3,967  $   2,537  $   2,380  $ 2,445  $ 2,294
Working capital............        283        219        245      390      310
Long-term debt, including
 amounts due within one
 year......................      1,785      1,049      1,109    1,221    1,226
Minority interests in
 equity of consolidated
 entities..................         17         14         21       21       21
Redeemable preferred stock
 (c).......................          -          -          -      576      500
Common stockholders'
 equity....................      1,026        656        531       88       42
OPERATING DATA:
Number of hospitals at end
 of period.................        116         81         81       85       86
Weighted average licensed
 beds......................     12,466     11,233     11,374   11,607   12,022
Average daily census.......      4,747      4,223      4,416    4,543    4,911
Occupancy..................         38%        38%        39%      39%      41%
Admissions.................    333,200    284,606    291,599  293,344  307,758
Length of stay.............        5.2        5.4        5.5      5.7      5.8
Emergency room visits......  1,288,377  1,065,626  1,015,708  958,642  972,678
Outpatient revenues as a
 percentage of patient
 revenues..................         34%        31%        30%      27%      24%

--------
(a) The selected historical consolidated financial data includes the effect of the EPIC Merger since Healthtrust's acquisition of EPIC in May 1994.
(b) Certain amounts have been reclassified to conform to classifications in Columbia's Summary of Operations.
(c) The redeemable preferred stock (which was held by Columbia) was retired as a component of Healthtrust's 1991 recapitalization.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following selected unaudited pro forma combined financial data are presented assuming the Merger will be accounted for as a pooling of interests. The Financial Position data reflect the combined historical data of Columbia at September 30, 1994 and Healthtrust at August 31, 1994 (Healthtrust fiscal year end). The Summary of Operations data for the years ended December 31, 1992 and 1991, and for the nine months ended September 30, 1993 reflect the historical data of Columbia for such periods combined with historical operating results of Healthtrust for the twelve months ended November 30, 1992 and 1991 and the nine months ended August 31, 1993, respectively. As described more fully in the notes accompanying the unaudited pro forma condensed combined financial statements, the Summary of Operations data for the year ended December 31, 1993 and for the nine months ended September 30, 1994 reflect the historical operating results of Columbia (pro forma adjusted for the MCA Merger) for such periods combined with the historical operating results of Healthtrust (pro forma adjusted for the EPIC Merger) for the twelve months ended November 30, 1993 and the nine months ended August 31, 1994, respectively. The unaudited pro forma combined financial data do not reflect expenses expected to be incurred by Columbia and Healthtrust in connection with the Merger or the effect of cost savings, if any, which may be realized after the consummation of the Merger. See "Unaudited Pro Forma Condensed Combined Financial Statements."

 COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                FOR THE NINE
                                MONTHS ENDED          FOR THE YEARS ENDED
                               SEPTEMBER 30,              DECEMBER 31,
                           ----------------------  ----------------------------
                               1994        1993      1993      1992      1991
                           ------------- --------  --------  --------  --------
SUMMARY OF OPERATIONS:
Revenues.................    $ 11,303    $  9,473  $ 14,111  $ 12,216  $ 11,686
                             --------    --------  --------  --------  --------
Operating expenses.......       8,434       7,153    10,652     9,299     8,827
Provision for doubtful
 accounts................         668         522       791       652       636
Depreciation and
 amortization............         630         514       796       670       647
Interest expense.........         307         326       495       508       750
Investment income........         (57)        (50)      (85)      (89)      (84)
Non-recurring
 transactions............         159         151       206       532       521
                             --------    --------  --------  --------  --------
                               10,141       8,616    12,855    11,572    11,297
                             --------    --------  --------  --------  --------
Income from continuing
 operations before
 minority interests and
 income taxes............       1,162         857     1,256       644       389
Minority interests in
 earnings of consolidated
 entities................          42          19        52        24        23
                             --------    --------  --------  --------  --------
Income from continuing
 operations before income
 taxes...................       1,120         838     1,204       620       366
Provision for income
 taxes...................         452         339       505       336       153
                             --------    --------  --------  --------  --------
Income from continuing
 operations..............    $    668    $    499  $    699  $    284  $    213
                             ========    ========  ========  ========  ========
Earnings per common and
 common equivalent share.    $   1.50    $   1.21  $   1.58  $    .72  $    .64
                             ========    ========  ========  ========  ========
Shares used in earnings
 per common and common
 equivalent share
 computations (in
 thousands)..............     445,210     412,380   443,341   393,119   333,001
                           SEPTEMBER 30,
                               1994
                           -------------
FINANCIAL POSITION:
Assets...................    $ 15,818
Working capital..........       1,084
Long-term debt, including
 amounts due within one
 year....................       5,543
Minority interests in
 equity of consolidated
 entities................         221
Common stockholders'
 equity..................       5,849

                           COLUMBIA    HEALTHTRUST PRO FORMA HEALTHTRUST EQUIVALENT
                          HISTORICAL   HISTORICAL  COMBINED      PRO FORMA (A)
                          ----------   ----------- --------- ----------------------
COMPARATIVE PER SHARE
 DATA:
Earnings per common and
 common equivalent share
 from continuing
 operations:
 Nine months ended
  September 30:
  1994..................    $ 1.50 (b)   $ 1.52     $ 1.50           $ 1.32
  1993..................      1.18 (c)     1.22       1.21             1.06
 Years ended December
  31:
  1993..................      1.70 (c)     1.68       1.58             1.39
  1992..................       .73 (d)     1.27        .72              .63
  1991..................      1.20 (e)      .40        .64              .56
Dividends per common
 share:
 Nine months ended
  September 30, 1994....       .09            -        .09              .08
 Year ended December 31,
  1993..................       .06 (f)        -        .06              .05
Book value per common
 share as of:
 September 30, 1994.....     13.39        11.30      13.24            11.65
 December 31, 1993......     10.31         8.58      10.16             8.94

--------

(a) Healthtrust equivalent pro forma per share amounts are calculated by multiplying the respective pro forma combined per share amounts by the Exchange Ratio.
(b) Includes $102 million ($.30 per share) of costs related primarily to the HCA Merger.
(c) Includes $98 million ($.29 per share) of costs related primarily to the Galen Merger.
(d) Includes $358 million ($1.09 per share) of costs incurred in connection with the Spinoff and the restructuring of certain psychiatric hospital operations (including the planned divestiture of 22 psychiatric hospitals and certain other facilities) and a gain on the sale of an investment in Healthtrust Common Stock.
(e) Includes $161 million ($.58 per share) of charges related to the acceleration of vesting of stock options and the establishment of exercise prices at levels substantially less than the then fair value of the underlying common stock, the writedown to net realizable value of certain divested hospitals and other properties, and a gain on the sale of an investment in preferred stock and warrants of Healthtrust.
(f) In September 1993, Columbia initiated a regular quarterly dividend of $.03 per Columbia Share.

COMPARATIVE MARKET DATA

  The Columbia Common Stock has been primarily traded on the NYSE (symbol "COL") since July 14, 1993. Prior to that date, the Columbia Common Stock was traded through the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS"). The Healthtrust Common Stock has been primarily traded on the NYSE (symbol "HTI") since December 13, 1991 (the date on which such shares commenced public trading). The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the NYSE Composite Tape or NASDAQ/NMS, as appropriate, for the Columbia Common Stock and the Healthtrust Common Stock. The information with respect to NASDAQ/NMS quotations was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions and may not represent actual transactions.

                                                      COLUMBIA     HEALTHTRUST
                                                    COMMON STOCK  COMMON STOCK
                                                    ------------- -------------
                                                     HIGH   LOW    HIGH   LOW
                                                    ------ ------ ------ ------
   1993:
     First Quarter................................. $24.50 $16.25 $19.50 $12.50
     Second Quarter................................  27.75  19.25  19.38  15.38
     Third Quarter.................................  31.00  25.38  22.38  18.88
     Fourth Quarter................................  33.88  27.00  27.25  21.63
   1994:
     First Quarter.................................  45.25  33.25  32.88  25.75
     Second Quarter................................  43.00  36.50  31.63  27.75
     Third Quarter.................................  44.00  38.25  32.88  26.63
     Fourth Quarter................................  43.75  33.50  36.00  28.75
   1995:
     First Quarter (through January 9).............  37.75  35.38  32.75  30.38

  The last reported sale prices per share of Columbia Common Stock and Healthtrust Common Stock on October 4, 1994, the last trading day preceding public announcement of the Merger, were $42.75 and $32.00, respectively. Based on such closing sale price of Columbia Common Stock, the market value of 0.88 of a share of Columbia Common Stock was $37.62. On January 9, 1995, the closing sale price per share of Columbia Common Stock was $37.75 and the closing sale price per share of Healthtrust Common Stock was $32.75. Based on such closing sale price of Columbia Common Stock, the market value of 0.88 of a share of Columbia Common Stock was $33.22.

  Because the Exchange Ratio is fixed and because the market price of Columbia Common Stock is subject to fluctuation, the market value of the shares of Columbia Common Stock that holders of Healthtrust Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COLUMBIA COMMON STOCK AND THE HEALTHTRUST COMMON STOCK.

  In September 1993, Columbia initiated a regular quarterly dividend of $.03 per Columbia Share. Prior to that time, Columbia did not pay any cash dividends. No dividends have been declared or paid on the Healthtrust Common Stock since Healthtrust's incorporation.

DIVIDEND POLICY

  While it is the present intention of the Columbia Board of Directors to continue paying a quarterly dividend of $.03 per Columbia Share, the declaration and payment of future dividends by Columbia will be at the discretion of the Columbia Board of Directors and will depend upon many factors, including Columbia's earnings, financial condition, business needs, capital and surplus and regulatory considerations.

CERTAIN CONSIDERATIONS

  See "Certain Considerations" with respect to factors which should be considered in evaluating the Merger.

THE PROPOSED AMENDMENT

  In connection with the Merger, the Board of Directors of Columbia has approved the Proposed Amendment, and recommends a vote FOR approval and adoption of the Proposed Amendment by the stockholders of Columbia. Pursuant to the Proposed Amendment, Columbia's Restated Certificate of Incorporation would be amended to increase the size of the Board of Directors from 15 to 18 members, to accommodate the addition of three Healthtrust nominees as directors of Columbia. Approval of the Proposed Amendment by the requisite vote of Columbia stockholders is not a condition to, and is not required for, consummation of the Merger. However, the Proposed Amendment will not be implemented unless the Merger is consummated. See "The Proposed Amendment."

RECENT DEVELOPMENTS

  On December 21, 1994, Healthtrust announced operating results for the first quarter ended November 30, 1994. Such operating results are unaudited and are not necessarily indicative of the results that may be expected for Healthtrust in the future. Summary operating results of Healthtrust for the three months ended November 30, 1994 and 1993 are presented below (dollars in millions except per share amounts).

                                                             THREE MONTHS ENDED
                                                                NOVEMBER 30,
                                                             -------------------
                                                               1994      1993
                                                             --------- ---------
   Revenues................................................  $     970 $     622
   Income before income taxes..............................         84        65
   Net income..............................................         50        39
   Earnings per common and common equivalent share.........       0.54      0.46
   Shares used in earnings per common and common equivalent
    share computations (in thousands)......................     92,634    84,426

                             CERTAIN CONSIDERATIONS

  The following factors should be considered carefully by the stockholders of Columbia and Healthtrust in connection with voting upon the Merger.

COMPETITION; IMPACT OF MANAGED CARE ORGANIZATIONS

  The health care business is highly competitive and competition among hospitals and other health care providers for patients has intensified in recent years. During this period, U.S. hospital occupancy rates have declined as a result of cost containment pressures, changing technology, changes in government regulation and reimbursement and changes in physician practice patterns from inpatient to outpatient treatment. In many geographic areas in which Columbia and Healthtrust operate, there are other hospitals, outpatient surgery and diagnostic centers and other facilities that provide most of the services offered by Columbia's and Healthtrust's hospitals. Certain of these competing facilities offer services, including extensive medical research and medical education programs, which are not offered by many of Columbia's or Healthtrust's hospitals. In addition, hospitals owned by governmental agencies or other tax-exempt entities benefit from endowments, charitable contributions, tax-exempt financing and exemption from sales, property and income taxes, which advantages are not available to Columbia's and Healthtrust's hospitals.

  The competitive positions of Columbia's and Healthtrust's hospitals also have been, and will continue to be, affected by the increasing number of initiatives undertaken during the past several years by major purchasers of health care, including federal and state governments, insurance companies and employers, to revise payment methodologies and monitor health care expenditures in order to contain health care costs. As a result of these initiatives, managed care organizations (including health maintenance and preferred provider organizations), which offer prepaid and discounted medical services packages, represent an increasing segment of health care payors, the effect of which has been to reduce hospital revenue growth nationwide.

LIMITS ON REIMBURSEMENT

  A significant portion of Columbia's and Healthtrust's revenue is derived from the Medicare program, which is highly regulated and subject to frequent and substantial changes. In recent years, fundamental changes in the Medicare program (including the implementation of a prospective payment system for inpatient services at medical/surgical hospitals) have resulted in reduced levels of payment for a substantial portion of hospital procedures and costs. Certain existing payment programs are scheduled to be revised in the future which will likely result in further reductions in payment levels. Medicare programs that currently are on a cost reimbursement basis, such as outpatient and psychiatric hospital services, may be changed to a prospective payment basis in the future. Additionally, hospitals have experienced increasing pressures from private payors attempting to control health care costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review, and greater enrollment in managed care programs such as health maintenance organizations and preferred provider organizations. Management of Columbia believes that hospital operating margins have been, and may continue to be, under significant pressure because of deterioration in inpatient volumes and changes in payor mix, and growth in operating expenses in excess of the increase in prospective payments under the Medicare program.

EXTENSIVE REGULATION

  The health care industry, including hospitals, is subject to extensive federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and prices for services, and there can be no assurance that future regulatory changes will not have an adverse impact on Columbia, Healthtrust and the combined company. In particular, Medicare and Medicaid antifraud and abuse amendments codified under Section 1128B(b) of the Social Security Act (the "Antifraud Amendments") prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid. Sanctions for violating the Antifraud

Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the U.S. Department of Health and Human Services has issued regulations which describe some of the conduct and business relationships permissible under the Antifraud Amendments (the "Safe Harbors"). In addition, certain provisions of Section 1877 of the Social Security Act, commonly known as the "Stark Bill," have been amended to significantly broaden the scope of prohibited self-referrals thereunder. Certain of Columbia's and Healthtrust's current arrangements with physicians, including joint ventures, do not qualify for the Safe Harbors. Although Columbia and Healthtrust exercise care in an effort to structure their arrangements with physicians to comply in all material respects with these laws, there can be no assurance that (i) government officials charged with responsibility for enforcing such laws will not assert that Columbia, Healthtrust or the combined company following the Merger (or certain transactions in which any of them are involved) are in violation thereof or
(ii) such statute will ultimately be interpreted by the courts in a manner consistent with Columbia's or Healthtrust's interpretation.

HEALTH CARE REFORM

  In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system, either nationally or at the state level. Among the proposals under consideration are cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan that would cover all citizens. The costs of certain proposals would be funded in significant part by reductions in payments by governmental programs, including Medicare and Medicaid, to health care providers such as hospitals. There can be no assurance that health care proposals adverse to the business of Columbia, Healthtrust or the combined company following the Merger will not be adopted. While the obligation of each of Columbia and Healthtrust to consummate the Merger is subject to the condition, among others, that from October 4, 1994 until the Effective Time no change occur in the financial condition, business, operations or prospects of the other party that would have or would be reasonably likely to have a material adverse effect on such other party, this condition does not apply to changes in conditions, including economic or political developments, applicable to the health care industry generally. See "The Merger Agreement--Conditions."

INTEGRATION OF THE BUSINESSES

  The Merger involves the integration of two companies that have previously operated independently. There can be no assurance that Columbia will not encounter difficulties in integrating the operations of Healthtrust with those of Columbia or that the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the combined company's business, operating results or financial condition. Furthermore, there can be no assurance that the operations, managements and personnel of the two companies will be compatible or that Columbia or Healthtrust will not experience the loss of key personnel. Among the factors considered by the Boards of Directors of Columbia and Healthtrust in connection with their approval of the Merger Agreement were the opportunities for economies of scale and operating efficiencies that should result from the Merger. While Columbia and Healthtrust expect to achieve annual savings in operating costs as a result of the Merger (including, without limitation, integration of office facilities, information systems and support functions and the combined purchasing power of the two companies) of approximately $125 million annually, there can be no assurances that these savings will be realized.

  In connection with the consummation of the Merger, Columbia intends to refinance Healthtrust's $1.2 billion credit facility (the "Healthtrust Credit Facility") (under which $706 million was outstanding as of December 31, 1994). Columbia has not determined the source of funds for such refinancing, which may include, among other things, additional borrowings under Columbia's existing $2.25 billion credit facility

(under which $3 million was outstanding as of December 31, 1994) and additional issuances of commercial paper and other debt securities. As of December 31, 1994, Columbia had approximately $1.6 billion of commercial paper borrowings outstanding. It is Columbia's policy to maintain borrowing capacity under its credit facility equal to at least the amount of commercial paper outstanding. Consummation of the Merger is not conditioned upon the Healthtrust Credit Facility being refinanced. In the event the Healthtrust Credit Facility is not refinanced as of the Effective Time, the terms of such facility would need to be amended to permit the consummation of the Merger. In addition, under the terms of the indentures under which $1 billion of subordinated notes of Healthtrust (the "Notes") are outstanding, the surviving corporation in the Merger (Healthtrust) may, under certain circumstances, be required to offer to purchase the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, during specified periods following the Effective Time (the "Change of Control Offers"). Although Columbia believes it has sufficient financial resources to refinance the Healthtrust Credit Facility and any Notes tendered in the Change of Control Offers (if required) on terms not materially less advantageous to Columbia than the Healthtrust debt being refinanced, there can be no assurances in this regard. Although the amount of the charge that would be incurred by Columbia in connection with the possible refinancings of Healthtrust debt is contingent upon various market conditions at the time of the transactions, Columbia anticipates that such after-tax charge may approximate as much as $60 million.

DEPENDENCE ON KEY PERSONNEL

  Columbia is dependent upon the continued services and management experience of Richard L. Scott and other executive officers. If Mr. Scott or any of such other executive officers were to leave Columbia, Columbia's operating results could be adversely affected. In addition, Columbia's continued growth depends on its ability to attract and retain skilled employees, on the ability of its officers and key employees to manage growth successfully and on Columbia's ability to attract and retain physicians at its hospitals.

PROFESSIONAL LIABILITY RISKS

  As is typical in the health care industry, Columbia and Healthtrust are subject to claims and legal actions by patients and others in the ordinary course of business. Columbia, through two wholly-owned subsidiaries, insures substantially all of its professional and general liability risks. Subject to various deductibles, Columbia's hospitals are insured by these insurance subsidiaries for losses of up to $25 million per occurrence for the former HCA hospitals and up to $5 million per occurrence for the former Columbia Hospital Corporation and Galen hospitals. Columbia currently carries general and professional insurance from unrelated commercial carriers for losses in excess of amounts insured by its insurance subsidiaries. At the present time, and subject to certain exceptions, Healthtrust is self-insured for professional and general liability risks. While Columbia's professional and other liability insurance has been adequate to provide for liability claims in the past, there can be no assurance that such insurance will continue to be adequate. If actual payments of claims with respect to liabilities insured by Columbia through its subsidiaries exceed anticipated payments of claims, the results of operations and cash flow of Columbia could be adversely affected.

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Restated Certificate of Incorporation and Bylaws of Columbia may make an unsolicited acquisition of control of Columbia more difficult or expensive. Furthermore, Columbia has adopted a stockholder rights plan which may also make an unsolicited acquisition of Columbia more difficult or expensive. See "Description of Columbia Capital Stock."
PENDING HCA TAX LITIGATION; SPINOFF TAX RULING

  As a result of examinations by the Internal Revenue Service (the "IRS") of HCA's federal income tax returns, HCA received statutory notices of deficiency for the years 1981 through 1988. HCA has filed petitions in the U.S. Tax Court opposing these claimed deficiencies. Additionally, the IRS completed its examination for the years 1989 and 1990 and has issued proposed adjustments, which HCA has protested. In the aggregate, the IRS is claiming additional taxes of $516 million and interest of approximately $864 million through September 30, 1994. In addition to disputing the IRS's positions, HCA is claiming refunds of $51 million and interest through September 30, 1994 of $100 million. Management of Columbia is of the opinion that HCA has properly reported its income and paid its taxes in accordance with applicable laws and in accordance with agreements established with the IRS during previous examinations. In Columbia management's opinion, the final outcome from the IRS's examinations of prior years' income taxes will not have a material adverse effect on the results of operations or financial position of Columbia. If all or the majority of the positions of the IRS are upheld, however, the financial position, results of operations and liquidity of Columbia would be materially adversely affected.

  Certain actions or events both in and beyond the control of Columbia could render the Spinoff or certain related transactions taxable. In connection with the Spinoff, Humana received rulings from the IRS to the effect, among other things, that the Spinoff was tax-free under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). Prior to the Galen Merger, Galen received a supplemental tax ruling that the Galen Merger would not alter such tax rulings. Although generally binding on the IRS, each of the tax rulings and the supplemental tax ruling is subject to the accuracy of certain factual representations and assumptions contained in the ruling requests made by Humana and Galen. While Columbia is not aware of any present facts or circumstances which would cause such representations and assumptions to be inaccurate, there can be no assurance in this regard. Each of Galen and Humana would be liable for the full amount of any tax if the Spinoff were held taxable, although as between Galen and Humana, Galen would be liable for approximately 61% of that tax under a Tax Sharing and Indemnification Agreement entered into in connection with the Spinoff (unless the Spinoff became taxable by reason of actions or events deemed to be in the control of Galen, in which event Galen would be responsible for 100% of such tax).

PENDING MCA SECURITIES LITIGATION

  A class action, In re Medical Care America, Inc. Securities Litigation, is pending in the United States District Court for the Northern District of Texas, Dallas Division (Civil Action No. 3-92-CV-1996-R). A class has been certified by the Court consisting of all persons who owned securities of Medical Care America, Inc. ("MCA") at the close of trading on September 24, 1992 and who acquired those securities either in purchases in the open market following the September 9, 1992 merger of Medical Care International, Inc. ("MCI") and Critical Care America, Inc. ("CCA") forming MCA or through exchange of their securities in said companies pursuant to the merger, and who allegedly sustained damages as a result of such purchases, subject to certain exclusions (the "Class Members"). The named defendants include MCA, MCI, CCA as well as certain officers and/or directors of MCA, MCI or CCA. The plaintiffs seek to recover damages sustained by Class Members as a result of alleged violations by the defendants of Section 11 of the Securities Act and Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. In addition, the complaint asserts claims under the state law of Texas which have not been certified for class treatment at the present time, without prejudice to any party's rights regarding certification of such claims in the future. The complaint alleges a course of conduct in which the defendants knowingly or recklessly failed to state material information and released false and misleading information to the investing public, regarding the earnings, profitability and business prospects of MCA and of MCI and CCA prior to their merger. The plaintiffs allege that, as a result of this false and misleading information, the market price of MCA securities was artificially inflated throughout the class period. The plaintiffs further allege that, upon the dissemination on September 25, 1992 of the true facts concerning MCA's earnings, profitability and business prospects, the market price of MCA Common Stock dropped precipitously, resulting in a significant market loss of over $1 billion, and causing damages to plaintiffs and the other Class Members. The litigation has been tentatively settled for $60 million. The settlement is subject to the approval of the court as well as a majority of the Class Members. This settlement will not have any effect on earnings since this amount was reflected in the purchase price allocation with respect to Columbia's acquisition of MCA.

ERISA MATTERS

  In connection with the Healthtrust Formation in 1987, Healthtrust's Employee Stock Ownership Plan (the "ESOP") purchased approximately 50.9 million shares of Healthtrust Common Stock for $810 million. The purchase price was based on the determination of the committee administering the ESOP (the "ESOP

Committee") as to the fair market value of such shares at that time. Based on such determination, and subject to limitations contained in the Code, Healthtrust has claimed income tax deductions for contributions to the ESOP for the years to which such contributions relate. Contributions to the ESOP were used by the ESOP to pay interest and principal on the loans owed to Healthtrust. These payments were in turn used by Healthtrust to pay interest and principal on the ESOP term loans under a Healthtrust bank credit agreement and certain other indebtedness related to the ESOP. As a result, Healthtrust was effectively able to obtain a deduction for principal, as well as interest payments, on ESOP-related borrowings. If the ESOP Committee's determination of fair market value was incorrect, Healthtrust's contribution to the ESOP might not be fully deductible, which could have a material adverse effect on Healthtrust and on the combined company following the Merger.

  It was intended that qualified holders of the ESOP term loans and the other indebtedness incurred in connection with the ESOP be entitled to exclude from taxable income 50% of the interest received on such indebtedness. In addition, the loans to the ESOP and the purchase of Healthtrust Common Stock by the ESOP were intended to qualify for exemption from the "prohibited transaction" rules under the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which rules generally prohibit sale and loan transactions between an employer and a qualified retirement plan. The 50% interest exclusion and the prohibited transaction exemption were available only if the plan was designed to invest primarily in "employer securities." It is likely that if Healthtrust and HCA were deemed to have been members of the same "controlled group of corporations" for purposes of the relevant section in the Code or ERISA, the stock of HCA, and not Healthtrust's Common Stock, would have been "employer securities" for these purposes. Healthtrust and HCA concluded that they were not in the same "controlled group of corporations" (as defined in Section 409(1) of the Code). If, notwithstanding such conclusion, HCA's common stock were deemed to have been "employer securities" for such purposes, there could be severe adverse consequences to Healthtrust, including violation of the prohibited transaction rules discussed above (which could subject Healthtrust or other disqualified persons with respect to the ESOP to an excise tax and could require that certain corrective action be taken) and retroactive increases in the rate of interest payable on certain of Healthtrust's previously outstanding ESOP-related indebtedness as a result of the loss of the 50% interest exclusion. In addition, the 50% interest exclusion and the prohibited transaction exemption were available only if the price paid by the ESOP reflected the fair market value of the employer securities as determined in good faith by the plan fiduciaries. Accordingly, if the ESOP Committee's determination of fair market value was incorrect, the 50% interest exclusion might not have been fully available and Healthtrust or other disqualified persons may have committed prohibited transactions, either of which events could have a material adverse effect on Healthtrust, which could have a material adverse effect on the combined company following consummation of the Merger.

  The purchase of EPIC common stock by the EPIC Employee Stock Ownership Plan (the "EPIC ESOP") in connection with EPIC's acquisition (the "EPIC Formation") of its facilities from American Medical International, Inc. ("AMI") in 1988 was structured in a manner similar to the purchase of Healthtrust Common Stock by the ESOP in connection with the Healthtrust Formation and was intended to (i) qualify for exemption from the "prohibited transaction" rules of the Code and ERISA, (ii) permit EPIC to deduct for federal income tax purposes its contributions to the EPIC ESOP used to pay principal and interest on loans made by EPIC to the EPIC ESOP and (iii) permit qualified holders of indebtedness incurred in connection with the EPIC ESOP to benefit from the 50% interest exclusion provision referred to above. Exemption from the prohibited transaction rules and the availability of the ESOP-related benefits described above depends on (i) the amount the EPIC ESOP paid for EPIC common stock not having exceeded the fair market value of that EPIC common stock, (ii) the EPIC common stock being "employer securities" and (iii) compliance with the other relevant provisions of the Code and ERISA. If (i) the EPIC ESOP paid an amount in excess of fair market value for the EPIC common stock, (ii) the EPIC common stock were to fail to qualify as "employer securities" or (iii) the EPIC ESOP were to fail to comply with the other relevant provisions of the Code or ERISA, such events could result in material adverse consequences to Healthtrust, which could have a material adverse effect on the combined company following the Merger.

FACTORS AFFECTING MARKET PRICE OF COLUMBIA COMMON STOCK

  Since the Exchange Ratio is fixed and the market price of Columbia Common Stock is subject to fluctuation, the market value of the shares of Columbia Common Stock that holders of Healthtrust Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. There can be no assurance that at or after the Effective Time such shares of Columbia Common Stock will maintain or equal the prices at which such shares have traded in the past. The prices at which Columbia Common Stock trades after the Merger may be influenced by many factors including, among others, the liquidity of the market for Columbia Common Stock, investor perceptions of Columbia and the industry in which it operates, the operating results of Columbia, Columbia's dividend policy and general economic and market conditions. Similar factors affect the prices at which the Healthtrust Common Stock currently trades.

                                  THE MEETINGS

MATTERS TO BE CONSIDERED AT THE MEETINGS

  Columbia. At the Columbia Meeting, holders of Columbia Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. In addition, holders of Columbia Common Stock will consider and vote upon a proposal to amend Columbia's Restated Certificate of Incorporation to increase the size of the Board of Directors from 15 members to 18 members, to accommodate the addition of three Healthtrust nominees as directors of Columbia (the "Proposed Amendment"). The Merger Agreement and the Proposed Amendment will be voted upon separately. Approval of the Proposed Amendment is not a condition to, or required for, consummation of the Merger. However, the Proposed Amendment will not be implemented unless the Merger is consummated. Columbia stockholders will also consider and vote upon such other matters as may properly be brought before the Columbia Meeting or any adjournment(s) or postponement(s) thereof.

  THE COLUMBIA BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT COLUMBIA STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT (WHICH APPROVAL AND ADOPTION SHALL CONSTITUTE, AMONG OTHER THINGS, APPROVAL OF THE ISSUANCE OF SHARES OF COLUMBIA COMMON STOCK IN CONNECTION WITH THE MERGER). THE COLUMBIA BOARD OF DIRECTORS HAS ALSO APPROVED THE PROPOSED AMENDMENT AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT.

  Healthtrust. At the Healthtrust Meeting, holders of Healthtrust Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and such other matters as may properly be brought before the Healthtrust Meeting or any adjournment(s) or postponement(s) thereof.

  THE HEALTHTRUST BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT HEALTHTRUST STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

VOTES REQUIRED

  Columbia. The affirmative vote of a majority of the shares of Columbia Common Stock present, in person or by proxy, at the Columbia Meeting will be necessary for approval and adoption of the Merger Agreement. The Proposed Amendment will require the affirmative vote of 75% of the outstanding shares of Columbia Common Stock. Each share of Columbia Common Stock is entitled to one vote. The Proposed Amendment, if approved by stockholders, will not be effected unless the Merger is consummated.

  At December 31, 1994, Columbia's directors and executive officers may be deemed to be beneficial owners of 32,806,756 shares of Columbia Common Stock (excluding 838,493 shares which may be acquired upon exercise of options and other rights which are exercisable within 60 days of December 31, 1994), or approximately 9.4% of the then outstanding shares of Columbia Common Stock. The directors and executive officers of Columbia have indicated that they intend to vote their shares for approval and adoption of the Merger Agreement and for the Proposed Amendment.

  Healthtrust. The affirmative vote of the holders of a majority of the outstanding shares of Healthtrust Common Stock is required to approve and adopt the Merger Agreement. Each share of Healthtrust Common Stock is entitled to one vote.

  At December 31, 1994, Healthtrust's directors and executive officers may be deemed to be beneficial owners of 2,707,202 shares of Healthtrust Common Stock (excluding 131,687 shares which may be acquired upon exercise of options or other rights which are exercisable within 60 days of December 31, 1994), or approximately 3.0% of the then outstanding shares of Healthtrust Common Stock. The directors and executive officers of Healthtrust have indicated that they intend to vote their shares for approval and adoption of the Merger Agreement.

VOTING OF PROXIES

  Shares of Columbia Common Stock or Healthtrust Common Stock, as the case may be, represented by properly executed proxies received at or prior to the Meetings, will be voted at the appropriate Meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of the Merger Agreement and FOR approval of the Proposed Amendment (in the case of proxies for Columbia Common Stock) or FOR approval and adoption of the Merger Agreement (in the case of proxies for Healthtrust Common Stock). Abstention from voting on the Merger Agreement and the Proposed Amendment, a broker non-vote on the Merger Agreement by Healthtrust stockholders or a broker non-vote on the Proposed Amendment will have the practical effect of voting against such matters. Broker non-votes on the Merger Agreement by Columbia stockholders will have no impact on such matter since such broker non-votes are not considered "shares present" for voting purposes.

  If any other matters are properly presented at either the Columbia Meeting or the Healthtrust Meeting for consideration, the person or persons named in the relevant form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. Neither Columbia nor Healthtrust has any knowledge of any matters to be presented at the Columbia Meeting or the Healthtrust Meeting, as the case may be, other than those matters referred to and described herein.

REVOCABILITY OF PROXIES

  The grant of a proxy on the Columbia or Healthtrust form of proxy does not preclude a stockholder from voting in person or otherwise revoking a proxy. Attendance at the relevant Meeting will not in and of itself constitute revocation of a proxy. A stockholder may revoke a proxy at any time prior to its exercise by delivering to Stephen T. Braun, Secretary of Columbia, 201 West Main Street, Louisville, Kentucky 40202 (in the case of a Columbia stockholder) or Philip D. Wheeler, Secretary of Healthtrust, 4525 Harding Road, Nashville, Tennessee 37205 (in the case of a Healthtrust stockholder) a duly executed revocation or a proxy bearing a later date or by voting in person at the appropriate Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

  Columbia. Only holders of record of Columbia Common Stock at the close of business on January 11, 1995 will be entitled to receive notice of and to vote at the Columbia Meeting. At December 31, 1994, Columbia had outstanding approximately 347,849,200 shares of Columbia Common Stock. A majority of the outstanding shares of Columbia Common Stock entitled to vote must be represented in person or by proxy at the Columbia Meeting in order for a quorum to be present at the Columbia Meeting. Holders of Columbia Nonvoting Common Stock are not entitled to vote on either of the proposals being submitted at the Columbia Meeting.

  Healthtrust. Only holders of record of Healthtrust Common Stock at the close of business on January 11, 1995 will be entitled to receive notice of and to vote at the Healthtrust Meeting. At December 31, 1994,

Healthtrust had outstanding 90,895,540 shares of Healthtrust Common Stock. A majority of the outstanding shares of Healthtrust Common Stock entitled to vote must be represented in person or by proxy at the Healthtrust Meeting in order for a quorum to be present at the Healthtrust Meeting.

NO DISSENTERS' RIGHTS

  No holder of Columbia Common Stock or Healthtrust Common Stock will have any dissenters' rights in connection with, or as a result of, the matters to be acted upon at the Meetings.

SOLICITATION OF PROXIES

  Each of Columbia and Healthtrust will bear the cost of the solicitation of proxies from its own stockholders, except that Columbia and Healthtrust will share equally the cost of printing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of each company and their respective subsidiaries may solicit proxies from stockholders of such company by telephone or telegram or in person. Such persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and Columbia and Healthtrust will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith.

  D.F. King & Co. will assist in the solicitation of proxies by Columbia for a fee of $12,500, plus reimbursement of reasonable out-of-pocket expenses. Georgeson & Company, Inc. will assist in the solicitation of proxies by Healthtrust for a fee of $6,500, plus reimbursement of reasonable out-of-pocket expenses.

                STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES
                             WITH THEIR PROXY CARDS

                                  THE MERGER

GENERAL

  The Merger Agreement provides for a business combination between Columbia and Healthtrust in which a wholly owned subsidiary of Columbia will be merged with and into Healthtrust and the holders of Healthtrust Common Stock will be issued shares of Columbia Common Stock in a transaction intended to qualify as a pooling of interests for accounting purposes and as a tax-free reorganization for federal income tax purposes. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the Merger's principal terms are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and which is incorporated herein by reference.

BACKGROUND OF THE MERGER

  Increased competitive pressures among health care providers and significant health care reform proposals, among other things, have recently led to consolidation in the health care industry. In response to these factors, and following an analysis by Columbia's senior management of Columbia's strategic alternatives, in January 1994, Richard L. Scott, President and Chief Executive Officer of Columbia, initiated discussions with R. Clayton McWhorter, Chairman of the Board, Chief Executive Officer and President of Healthtrust, as to a potential business combination with Healthtrust. Preliminary discussions concerning a business combination ensued and continued intermittently during February and March 1994 among Mr. Scott, Mr. McWhorter and Thomas F. Frist, Jr., M.D., Chairman of the Board of Columbia. In early April 1994, the Board of Directors of Healthtrust met to discuss strategic alternatives to enhance stockholder value. Following a review of the discussions with Columbia and taking into consideration Healthtrust's pending corporate finance and acquisition activities, it was the consensus of the Board of Directors of Healthtrust not to continue discussions concerning a potential business combination with Columbia at that time.

  In May 1994, Dr. Frist and Mr. Scott again contacted Mr. McWhorter concerning a potential business combination. After consulting with members of the Executive Committee of the Healthtrust Board of Directors, Mr. McWhorter resumed preliminary discussions with Dr. Frist and Mr. Scott, and Columbia and Healthtrust executed confidentiality agreements on May 18, 1994. The parties then exchanged information and conducted preliminary "due diligence" reviews of the business and operations of the other company. Discussions regarding a potential business combination continued until June 1994, and then terminated without agreement on any business combination. Thereafter, members of the senior management of Columbia and Healthtrust held preliminary discussions concerning alternative transactions, including joint ventures in selected markets and single facility transactions.

  In early August 1994, Mr. McWhorter was contacted by Jeffrey C. Barbakow, the Chairman and Chief Executive Officer of National Medical Enterprises, Inc. ("NME"), with respect to a potential business combination involving Healthtrust, NME and American Medical Holdings, Inc. ("AMI"). Preliminary conversations regarding such transaction commenced, and Healthtrust executed confidentiality agreements with NME on August 11, 1994 and with AMI on August 26, 1994. The parties continued to explore a potential business combination and engaged in due diligence discussions and document reviews. In mid-August 1994, Merrill Lynch commenced rendering financial advice to Healthtrust in connection with Healthtrust's strategic alternatives. In August 1994, Mr. Scott and Dr. Frist contacted Mr. McWhorter and renewed discussions regarding a potential business combination between Columbia and Healthtrust. Healthtrust and Merrill Lynch continued to analyze Healthtrust's strategic alternatives, including a potential transaction with Columbia and a potential transaction with NME and AMI. Due diligence reviews and preliminary negotiations continued with respect to both such potential transactions through September 1994.

  On September 29, 1994, the Executive Committee of Healthtrust's Board of Directors met to discuss the strategic alternatives available to Healthtrust to maximize stockholder value, including continuing to conduct its business as an independent company. Following a review of the status of discussions regarding the potential transaction with Columbia and the potential transaction with NME and AMI, and after consulting Healthtrust's legal and financial advisors, it was the consensus of the Executive Committee to recommend to the full Healthtrust Board of Directors that Healthtrust pursue a potential business combination with Columbia. Later that day, the Board of Directors of Healthtrust met to discuss the strategic alternatives available to Healthtrust to maximize stockholder value, including continuing to conduct its business as an independent company. The Healthtrust Board reviewed with Merrill Lynch the status of negotiations regarding, and certain financial considerations relating to, the proposed business combination with Columbia and the proposed business combination with NME and AMI. Healthtrust's legal advisor reported to the Board the status of Healthtrust's due diligence investigations. Mr. McWhorter indicated to the Board that the Executive Committee recommended pursuing a transaction with Columbia. After extensive discussions regarding Healthtrust's available strategic alternatives, the potential risks and benefits thereof, and the terms of the proposed transactions, it was the consensus of the Board of Directors of Healthtrust to pursue a potential business combination with Columbia.

  On October 1, 1994, a draft of the Merger Agreement was circulated to Healthtrust, and thereafter Columbia and Healthtrust and their respective legal and financial advisors negotiated the terms of the Merger Agreement. In addition, both parties continued their due diligence reviews. On October 3, 1994, NME's advisors contacted Healthtrust's advisors to propose certain revisions to the terms of the potential business combination involving Healthtrust, NME and AMI.

  On October 4, 1994, the Healthtrust Board of Directors met to continue discussions regarding Healthtrust's strategic alternatives. At such meeting, the Healthtrust Board of Directors reviewed the revised proposal of NME regarding a potential business combination with NME and AMI. The Board considered the proposed Merger Agreement with Columbia and the transactions contemplated thereby, as well as the proposed Exchange Ratio. The Board considered that the proposed Exchange Ratio represented higher consideration per share of Healthtrust Common Stock than did the revised NME proposal. Members of Healthtrust's senior management, together with Healthtrust's legal and financial advisors, reviewed with the Board of Directors, among other things, Healthtrust's strategic alternatives, the potential risks and benefits thereof, financial and valuation analyses relating thereto and due diligence findings. Merrill Lynch delivered its oral opinion (subsequently confirmed by a written opinion dated October 4, 1994) to Healthtrust's Board of Directors to the effect that, based on various considerations and assumptions and subject to its final review of the Merger Agreement, the Exchange Ratio was fair to the holders of Healthtrust Common Stock from a financial point of view. After extensive discussion and consideration, the Board of Directors of Healthtrust approved the Merger Agreement and the transactions contemplated thereby, and authorized the execution of the Merger Agreement.

  The Columbia Board of Directors held special meetings on October 2, 1994 and October 4, 1994 to consider the proposed Merger Agreement and the transactions contemplated thereby, including the proposed Exchange Ratio as well as the other provisions contained in the Merger Agreement. At such meetings, members of Columbia's senior management, together with its legal and financial advisors, reviewed with Columbia's Board of Directors, among other things, the background of the proposed Merger, Columbia's alternatives, the strategic rationale for, and potential risks and benefits of, the Merger, a summary of due diligence findings, financial and valuation analyses of the transaction and the terms of the Merger Agreement. In addition, at the October 4, 1994, meeting, Morgan Stanley delivered its oral opinion to Columbia's Board of Directors that, based upon the matters presented to Columbia's Board of Directors and as set forth in its opinion, as of such date, the proposed consideration to be paid by Columbia pursuant to the Merger was fair to Columbia from a financial point of view. After extensive discussion and consideration, Columbia's Board of Directors approved the Merger Agreement, the Proposed Amendment and the transactions contemplated thereby, and authorized the execution of the Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Columbia. The Columbia Board of Directors believes that the terms of the Merger Agreement are fair to and in the best interests of Columbia and its stockholders. Accordingly, Columbia's Board has approved the Merger Agreement and recommends approval thereof by the stockholders of Columbia. In reaching its determination, the Columbia Board of Directors consulted with Columbia management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

    (i) the Merger provides Columbia with the opportunity to combine with a company having a large portfolio of strong, quality hospitals;

    (ii) the complementary geographic locations of the Columbia facilities and Healthtrust facilities should provide opportunity for profitability growth due to synergies, Columbia would acquire a strong market position in new markets, and the fact that Healthtrust's smaller markets should complement Columbia's larger markets;

    (iii) the combination should enhance Columbia's relationships with managed care plans because of broader geographic coverage;

    (iv) the market capitalization of the combined company will be larger than Columbia's current market capitalization, providing Columbia stockholders with enhanced liquidity;

    (v) Healthtrust's business, operations, prospects and strategic alliances;

    (vi) the Merger will better position Columbia to deal with uncertainties which may face the industry due to health care reform;

    (vii) the opportunities for economies of scale and operating efficiencies that should result from the Merger, particularly in terms of the integration of office facilities, information systems and support functions and the combined purchasing power of the two companies;

    (viii) based on the relative earnings of both companies and the Exchange Ratio, the Merger would be anti-dilutive to Columbia's current stockholders, assuming certain synergies are achieved;

    (ix) the oral opinion of Morgan Stanley given on October 4, 1994 that, based upon the matters presented to the Columbia Board of Directors and as set forth in its opinion, as of such date, the proposed consideration to be paid by Columbia pursuant to the Merger was fair to Columbia from a financial point of view;

    (x) the terms of the Merger Agreement; and

    (xi) the conditions to the Merger Agreement that the Merger will be accounted for under the pooling of interests method of accounting and will be a tax-free reorganization for federal income tax purposes.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Columbia Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

  THE BOARD OF DIRECTORS OF COLUMBIA RECOMMENDS THAT COLUMBIA STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

  Healthtrust. The Healthtrust Board of Directors believes that the terms of the Merger Agreement and the transactions contemplated thereby are in the best interests of Healthtrust and its stockholders. Accordingly, Healthtrust's Board has approved the Merger Agreement and recommends approval thereof by the stockholders of Healthtrust. In reaching its determination, the Healthtrust Board of Directors consulted with Healthtrust management, as well as its legal counsel and its financial advisors, and considered a number of factors, including, without limitation, the following:

    (i) Healthtrust's strategic alternatives, including remaining an independent company or effecting a business combination with one or more other parties;

    (ii) information concerning the financial condition, results of operations, businesses, competitive positions and prospects of Columbia and Healthtrust;

    (iii) the enhanced position of the combined company to succeed in the changing health care environment through the development of comprehensive integrated health care delivery networks;

    (iv) the ability of the combined company to compete more effectively amid the ongoing consolidation of health care providers and payors;

    (v) the opportunities for operating efficiencies and synergies as a result of the Merger, particularly through the integration of office facilities, information systems and support functions and the combined purchasing power of the two companies;

    (vi) the increased market capitalization and financial strength of the combined company;

    (vii) the terms and conditions of the Merger Agreement, including the condition that Healthtrust receive comfort that the Merger will be accounted for as a pooling of interests and will be a tax-free reorganization for federal income tax purposes;

    (viii) the lack of any substantial impediments on the ability of the Healthtrust Board of Directors to entertain alternative proposals, negotiate and give information to third parties and terminate the Merger Agreement in the event of an alternative proposal if required by the Healthtrust Board's fiduciary duties to Healthtrust stockholders;

    (ix) the Exchange Ratio and recent trading prices for Healthtrust Common Stock and Columbia Common Stock;

    (x) the opportunity for the holders of Healthtrust Common Stock to receive a premium over the market price for their shares immediately prior to the announcement of the Merger (the Exchange Ratio represented a premium of approximately 18% over the closing sales price of $32.00 per share of Healthtrust Common Stock on October 4, 1994, the last trading day prior to the announcement of the Merger, based upon 0.88 times the closing sales price per share of Columbia Common Stock ($42.75) on such date); and

    (xi) the financial presentation of Merrill Lynch delivered to the Healthtrust Board of Directors, including the opinion of Merrill Lynch rendered on October 4, 1994 that the Exchange Ratio was fair to the holders of Healthtrust Common Stock from a financial point of view.

  The Board of Directors of Healthtrust believes that the Merger offers the opportunity to create a combined company with greater financial resources and flexibility, competitive strengths and business opportunities than would be possible for Healthtrust alone.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Healthtrust Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

  THE BOARD OF DIRECTORS OF HEALTHTRUST RECOMMENDS THAT HEALTHTRUST STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

 Columbia

  Columbia retained Morgan Stanley to act as its financial advisor in connection with the Merger. At the October 4, 1994 meeting of the Columbia Board of Directors, Morgan Stanley rendered its oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the consideration to be paid by Columbia to the holders of Healthtrust Common Stock pursuant to the Merger was fair from a financial point of view to Columbia. Morgan Stanley also delivered to the Board of Directors of Columbia a written opinion dated as of October 4, 1994 confirming its oral opinion. A subsequent written opinion dated the date of this Proxy Statement/Prospectus was also delivered to the Board of Directors of Columbia, which opinion is substantially identical to the October 4, 1994 opinion. No limitations were imposed by Columbia with respect to the investigations made or the procedures followed by Morgan Stanley in rendering its opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY DATED THE DATE OF THIS PROXY STATEMENT/ PROSPECTUS, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. COLUMBIA STOCKHOLDERS ARE URGED TO READ MORGAN STANLEY'S OPINION IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW TO COLUMBIA, OF THE CONSIDERATION TO BE PAID BY COLUMBIA AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COLUMBIA STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE COLUMBIA MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In rendering its opinion, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information of Columbia and of Healthtrust; (ii) reviewed certain internal business, operating and financial information, including financial forecasts, relating to Healthtrust, furnished to it by Healthtrust; (iii) discussed the past and current operations and financial condition and the prospects of Healthtrust with senior executives of Healthtrust; (iv) reviewed certain internal business, operating and financial information, including financial forecasts, relating to Columbia, furnished to it by Columbia; (v) discussed the past and current operations and financial condition and the prospects of Columbia with senior executives of Columbia, and analyzed the pro forma impact of the Merger on Columbia's earnings per share, consolidated capitalization and financial ratios; (vi) reviewed the reported prices and trading activity for the Healthtrust Common Stock and the Columbia Common Stock; (vii) compared the financial performance of Healthtrust and the prices and trading activity of the Healthtrust Common Stock with that of certain other comparable publicly traded companies and their securities; (viii) compared the financial performance of Columbia and the prices and trading activity of the Columbia Common Stock with that of certain other comparable publicly traded companies and their securities; (ix) discussed with the senior management of Columbia their view of the strategic rationale for the Merger and the economic benefits of the Merger to Columbia; (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xi) participated in discussions and negotiations among representatives of Healthtrust and Columbia and their financial and legal advisors and reviewed the Merger Agreement; and
(xii) performed such other analyses as it deemed appropriate.

  In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to the financial forecasts of Columbia and the financial budget and financial forecasts of Healthtrust, Morgan Stanley assumed that they were reasonably prepared by Columbia and Healthtrust, respectively, on bases reflecting the best currently available estimates and judgments of the future financial performance of Columbia and Healthtrust. Morgan Stanley also relied upon the assumptions of the management of Columbia regarding cost savings and other synergies that may be achieved by Columbia if the Merger is consummated. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Healthtrust, nor was it furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of such opinion.

  The following is a brief summary of the analyses performed by Morgan Stanley in preparation of its opinion letter dated as of October 4, 1994 and reviewed with the Columbia Board of Directors.

  Overview of Healthtrust. Morgan Stanley reviewed the geographic distribution of hospitals of Healthtrust, certain financial and operating information of Healthtrust, the stock market trading history of Healthtrust and the stock market performance of Healthtrust relative to its peer group of hospital management companies.

  Healthtrust Valuation Analysis. Morgan Stanley evaluated the terms of the Merger using three valuation methodologies: a comparable companies public market trading analysis; an analysis of prices and terms of comparable merger and acquisition transactions in the hospital management industry; and a discounted cash flow analysis. These methodologies are discussed below:

  1. Public Market Trading Analysis. Morgan Stanley reviewed and analyzed certain available financial and market information for a group of seven selected publicly traded companies (American Medical Holdings, Inc., Columbia/HCA Healthcare Corporation, National Medical Enterprises, Inc., Community Health Systems, Inc., Health Management Associates, Inc., OrNda HealthCorp., and Universal Health Services, Inc. (collectively, the "Comparable Companies")) that, in Morgan Stanley's judgment, were comparable to Healthtrust for the purposes of this analysis. The Comparable Companies were divided into two groups: those deemed to be more comparable based on size, asset quality and capitalization (American Medical Holdings, Inc., Columbia/HCA Healthcare Corporation, and National Medical Enterprises, Inc. (the "Large Capitalization Comparable Companies")) and those deemed to be less comparable (Community Health Systems, Inc., Health Management Associates, Inc., OrNda HealthCorp., and Universal Health Services, Inc. (the "Small Capitalization Comparable Companies")). Such financial and market information included, among other things, market valuation, earnings per share, market price as a multiple of earnings per share and aggregate value as a multiple of revenue and of earnings before interest, taxes, depreciation and amortization ("EBITDA"). Morgan Stanley noted that as of September 30, 1994, based on a compilation of earnings projections by securities research analysts, Healthtrust traded at 15.7x forecasted earnings for the calendar year 1994 and 13.0x forecasted earnings for the calendar year 1995 compared to a range of multiples of 13.7x to 22.7x forecasted earnings for the calendar year 1994 for the Comparable Companies, with a mean of the Large Capitalization Comparable Companies of 16.5x and a mean of the Small Capitalization Comparable Companies of 17.7x, and compared to a range of multiples of 11.2x to 18.9x forecasted earnings for the calendar year 1995 for the Comparable Companies, with a mean of the Large Capitalization Comparable Companies of 14.5x and a mean of the Small Capitalization Comparable Companies of 14.5x. Morgan Stanley noted that no company used in the Comparable Companies analysis was identical to Healthtrust. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of ensuring comparable company data. Morgan Stanley further noted that the public market trading analysis does not include a premium for the acquisition, and that it is typical in an acquisition context for a premium over market value to be paid for the acquired company. In addition, this analysis did not reflect any potential synergies resulting from the combination of the two companies.

  2. Analysis of Selected Precedent Transactions. Morgan Stanley reviewed the financial terms, to the extent publicly available or, in certain cases, based on information furnished to it by Columbia, of nine selected pending and completed merger and acquisition transactions in the hospital management industry announced since April 1992 (collectively, the "Precedent Transactions"), with the focus on three recent transactions (the "Comparable Precedent Transactions") which, in Morgan Stanley's judgment, were comparable to the Merger for the purposes of this analysis. The three transactions, in reverse chronological order of public announcement, were the following: (i) the acquisition of Medical Care America, Inc. by Columbia; (ii) the acquisition of HCA--Hospital Corporation of America by Columbia; and (iii) the acquisition of Galen Health Care, Inc. by Columbia. Morgan Stanley reviewed the prices paid in such transactions in terms of the equity value as a multiple of net income for the last twelve months prior to announcement and as a multiple of estimated net income for the calendar year of the announcement, and in terms of the aggregate value (defined as equity value plus long-term debt and short-term debt plus deferred tax liability and credits plus minority interest less cash and cash equivalents (the "Aggregate Value")) as a multiple of EBITDA for the last twelve months prior to announcement and as a multiple of estimated EBITDA for the calendar year of the announcement. Morgan Stanley noted that no transaction reviewed was identical to the Merger and that, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Healthtrust and other factors that would affect the acquisition value of the companies to which it is being compared. Morgan Stanley advised the Board of Directors of Columbia that, in analyzing the results of the Precedent Transactions analysis, the Board of Directors of Columbia should consider the size and demographic and economic characteristics of the markets of each hospital company and the competitive environment in which it operates. Morgan Stanley noted that, for the Comparable Precedent Transactions, the range of multiples of equity value to last twelve months' net income was 12.7x to 20.7x with a mean of 18.0x, the range of multiples of equity value to estimated net income for the calendar year of the announcement of the transaction (in one case, the next fiscal year was utilized due to certain fundamental changes in the acquiree's business during the year of announcement) was 11.4x to 15.5x with a mean of 13.7x, the range of multiples of Aggregate Value to last twelve months' EBITDA was 6.2x to 7.8x with a mean of 6.9x, and the range of multiples of Aggregate Value to estimated EBITDA for the calendar year of the announcement of the transaction (in one case, the next fiscal year was utilized due to certain fundamental changes in the acquiree's business during the year of announcement) was 6.2x to 7.5x with a mean of 6.4x. Morgan Stanley further noted that, with respect to the Merger and assuming the Exchange Ratio, the equity value expressed as a multiple of Healthtrust's last twelve months' net income varied between 21.7x prior to consideration of synergies to 14.9x when expected synergies were considered, and the equity value expressed as a multiple of Healthtrust's estimated calendar year 1995 net income varied between 15.5x prior to consideration of synergies to 11.7x when expected synergies were considered. The Aggregate Value as a multiple of Healthtrust's last twelve months' EBITDA ranged between 8.5x prior to consideration of synergies to 7.2x after consideration of expected synergies, and the Aggregate Value as a multiple of Healthtrust's estimated calendar year 1995 EBITDA ranged between 7.4x prior to consideration of synergies to 6.4x after consideration of synergies. The mean multiples for the Comparable Precedent Transactions are an average of a broad range and are, therefore, subject to interpretation. Morgan Stanley further noted that, in addition to other factors, the value of the expected synergies was an important consideration in arriving at its opinion that the consideration to be paid by Columbia was fair from a financial point of view to Columbia.

  3. Discounted Cash Flow Analysis. Morgan Stanley conducted a discounted cash flow analysis to estimate the present value of the stand-alone unlevered free cash flows that Healthtrust is expected to generate if Healthtrust performs in accordance with a scenario developed based upon financial projections prepared by the management of Columbia and Healthtrust and certain variants thereof. Morgan Stanley noted that the Columbia and Healthtrust projections appeared to be based on reasonable assumptions and, thus, it did not alter these operating assumptions in performing its discounted cash flow analysis. To arrive at a valuation of Healthtrust, Morgan Stanley discounted the unlevered (before interest expenses) after-tax cash flows that resulted from the aforementioned assumptions using a range of discount rates of 11.0% to 13.0%. This range was based on the weighted average cost of capital for certain companies in the hospital management industry. Unlevered after-tax cash flows were calculated as the after-tax operating earnings of Healthtrust plus projected depreciation and amortization, plus (or minus) net changes in non-cash working capital, minus projected capital expenditures. Morgan Stanley added to the present value of the cash flows the terminal value of Healthtrust in the year 2003, discounted back at the same discount rates. The terminal value was computed by multiplying Healthtrust's projected EBITDA in the calendar year 2003 by a range of terminal multiples of 6.0x to 7.0x. The discounted cash flow valuation indicated a reference range for Healthtrust of between $35.14 and $47.86 per fully diluted share before considering the value of free cash flows resulting from expected cost savings and other potential synergies. In addition, and though Morgan Stanley did consider all three valuation methodologies outlined above, it placed greater reliance on the discounted cash flow analysis in forming its opinion.

  Pro Forma Merger Analysis. Morgan Stanley analyzed certain pro forma effects resulting from the Merger, including the effect of the consummation of the Merger, assuming the Exchange Ratio, on the earnings per share of Common Stock of Columbia following the Merger. Morgan Stanley's method of analysis indicated that the Merger would be marginally dilutive to Columbia's projected earnings per share for fiscal years 1994, 1995 and 1996, and would be accretive to Columbia's projected earnings per share for the same periods when expected synergies were considered. Morgan Stanley noted that, in addition to other factors, the value of these synergies was an important consideration in arriving at its opinion that the consideration to be paid by Columbia was fair from a financial point of view to Columbia. The actual operating results or financial position achieved by the combined company may vary from the projected results and the variations may be material.

  In connection with the review of the Merger by the Columbia Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The summary set forth above does not purport to be a complete description of the analyses performed by Morgan Stanley in connection with the Merger.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses with an emphasis on the discounted cash flow analysis, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Healthtrust. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Columbia or Healthtrust. Any estimates contained therein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than such estimates. Estimates of values of companies or assets do not purport to be appraisals or to necessarily reflect the prices at which companies or assets may actually be sold. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the consideration to be paid by Columbia from a financial point of view to Columbia and were provided to the Columbia Board of Directors in connection with the delivery of Morgan Stanley's opinion.

  The Columbia Board of Directors retained Morgan Stanley to act as its financial advisor based upon its qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory or financing services to Columbia and have received customary fees and reimbursement of expenses for rendering such services. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers, in debt or equity securities of Columbia or Healthtrust.

  Pursuant to a letter agreement dated as of October 4, 1994, between Columbia and Morgan Stanley, Columbia retained Morgan Stanley to render a financial opinion letter to the Columbia Board of Directors in connection with the Merger. Columbia agreed to pay Morgan Stanley an opinion fee of $2,000,000 payable at the time the written opinion is delivered. Columbia has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses, including the fees of its legal counsel, and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees, and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, incurred in connection with its services.

 Healthtrust

  On October 4, 1994, Merrill Lynch delivered its oral opinion (which it subsequently confirmed in writing) to the Board of Directors of Healthtrust to the effect that, as of October 4, 1994, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the Exchange Ratio is fair to the holders of Healthtrust Common Stock from a financial point of view. Merrill Lynch subsequently confirmed its opinion by delivery of its written opinion dated the date of this Proxy Statement/Prospectus (the "Merrill Lynch Opinion").

  A COPY OF THE MERRILL LYNCH OPINION DATED THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH INCLUDES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW, IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX C. HEALTHTRUST STOCKHOLDERS ARE URGED TO READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO THE HOLDERS OF THE HEALTHTRUST COMMON STOCK FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HEALTHTRUST STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things:
(i) reviewed Healthtrust's Annual Reports, Forms 10-K and related financial information for the four years ended August 31, 1994 and certain publicly available unaudited financial information for Healthtrust's quarterly period ended November 30, 1994; (ii) reviewed Columbia's Annual Reports, Forms 10-K and related financial information for the three years ended December 31, 1993 and Columbia's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1994, June 30, 1994 and September 30, 1994; (iii) reviewed certain other filings with the Commission made by Columbia and Healthtrust, including proxy statements, Forms 8-K and registration statements, since September 1, 1990 with respect to Healthtrust and since January 1, 1991 with respect to Columbia; (iv) reviewed certain information, including financial forecasts relating to the business, earnings, cash flows, assets and prospects of Healthtrust and Columbia furnished to Merrill Lynch by Healthtrust and Columbia and by research analysts; (v) conducted discussions with members of senior management of Healthtrust and Columbia concerning their respective businesses and prospects and strategic objectives as well as the strategic implications and operating efficiencies and possible synergies that might be realized following consummation of the Merger; (vi) reviewed the historical market prices and trading activity for Healthtrust Common Stock and Columbia Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Healthtrust and Columbia, respectively; (vii) compared the results of operations of Healthtrust and Columbia with those of certain companies which Merrill Lynch deemed to be similar to Healthtrust and Columbia, respectively; (viii) compared the financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (ix) reviewed the Merger Agreement; and
(x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including an assessment of general economic, market and monetary conditions.

  In preparing the Merrill Lynch Opinion, Merrill Lynch relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Healthtrust and Columbia (or its financial advisor) and assumed that financial forecasts and estimates of operating efficiencies and potential synergies reflected the best currently available estimates and judgments of the managements of Healthtrust and Columbia as to the expected future financial performance of their respective companies. Merrill Lynch did not independently verify such information or assumptions, conduct a physical inspection of the properties or facilities of Healthtrust or Columbia or undertake an independent appraisal or evaluation of the assets or liabilities of Healthtrust or Columbia. Merrill Lynch expressed no opinion as to what the value of Columbia Common Stock actually will be when issued to Healthtrust stockholders pursuant to the Merger or the price at which the Columbia Common Stock will trade subsequent to the Merger.

  The Merrill Lynch Opinion does not present a discussion of the relative merits of the Merger as compared to any other business plan or opportunity that might be presented to Healthtrust, or the effect of any other arrangement in which Healthtrust might engage.

  In arriving at the Merrill Lynch Opinion and making its presentation to the Board of Directors of Healthtrust at the meeting held on October 4, 1994, Merrill Lynch considered and discussed certain financial analyses and other factors. In connection with its presentation, Merrill Lynch provided the Board of Directors of Healthtrust with a summary of valuation results obtained by using several different valuation methods as well as other materials concerning Healthtrust Common Stock (the "Merrill Lynch Report"), the material portions of which are summarized below.

  Historical Stock Price Analysis. Merrill Lynch reviewed the performance of the per share daily closing market price of Healthtrust Common Stock and Columbia Common Stock over the period from September 30, 1992 to September 30, 1994 both separately and in relation to each other and compared the movement of such daily closing prices with the movement of the Standard & Poor's 500 Index and a composite index of certain other publicly traded hospital companies, which Merrill Lynch deemed to be comparable to Healthtrust and Columbia. The companies included in the index were American Medical Holdings, Community Health Systems, Inc., Health Management Associates, National Medical Enterprises, OrNda Healthcorp, Quorum Health Group, Inc. ("Quorum") and Universal Health Services, Inc. ("Universal Health") (collectively, the "Industry Comparables"). Merrill Lynch also reviewed and analyzed the historical ratio of the daily closing prices of Columbia Common Stock to Healthtrust Common Stock (as adjusted by the Exchange Ratio) over the period from September 28, 1993 to September 29, 1994.

  Comparable Public Company Analysis. Merrill Lynch compared certain publicly available financial and operating data and projected financial performance (reflecting a composite of research analysts' estimates) of the Industry Comparables, including Columbia, with similar financial and operating data and projected financial performance of Healthtrust. Merrill Lynch compared the market value as multiples of publicly reported last 12 months ("LTM") net income, fiscal 1995 and 1996 estimated earnings per share (which were obtained from First Call and were arithmetically adjusted by Merrill Lynch to reflect a December year end), publicly reported LTM cash flow, latest fiscal quarter's common equity per share and compared market capitalization as a multiple of publicly reported LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), publicly reported LTM earnings before interest and taxes ("EBIT"), and publicly reported LTM sales. Merrill Lynch also analyzed the estimated five year earnings per share growth rate (which were obtained from Merrill Lynch Research, except for Quorum and Universal Health, which were obtained from Institutional Brokerage Estimate Service) for Healthtrust, Columbia and each of the Industry Comparables. For purposes of the foregoing calculations, "market value" is equal to the closing price per share on September 30, 1994 multiplied by the number of shares outstanding and "market capitalization" is equal to the market value plus liquidation value of preferred stock plus total debt and minority interests less cash, cash equivalents and marketable securities. Merrill Lynch determined that these multiples were as follows: (i) market value to LTM net income was 18.2x for Healthtrust compared to those of the Industry Comparables (including Columbia), which ranged from 13.6x to 26.6x (with a mean of 19.7x and a median of 20.3x);
(ii) market value to estimated fiscal year 1995 estimated earnings per share was 12.9x for Healthtrust compared to those of the Industry Comparables (including Columbia), which ranged from 11.4x to 19.1x (with a mean of 14.6x and a median of 15.0x); (iii) market value to estimated fiscal year 1996 estimated earnings per share was 10.8x for Healthtrust compared to those of the Industry Comparables (including Columbia), which ranged from 9.5x to 15.5x (with a mean of 12.4x and a median of 12.5x); (iv) market value to LTM cash flow was 8.7x for Healthtrust compared to those of the Industry Comparables (including Columbia), which ranged from 6.1x to 18.4x (with a mean of 9.5x and a median of 8.1x); (v) market value to latest fiscal quarter's common equity was 3.0x for Healthtrust compared to those of the Industry Comparables (including Columbia), which ranged from 1.54x to 4.72x (with a mean of 2.74x and a median of 2.35x); (vi) market capitalization to LTM EBITDA was 7.2x for Healthtrust compared to those of the Industry Comparables (including Columbia), which ranged from 5.1x to 11.5x (with a mean of 7.6x and a median of 7.7x);
(vii) market capitalization to LTM EBIT was 10.6x for Healthtrust compared to those for the Industry Comparables (including Columbia), which ranged from 8.0x to 13.7x (with a mean of 11.0x and a median of 11.2x); (viii) market capitalization to LTM sales was 1.22x for Healthtrust compared to those for the Industry Comparables (including Columbia), which ranged from 0.6x to 2.65x (with a mean of 1.37x and a median of 1.23x); and (ix) estimated five-year earnings per share growth rate was 20.0% for Healthtrust compared to those for the Industry Comparables (including Columbia), which ranged from 11.0% to 23.0% (with a mean of 17.6% and a median of 18.5%).

  Merrill Lynch then calculated the implied values per share of Healthtrust Common Stock by applying Healthtrust's actual and certain forecasted financial results to the mean of the multiples derived from its analysis of the Industry Comparables described above. Merrill Lynch (i) calculated per share implied values of Healthtrust Common Stock as follows: $37.38 (based on transaction value (as hereinafter defined) as a multiple of LTM sales), $35.29 (based on transaction value as a multiple of EBITDA), $34.39 (based on transaction value as a multiple of LTM EBIT) and $36.58 and $37.31 (based on offer value as a multiple of projected 1995 and 1996 net income, respectively) and (ii) compared such per share calculations to $38.28, the implied offer value per share of Healthtrust Common Stock as of September 30, 1994.

  Selected Comparable Acquisition Analysis. Merrill Lynch reviewed certain publicly available information regarding 14 selected business combinations of hospital companies announced since May 15, 1987 (the "Acquisition Comparables"). The Acquisition Comparables and the date the transaction was announced were as follows: Community Health Systems acquisition of Hallmark Healthcare Corp. (June 1994); Columbia's acquisition of Medical Care America, Inc. (May 1994); Healthtrust's acquisition of EPIC (January 1994); OrNda HealthCorp's acquisition of Summit Health, Ltd. (December 1993); OrNda HealthCorp's acquisition of American Healthcare Management, Inc. (November
1993); Columbia's acquisition of HCA (October 1993); Columbia's acquisition of Galen (June 1993); Columbia's acquisition of Basic American Medical, Inc. (April 1992); AMI Holdings, Inc. acquisition of American Medical International, Inc. (July 1989); HCA's acquisition of Hospital Corporation of America (November 1988); HMA Holding Corporation's acquisition of Health Management Associates, Inc. (July 1988); EPIC's acquisition of certain assets of American Medical International (May 1988); WAF Acquisition Corp's acquisition of Charter Medical Corporation (March 1988); and Healthtrust's acquisition of certain assets of Hospital Corporation of America (May 1987).

  Merrill Lynch compared the "offer value" (defined to be the offer price per share multiplied by the sum of the number of shares outstanding and the number of exercisable options outstanding) of each such transaction as a multiple of then publicly available LTM net income, then publicly available LTM cash flow and latest fiscal quarter's book value, and compared the "transaction value" (defined to be the offer value plus the liquidation value of preferred stock plus total debt and minority interests less cash, cash equivalents and proceeds received upon exercise of options) of each such transaction as a multiple of LTM sales, LTM EBITDA and LTM EBIT. The ranges of the offer value as a multiple of LTM net income, LTM cash flow and latest fiscal quarter's book value for the Acquisition Comparables were as follows: (i) offer value to LTM net income ranged from 12.3x to 29.1x (with a mean of 19.2x); (ii) offer value to LTM cash flow ranged from 4.6x to 19.5x (with a mean of 10.4x); and (iii) offer value to latest fiscal quarter's book value ranged from 1.6x to 4.3x (with a mean of 2.8x). The range of transaction value as a multiple of (a) LTM sales was 0.71x to 1.99x (with a mean of 1.25x); (b) LTM EBITDA was 5.5x to 10.1x (with a mean of 7.7x); and (c) LTM EBIT was 7.9x to 31.9x (with a mean of 11.5x).

  Merrill Lynch then calculated the implied values per share of Healthtrust Common Stock by applying Healthtrust's actual and certain forecasted financial results to the mean of the multiples derived from its analysis of the Acquisition Comparables described above. Merrill Lynch (i) calculated per share implied values of Healthtrust Common Stock as follows: $32.89 (based on transaction value as a multiple of LTM sales), $31.36 (based on transaction value as a multiple of LTM EBITDA), $32.77 (based on transaction value as a multiple of EBIT) and $31.56 (based on transaction value as a multiple of LTM net income) and (ii) compared such per share calculations to $38.28, the implied offer value per share of Healthtrust Common Stock as of September 30, 1994.

  Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of Healthtrust, on a standalone basis, Columbia, on a standalone basis, and the combination of Healthtrust and Columbia, giving effect to the Merger but excluding synergies and cost savings, based upon estimates of projected financial performance prepared by Healthtrust and Columbia, respectively, for the years 1995-1999. Utilizing these projections, Merrill Lynch calculated a range of implied values based upon the discounted net present value of the sum of (i) the projected stream of unlevered free cash flows to the year 1999, (ii) the projected terminal value of Healthtrust at such year based upon a range of multiples of projected EBITDA and (iii) an assumed cash balance (including other investments) net of debt (based upon full conversion or exercise of all derivative securities). Merrill Lynch applied several discount rates (ranging from 11% to 13%) and multiples of EBITDA (ranging from 6.0x to 8.0x for the Healthtrust analysis and ranging from 7.0x to 9.0x for the Columbia analysis and the combined analysis). Utilizing this methodology, the implied present value per share of (i) Healthtrust Common Stock ranged from $32.94 to $50.24 on a fully diluted basis and (ii) Columbia Common Stock ranged from $40.48 to $57.60 on a fully diluted basis. Utilizing this methodology, the implied value per share of Healthtrust Common Stock based on the Exchange Ratio ranged from $33.79 to $51.09 on a fully diluted basis.

  Contribution Analysis. Merrill Lynch also compared the relative ownership of the stockholders of Healthtrust and the stockholders of Columbia to the combined company of 19% and 81% to the relative contributions of each of Healthtrust and Columbia to the combined company for the years ending December 1995, 1996 and 1997, to net sales, EBITDA, EBITA and net income. This analysis indicated that, for the years ending December 1995, 1996 and 1997, Columbia and Healthtrust would have contributed approximately 75% and 25%, respectively, of net sales of the combined entity; approximately 78% (77% in 1995) and 22% (23% in 1995), respectively, of EBITDA of the combined entity; approximately 78% and 22%, respectively, of EBITA of the combined entity; and approximately 81% and 19%, respectively, of net income of the combined entity.

  Pro Forma Analysis. In addition, Merrill Lynch analyzed certain pro forma effects resulting from the Merger based on the Exchange Ratio, including the potential impact of the Merger on the estimated earnings per share and estimated EBITDA per share of Healthtrust for the years 1995-1999 and compared the same assuming the Merger does not occur. Merrill Lynch's analysis was based on estimates of management of Columbia and Healthtrust of projected annual savings from synergies of $125 million. The analysis indicated that for a holder of Healthtrust Common Stock, (i) the Merger would be accretive on an estimated earnings per share basis for the years 1995-1999 in amounts ranging from 3.4% in 1995 to .6% in 1999 and (ii) the Merger would be dilutive on an estimated EBITDA basis per share for the years 1995-1999 in amounts ranging from (15.3%) in 1995 to (11.4%) in 1999. Merrill Lynch performed a discounted cash flow analysis using EBITDA multiples ranging from 6x to 8x and a discount rate of 12% and calculated an implied value of Healthtrust Common Stock of between $39.80 and $51.18 per share if the Merger occurs and compared such results to the value of Healthtrust Common Stock of between $32.32 per share and $44.42 per share if the Merger does not occur.

  In arriving at the Merrill Lynch Opinion and in presenting the Merrill Lynch Report, Merrill Lynch performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch. In addition, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in its opinion and the Merrill Lynch Report. The matters considered by Merrill Lynch in arriving at its opinion that, as of the date of such opinion, the Exchange Ratio is fair to the holders of Healthtrust Common Stock from a financial point of view, are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Healthtrust's or Columbia's control. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. No public company utilized as a comparison is identical to Healthtrust, Columbia or the business segment for which a comparison is being made, and none of the Acquisition Comparables or other business combinations utilized as a comparison is identical to the Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations resulting from the transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  The Board of Directors of Healthtrust selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with Healthtrust and its business. Merrill Lynch has from time to time rendered investment banking, financial advisory and other services to Healthtrust, for which it has received customary compensation. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Merrill Lynch has rendered from time to time various investment banking and financial advisory services to Columbia for which it has received customary compensation, including serving as financial advisor to Columbia in connection with the HCA Merger.

  Merrill Lynch Fees. Healthtrust paid to Merrill Lynch a fee of $500,000 upon delivery of the Merrill Lynch Opinion and has agreed to pay to Merrill Lynch $1,500,000 upon the consummation of the Merger. Healthtrust has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including fees and expenses of its legal counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws. In addition, Healthtrust has agreed to pay to Merrill Lynch an additional fee in an amount to be determined for a variety of other investment banking services, including the review of strategic alternatives.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Board of Directors of Healthtrust with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of Healthtrust and the Board of Directors of Healthtrust have certain interests in the Merger that are in addition to the interests of stockholders of Healthtrust generally.

  Stock Option Plans. As provided in the Merger Agreement, by virtue of the Merger, all options (the "Healthtrust Options") outstanding at the Effective Time under any Healthtrust stock option plan (collectively, the "Healthtrust Stock Option Plans"), whether or not then exercisable, will be assumed by Columbia and converted into and become a right to purchase Columbia Common Stock. Each Healthtrust Option assumed by Columbia will be exercisable upon the same terms and conditions as under the applicable Healthtrust Stock Option Plans and applicable option agreements issued thereunder, except that (i) each Healthtrust Option shall be exercisable for the number of shares of Columbia Common Stock equal to the product, rounded to the nearest whole share, of (A) the number of shares of Healthtrust Common Stock subject to the original Healthtrust Option immediately prior to the Effective Time, times (B) the Exchange Ratio and (ii) the per share exercise price for each such Healthtrust Option will be equal to (A) the per share exercise price for the share of Healthtrust Common Stock subject to such Healthtrust Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, rounded upward to the nearest full cent. Under the existing terms of the Healthtrust Stock Option Plans, the Merger will cause the acceleration of vesting of those Healthtrust Options which are issued but not yet vested. As of December 31, 1994, employees (or former employees) of Healthtrust owned Healthtrust Options to purchase an aggregate of 4,257,332 shares of Healthtrust Common Stock at a weighted average price of $17.88 per share (at exercise prices ranging from $0.01 to $35.00 per share). Approval of the Merger Agreement by the stockholders of Columbia will constitute stockholder approval of the assumption by Columbia of the rights and obligations of Healthtrust under the Healthtrust Stock Option Plans. See "The Merger Agreement--The Merger."

  Severance Protection Agreements. As permitted by the Merger Agreement, Healthtrust's Board of Directors has authorized Healthtrust to enter into severance protection agreements with approximately 70 Healthtrust employees (including all executive officers of Healthtrust), which provide that if the employee's employment is terminated or there is a change in such employee's responsibilities within two years of a change in control (which term would include consummation of the Merger), such employee would be entitled to receive severance pay based upon the employee's annual base salary on the date of the agreement and targeted bonus. The severance pay shall be equal to (i) three times such employee's annual salary for the Chief Executive Officer, the Chief Operating Officer and each Senior Vice President of Healthtrust; two times annual salary for all Vice Presidents, Assistant Vice Presidents, and certain management employees of Healthtrust; and one times annual salary for certain other management employees of Healthtrust and (ii) a pro rata bonus for the year in which the severance payment becomes payable. Any such severance benefits will be reduced, to the extent necessary, such that no portion thereof would become subject to the excise tax imposed under Section 4999 of the Code. In addition, the employees covered by such severance protection agreements would be entitled to continued coverage under medical benefit plans for 18 months (or until such earlier date as the employee obtains comparable medical coverage from a new employer). In addition, the Merger Agreement permits Healthtrust to adopt a severance plan for other employees of Healthtrust whose principal place of employment is at Healthtrust's corporate headquarters or corporate offices located in Dallas or Nashville. The severance plan will provide that if the employee's employment is terminated involuntarily within one year of the Merger, then such employee is entitled to a severance benefit equal to the product of (a) the employee's weekly base salary and (b) a multiple of between 12 and 30, based upon the employee's years of service and position with Healthtrust as of the date of termination. As a precondition to becoming entitled to severance benefits, each covered employee must waive his or her entitlement, if any, to severance, salary continuation or similar benefits under all other plans or arrangements.

  Indemnification and Insurance. In accordance with Healthtrust's existing policies and agreements, Columbia has agreed to indemnify and advance expenses to each person who was on October 4, 1994, or has been at any time prior to October 4, 1994, an officer, director, employee, trustee or agent of Healthtrust (or any subsidiary thereof) (the "Indemnified Parties"), to the fullest extent permitted under applicable law, against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. In addition, Columbia has agreed not to amend the provisions of Healthtrust's Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification, except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification. For a period of six years after the Effective Time, Columbia is obligated to maintain in effect policies of directors' and officers' liability insurance that are substantially no less advantageous to the Indemnified Parties than the policies presently maintained by Healthtrust, subject to certain maximum annual payments. See "The Merger Agreement--Indemnification and Insurance."

  Board of Directors. Subject to approval by the stockholders of Columbia of the Proposed Amendment, Columbia has agreed to cause the directors comprising the full Board of Directors of Columbia at the Effective Time to be increased by three directors and to cause R. Clayton McWhorter, Richard W. Hanselman and Donald S. MacNaughton, each currently a director of Healthtrust, to be elected as directors of Columbia in order to fill the vacancies resulting from such newly created directorships. Mr. McWhorter will serve as Chairman of the Board of Directors of Columbia. See "The Merger Agreement--Governance" and "The Proposed Amendment."

ACCOUNTING TREATMENT

  Columbia and Healthtrust believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. Under this method of accounting, the assets and liabilities of Columbia and Healthtrust will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of the combined company will include income of Columbia and Healthtrust for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined company.

  Consummation of the Merger is conditioned upon the receipt by each of Columbia and Healthtrust of a letter from their respective independent public accountants stating that, in their respective opinions, the Merger will qualify as a pooling of interests for accounting purposes. See "The Merger Agreement-- Conditions" and "Unaudited Pro Forma Condensed Combined Financial Statements." Certain events, including certain transactions with respect to Healthtrust Common Stock or Columbia Common Stock by affiliates of Healthtrust or Columbia, respectively, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. See "--Resale Restrictions."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The respective obligations of Healthtrust and Columbia to consummate the Merger are conditioned on the receipt of opinions of their respective special counsel, Dewey Ballantine and Fried, Frank, Harris, Shriver & Jacobson, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. See "The Merger Agreement--Conditions." If so treated, no gain or loss will be recognized to Healthtrust stockholders upon the receipt of Columbia Common Stock in exchange for Healthtrust Common Stock. Healthtrust stockholders will have a tax basis for the shares of Columbia Common Stock received in the Merger equal to the tax basis for the shares of Healthtrust Common Stock surrendered in exchange therefor, excluding any basis allocated to fractional shares for which cash is received. If the shares of Healthtrust Common Stock are held as capital assets, the holding period of the shares of Columbia Common Stock received will include the period during which the shares of Healthtrust Common Stock were held. Furthermore, if the Merger is treated as a reorganization, the Merger will result in no gain or loss to Columbia on the exchange of shares of Healthtrust Common Stock for Columbia Common Stock.

  The IRS has announced a ruling policy of treating cash paid in lieu of fractional share interests arising in corporate reorganizations as having been received by the stockholders in payment for the fractional share interests if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares and is not a separately bargained for consideration. The IRS has stated further that the purpose of the transaction giving rise to the fractional share interests, the maximum amount of cash that may be received by any one stockholder, and the percentage of the total consideration that will be cash are among the factors that will be considered in this connection. If so treated in the present case, gains and losses realized by Healthtrust stockholders with respect to the receipt of cash in lieu of fractional shares will be capital gain or loss, provided that the shares surrendered are held as capital assets. Such capital gain or loss will be long-term capital gain or loss if the shares of Healthtrust Common Stock were held for more than one year at the Effective Time. To determine the amount of gain or loss, a portion of the basis in the Healthtrust Common Stock will be allocated to the fractional shares and the amount of gain or loss will be the difference between the amount of cash received and the amount of such basis.

  The foregoing discussion is intended only as a summary of selected federal income tax consequences of the Merger under current law and does not purport to be a complete analysis or description of all potential tax effects of the Merger. The summary does not address all of the tax consequences that may be important to stockholders subject to special tax treatment, such as insurance companies, corporations subject to the alternative minimum tax, banks, dealers in securities, tax-exempt organizations or foreign persons, or to stockholders who acquired their shares of Healthtrust Common Stock as compensation. No information is provided herein with respect to the tax consequences, if any, of the Merger under applicable foreign, state, local, and other tax laws. The discussion is based on the current provisions of the Code, final and proposed Treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the accuracy of this discussion. Healthtrust stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

REGULATORY APPROVAL

  Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Columbia and Healthtrust each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on October 21, 1994. Since a request from the FTC for additional information and documentary material was timely received by both Columbia and Healthtrust, the waiting period will not terminate until 20 days after Columbia and Healthtrust have each "substantially complied" (as such term is defined under the HSR Act) with such request unless the FTC voluntarily terminates the waiting period prior to substantial compliance. While Columbia and Healthtrust are in the process of complying with such request, they have not to date "substantially complied." Since the requests by the FTC for additional information and documentary material were limited to certain specific markets, Columbia and Healthtrust expect that either (i) they will be in substantial compliance with the requests at least 20 days prior to the date of the Meetings or (ii) the FTC will voluntarily terminate the waiting period, in either case so as not to delay consummation of the Merger on or about the date of the Meetings. However, there can be no assurance that the consummation of the Merger will not be delayed by reason of the HSR Act. In addition, the offices of the attorney general in various states in which Columbia and Healthtrust operate are investigating the competitive impact of the Merger in their respective states. Columbia and Healthtrust have responded to requests for additional information from these states. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, the Antitrust Division, the FTC or any state could take action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Healthtrust or businesses of Columbia or Healthtrust by Columbia. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

RESALE RESTRICTIONS

  All shares of Columbia Common Stock received by Healthtrust stockholders in the Merger will be freely transferable, except that shares of Columbia Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Healthtrust at the time of the Healthtrust Meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Columbia) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Healthtrust or Columbia generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires Healthtrust to exercise its reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Columbia Common Stock issued to such person in or pursuant to the Merger unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act or (c) in the opinion of counsel or pursuant to a "no-action" letter obtained from the Commission by such person, such sale, transfer or other disposition is exempt from registration under the Securities Act. In order to qualify for pooling of interests treatment, an affiliate of either Columbia or Healthtrust may not sell (subject to certain de minimus exceptions), or in any other way reduce said affiliate's relative risk to, the shares of Columbia Common Stock until after such time as Columbia publishes results covering at least 30 days of combined operations of Columbia and Healthtrust. Healthtrust and Columbia have each agreed to use all reasonable efforts to obtain agreements from their respective affiliates not to engage in any such transactions. See "--Accounting Treatment" and "The Merger Agreement-- Certain Covenants."

LITIGATION RELATING TO THE MERGER

  Two purported class actions, entitled Alvarez v. R. Clayton McWhorter, et al. and Swain v. R. Clayton McWhorter, et al., were commenced in Delaware Chancery Court in October 1994 by two alleged stockholders of Healthtrust against Healthtrust and its Board of Directors. The complaint in the Swain case also names Columbia as a defendant. The complaints in both actions allege that Healthtrust's Board of Directors breached its fiduciary and common law duties to the Healthtrust's stockholders by failing to maximize stockholder value and obtain the highest price possible for the Healthtrust stockholders in connection with the Merger. The complaints seek (i) a preliminary and permanent injunction against the Merger; (ii) rescission and damages in the event the Merger is consummated; (iii) an accounting of any profits that might be realized by the Healthtrust's directors through the Merger; (iv) unspecified compensatory damages; and (v) attorney's and experts' fees. The litigation is in the early stages of discovery. Healthtrust and Columbia, as the case may be, believe that the allegations in the complaints are without merit and intend to defend such actions vigorously.

                              THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.

THE MERGER

  Pursuant to the Merger Agreement, subject to the terms and conditions thereof, at the Effective Time (as defined below), Columbia Sub will be merged with and into Healthtrust. The Merger will have the effects specified in the Delaware General Corporation Law.

  Upon the satisfaction or waiver of all conditions to the Merger, and provided that the Merger Agreement has not been terminated or abandoned, Columbia and Healthtrust will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in
Section 251 of the Delaware General Corporation Law (the "Certificate of Merger"). The time at which the Merger becomes effective is referred to as the Effective Time.

  As a result of the Merger and without any action on the part of the holders thereof, each share of Healthtrust Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.88 of a share of Columbia Common Stock and will cease to be outstanding and will be cancelled and retired. Each holder of a Certificate representing any such shares of Healthtrust Common Stock will thereafter cease to have any rights with respect to such shares of Healthtrust Common Stock, except the right to receive, without interest, shares of Columbia Common Stock and cash for fractional interests of Columbia Common Stock (as described in "-- Exchange Procedures") upon the surrender of such Certificate. Each share of Healthtrust Common Stock held in Healthtrust's treasury at the Effective Time will cease to be outstanding and will be cancelled and retired without payment of any consideration therefor.

  At the Effective Time, all Healthtrust Options then outstanding under the Healthtrust Stock Option Plans will remain outstanding and will be assumed by Columbia. Each such Healthtrust Option will be exercisable upon the same terms and conditions as under the applicable Healthtrust Stock Option Plan and the applicable option agreement issued thereunder, except that (a) each such Healthtrust Option will be exercisable for that whole number of shares of Columbia Common Stock (to the nearest whole share) into which the number of shares of Healthtrust Common Stock under the unexercised portion of such option would be converted at the Effective Time and (b) the exercise price per share of Columbia Common Stock will be an amount equal to the exercise price per share subject to such Healthtrust Option prior to the Effective Time divided by the Exchange Ratio (rounded upward to the nearest full cent). Approval of the Merger Agreement by the stockholders of Columbia will constitute stockholder approval of the assumption by Columbia of the rights and obligations of Healthtrust under the Healthtrust Stock Option Plans and of the amendment of such plans to provide for, among other things, the conversion at the Effective Time of each outstanding stock option into an option to purchase shares of Columbia Common Stock at the Exchange Ratio. See "The Merger--Interests of Certain Persons in the Merger."

EXCHANGE PROCEDURES

  Promptly after the Effective Time, the Exchange Agent will mail to each person who was, at the Effective Time, a holder of record of shares of Healthtrust Common Stock, a letter of transmittal to be used by such holders in forwarding their certificates representing shares of Healthtrust Common Stock ("Certificates"), and instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Columbia Common Stock. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, the holder of such Certificate will be entitled to receive a certificate representing that number of whole shares of Columbia Common Stock, cash in lieu of any fractional shares (as described below) and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered, and the Certificate so surrendered will be cancelled. HEALTHTRUST STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

  No fractional shares of Columbia Common Stock will be issued and any holder of shares of Healthtrust Common Stock entitled under the Merger Agreement to receive a fractional share will be entitled to receive only a cash payment in lieu thereof, which payment will be in an amount equal to the product of the Average Price of a share of the Columbia Common Stock multiplied by the fractional percentage of a share of Columbia Common Stock to which such holder would otherwise be entitled. The "Average Price" of a share of Columbia Common Stock will be the average of the closing sale prices thereof on the NYSE Composite Tape (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source) over the ten business days immediately preceding the closing date of the Merger.

  No dividends on shares of Columbia Common Stock will be paid with respect to any shares of Healthtrust Common Stock or other securities represented by a Certificate until such Certificate is surrendered for exchange as provided in the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of certificates representing shares of Columbia Common Stock issued in exchange therefor, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Columbia Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such whole shares of Columbia Common Stock less the amount of any withholding taxes which may be required thereon.

  At or after the Effective Time, there will be no transfers on the transfer books of Healthtrust of shares of Healthtrust Common Stock which were outstanding immediately prior to the Effective Time.

  Any portion of the monies from which cash payments in lieu of fractional interests in shares of Columbia Common Stock will be made (including the proceeds of any investments thereof) and any shares of Columbia Common Stock that are unclaimed by the former stockholders of Healthtrust one year after the Effective Time will be delivered to the surviving corporation in the Merger (Healthtrust). Any former stockholders of Healthtrust who have not theretofore complied with the exchange procedures in the Merger Agreement may thereafter look to the surviving corporation in the Merger (Healthtrust) for payment of their shares of Columbia Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of Columbia Common Stock, deliverable in respect of each share of Healthtrust Common Stock such stockholder holds. Notwithstanding the foregoing, neither Healthtrust, Columbia, the Exchange Agent nor any other person will be liable to any former holder of shares of Healthtrust Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  No interest will be paid or accrued on cash in lieu of fractional shares and unpaid dividends and distributions, if any, which will be paid upon surrender of Certificates.

  In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the surviving corporation in the Merger (Healthtrust), the posting by such person of a bond in such reasonable amount as Columbia may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Columbia Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of Columbia Common Stock, as described above.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties relating to, among other things: (a) the due organization, power and standing of Healthtrust and Columbia and similar corporate matters; (b) the authorization, execution, delivery and enforceability of the Merger Agreement; (c) the capital structure of Healthtrust and Columbia; (d) subsidiaries of Healthtrust and Columbia; (e) investment interests of Healthtrust and Columbia; (f) the absence of conflicts under charters or bylaws and violations of any instruments or law, and required consents or approvals; (g) certain documents filed by each of Healthtrust and Columbia with the Commission and the accuracy of information contained therein; (h) litigation; (i) conduct of business in the ordinary course and the absence of certain changes or material adverse effects; (j) taxes; (k) retirement and other employee benefit plans of Healthtrust and Columbia; (l) labor matters; (m) qualification for "pooling of interests" accounting treatment; (n) brokers' and finders' fees with respect to the Merger; (o) receipt of fairness opinions; (p) ownership of the capital stock of the other company; and (q) Medicare participation and accreditation.

CERTAIN COVENANTS

  Healthtrust has agreed (and has agreed to cause its subsidiaries), among other things, prior to the consummation of the Merger, unless Columbia agrees in writing or as otherwise required or permitted by the Merger Agreement, (i) to conduct its operations according to its usual, regular and ordinary course in substantially the same manner as theretofore conducted, (ii) to use its reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory business relationships, (iii) promptly to notify Columbia of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained in the Merger Agreement and (iv) promptly to deliver to Columbia true and correct copies of any report, statement or schedule filed with the Commission subsequent to October 4, 1994. In addition, Healthtrust has agreed that, among other things, prior to the consummation of the Merger, unless Columbia agrees in writing or as otherwise required or permitted by the Merger Agreement, it shall not: (i) amend its certificate of incorporation or bylaws; (ii) except pursuant to the exercise of certain options, warrants, conversion rights and other contractual rights, issue any shares of capital stock, effect any stock split or otherwise change its capitalization as it existed on October 4, 1994; (iii) grant, confer or award any option, warrant, conversion right or other right not existing on October 4, 1994 to acquire shares of its capital stock, other than employee stock options, stock benefits and stock purchases under any existing stock option, stock benefit or stock purchase plan, provided that the aggregate amount of employee stock options shall not exceed 50,000; (iv) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, except for normal increases consistent with past practice and the payment of cash bonuses to officers pursuant to and consistent with existing plans or programs; (v) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect; (vi) declare or pay any dividend to its stockholders or make any other payment on its capital stock; (vii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with its stock-based employee benefit plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for such action; or (viii) sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, except in the ordinary course of business.

  Columbia has agreed, among other things, prior to the consummation of the Merger, unless Healthtrust agrees in writing or as otherwise required or permitted by the Merger Agreement, to (i) conduct its operations in the ordinary course in substantially the same manner as heretofore conducted and
(ii) promptly deliver to Healthtrust true and correct copies of any report, statement or schedule filed with the Commission subsequent to October 4, 1994. In addition, Columbia has agreed that, among other things, prior to the consummation of the Merger, unless Healthtrust agrees in writing or as otherwise required or permitted by the Merger Agreement, it shall not (i) amend its certificate of incorporation; (ii) sell, lease or otherwise dispose of any of its assets (including capital stock of subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business;
(iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, a material amount of the outstanding Columbia Common Stock; or (iv) declare or make any extraordinary distributions with respect to its capital stock, which distributions are individually, or in the aggregate, material (except for scheduled quarterly cash dividends payable on the Columbia Common Stock).

  Healthtrust and Columbia have agreed that, during the period from October 4, 1994 until the Effective Time, except as otherwise contemplated by the Merger Agreement, neither Healthtrust nor Columbia will knowingly take or knowingly fail to take any action which would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

  Both Healthtrust and Columbia have agreed: (a) to cooperate in the prompt preparation and filing of certain documents under federal and state securities laws and with applicable government entities, and (b) to use their best efforts to obtain and deliver to each other certain letters from "affiliates," as defined under Rule 145 under the Securities Act or by applicable accounting rules.

  With respect to obtaining approval under the HSR Act, Columbia has agreed that it will divest or otherwise hold separate, or take such other action with respect to any of its subsidiaries or any of Healthtrust's assets and properties, necessary to obtain such approval, except to the extent that such actions would, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Healthtrust and its subsidiaries taken as a whole.

NO SOLICITATION OF TRANSACTIONS

  Healthtrust has agreed that it will not, and will direct and use its best efforts to cause its officers, directors, employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Healthtrust or any of its significant subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. Healthtrust has agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing and to take the necessary steps to inform the appropriate individuals or entities of these obligations. Healthtrust has also agreed to notify Columbia immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it; provided that the Board of Directors of Healthtrust may (i) furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire Healthtrust pursuant to a merger, consolidation, share exchange, business combination, purchase of a substantial portion of its assets or other similar transactions, if, and only to the extent that, (a) the Board of Directors of Healthtrust determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (b) prior to furnishing such information to, or entering into discussions or negotiations with, the other person or entity, Healthtrust provides written notice to Columbia to the effect that it is furnishing information to, or entering into discussions or negotiations with, the other person or entity, and (c) subject to any confidentiality agreement with the other person or entity (which Healthtrust determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law), Healthtrust keeps Columbia informed of the status (not the terms) of any such discussions or negotiations and (ii) to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with regard to the Alternative Proposal.

BENEFIT PLANS

  Columbia has agreed that, from and after the Effective Time, it will provide benefits to the employees of Healthtrust and its subsidiaries which are substantially similar to the benefits provided to similarly situated employees of Columbia and its subsidiaries. Columbia has agreed to grant all Healthtrust employees credit for all service with Healthtrust and its predecessors, to waive any pre-existing conditions and actively-at-work exclusions and to take into account expenses incurred prior to the Effective Time for purposes of satisfying deductible, coinsurance and maximum out-of-pocket provisions of Columbia benefit plans providing medical or dental welfare benefits.

GOVERNANCE

  Subject to approval by the stockholders of Columbia of the Proposed Amendment, Columbia has agreed to cause the directors comprising the full Board of Directors of Columbia to be increased by three directors and to cause R. Clayton McWhorter, Richard W. Hanselman and Donald S. MacNaughton, each currently a director of Healthtrust, to be elected by the Columbia Board of Directors as directors of Columbia in order to fill the vacancies resulting from such newly created directorships. If, prior to the Effective Time, any of such persons shall decline or be unable to serve as a director, Healthtrust shall designate another person to serve in such person's stead, which person must be reasonably acceptable to Columbia. See "The Proposed Amendment."

  Subject to approval by the stockholders of Columbia of the Proposed Amendment, Columbia's Board of Directors is obligated to take all action necessary to cause R. Clayton McWhorter to be elected as Chairman of the Board of Columbia and to cause Dr. Thomas F. Frist, Jr. to be elected as Vice Chairman of the Board of Columbia. At the Effective Time, Richard L. Scott shall continue to be President and Chief Executive Officer of Columbia, David
T. Vandewater shall continue to be Chief Operating Officer of Columbia and Carl
F. Pollard shall continue to be Chairman of the Executive Committee of Columbia. The Board of Directors of Columbia is also obligated to take all necessary action to cause R. Clayton McWhorter to be elected to the Executive Committee of the Board of Directors of Columbia at the Effective Time. Other senior management positions of Columbia after the Merger are expected to be held by persons currently employed at either Columbia or Healthtrust.

INDEMNIFICATION AND INSURANCE

  Columbia has agreed to indemnify and advance expenses to each person who was on October 4, 1994, or has been at any time prior to October 4, 1994, an officer, director, employee, trustee or agent of Healthtrust (or any subsidiary thereof) (the "Indemnified Parties"), to the fullest extent permitted under applicable law, against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. In addition, Columbia has agreed to cause the surviving corporation in the Merger (Healthtrust) not to amend the provisions of its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification, except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

  For a period of six years after the Effective Time, Columbia is obligated to maintain in effect policies of directors' and officers' liability insurance covering certain Indemnified Parties presently covered by Healthtrust insurance policies that are substantially no less advantageous to such Indemnified Parties than the policies presently maintained by Healthtrust; provided that Columbia shall not be required in order to maintain such coverage to pay an annual premium in excess of three times the current annual premium paid by Healthtrust for its existing coverage (the "Cap"); and provided further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Columbia shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

  Columbia shall pay all expenses, including attorneys' fees, that may be incurred by any of the aforementioned parties in enforcing the indemnity and other obligations referred to above. The rights of each such person shall be in addition to any other rights such person may have under the certificate of incorporation or bylaws of Healthtrust, the Delaware General Corporation Law or otherwise.

CONDITIONS

  The respective obligations of Healthtrust and Columbia to consummate the Merger are subject to the fulfillment of each of the following conditions, among others: (a) the Merger Agreement and the transactions contemplated thereby shall have been approved in the manner required by law or by applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of Healthtrust and Columbia entitled to vote thereon; (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) none of the parties to the Merger Agreement shall be subject to any order or injunction against the consummation of the transactions contemplated by the Merger Agreement; (d) the Registration Statement shall have become effective under the Securities Act and no stop order with respect thereto shall be in effect; (e) Healthtrust and Columbia shall have received opinions from their respective independent public accountants concerning the qualification of the Merger for "pooling of interests" accounting treatment; (f) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made (except where the failure to obtain or make any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Columbia and Healthtrust (and their respective subsidiaries), taken as a whole, following the Effective Time) and
(g) the Columbia Common Stock to be issued to Healthtrust stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

  The obligations of each of Healthtrust and Columbia to effect the Merger are also subject to the satisfaction or waiver by the other party prior to the Effective Time of the following conditions, among others: (a) the other party shall have performed all obligations required to be performed by it under the Merger Agreement and the representations and warranties of the other party and its subsidiaries set forth in the Merger Agreement shall be true in all material respects as of the Effective Time unless the failure of such representation and warranty to be so true and correct would not have or would not be reasonably likely to have a material adverse effect on the business of such party and its subsidiaries taken as a whole; (b) each party shall have received the opinion of its tax counsel that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Healthtrust and Columbia will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

(c) Healthtrust and Columbia shall have each received a "comfort" letter from the other party's independent accountants covering matters customarily included in such comfort letters relating to transactions similar to the Merger; and (d) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of the other party that would have or would be reasonably likely to have a material adverse effect on the other party and its subsidiaries taken as a whole, other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally.

TERMINATION

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Healthtrust and Columbia, respectively: (a) by the mutual consent of Healthtrust and Columbia; (b) by action of the Board of Directors of either Healthtrust or Columbia if (i) the Merger shall not have been consummated by May 31, 1995, provided that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger; (ii) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by Healthtrust's stockholders shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; (iii) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by Columbia's stockholders shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; or (iv) if a United States Federal or state court of competent jurisdiction or United States Federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this clause (iv) shall have used all reasonable efforts to remove such injunction, order or decree; (c) by action of the Board of Directors of Healthtrust, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, the Board of Directors of Healthtrust determines that such termination is required by reason of an Alternative Proposal being made for Healthtrust; (ii) there has been a breach by Columbia or Columbia Sub of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on Columbia and its subsidiaries taken as a whole; or
(iii) there has been a material breach by Columbia of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach; or (d) by action of the Board of Directors of Columbia, if (i) the Board of Directors of Healthtrust shall have withdrawn or modified in a manner materially adverse to Columbia its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Proposal to Healthtrust stockholders;
(ii) there has been a breach by Healthtrust of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on Healthtrust and its subsidiaries taken as a whole; or (iii) there has been a material breach by Healthtrust of any covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach. In the event of the termination of the Merger Agreement pursuant to (c) or (d) above, nothing in the Merger Agreement shall prejudice the ability of the non-breaching party to seek damages from any other party for any breach of the Merger Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; provided, that in the event Columbia has received an Alternative Proposal Fee (as defined under "-- Termination Fee"), it shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under the Merger Agreement against any entity or person submitting an Alternative Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against Healthtrust or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Alternative Proposal.

TERMINATION FEE

  In the event that any person shall have made an Alternative Proposal for Healthtrust and thereafter the Merger Agreement is terminated by either party (other than pursuant to the breach of the Merger Agreement by Columbia), then Healthtrust shall be required to promptly (but in no event later than two days after such termination) pay Columbia a fee of $100,000,000 ("Alternative Proposal Fee"). If Healthtrust fails to make such payment and Columbia receives a judgment against Healthtrust therefor, Healthtrust shall be required to pay Columbia for its costs in connection with such suit, and to pay interest on the amount of the fee at a rate of 12% per annum.

EXPENSES

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except as otherwise provided in the Merger Agreement. The Merger Agreement provides that the following expenses will be shared equally by Columbia and Healthtrust: (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Registration Statement with the Commission and (c) the expenses incurred in connection with printing and mailing this Proxy Statement/Prospectus.

AMENDMENT AND WAIVER

  The parties may modify or amend the Merger Agreement by written agreement at any time prior to the Effective Time, to the extent permitted by applicable law. The conditions to each party's obligation to consummate the Merger may be waived by such party in whole or in part to the extent permitted by applicable law.

ALTERNATIVE MERGER STRUCTURE

  Columbia and Healthtrust reserve the right to change the structure of the Merger so that Healthtrust would merge into Columbia Sub rather than Columbia Sub merging into Healthtrust. Stockholder approval of the Merger Agreement shall be deemed to include approval of this alternative structure of the Merger. Any such change in the structure of the Merger would not be made unless Columbia and Healthtrust are satisfied that such change would not affect the tax consequences of the Merger or the qualification of the Merger as a pooling of interests.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are presented assuming the Merger will be accounted for as a pooling of interests.

  The unaudited pro forma condensed combined balance sheet reflects the combined historical balance sheets of Columbia at September 30, 1994 and Healthtrust at August 31, 1994 (Healthtrust fiscal year end). The unaudited pro forma condensed combined income statements for the years ended December 31, 1992 and 1991, and for nine months ended September 30, 1993 reflect the historical operating results of Columbia for such periods combined with historical operating results of Healthtrust for the twelve months ended November 30, 1992 and 1991 and the nine months ended August 31, 1993, respectively. As described more fully in the notes accompanying the unaudited pro forma condensed combined financial statements, the unaudited pro forma condensed combined income statements for the year ended December 31, 1993 and for the nine months ended September 30, 1994 reflect the historical operating results of Columbia (pro forma adjusted for the MCA Merger) for such periods combined with the historical operating results of Healthtrust (pro forma adjusted for the EPIC Merger) for the twelve months ended November 30, 1993 and the nine months ended August 31, 1994, respectively.

  For all applicable periods presented in the pro forma condensed combined income statements, shares used in the computation of earnings per common and common equivalent share give effect to the Exchange Ratio.

  The pro forma financial statements are not necessarily indicative of the results that would have been obtained had the Merger occurred on the dates indicated. These pro forma financial statements should be read in conjunction with the related historical financial statements and notes thereto of Columbia and Healthtrust incorporated by reference in this Proxy Statement/Prospectus.

 COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                         FOR THE NINE MONTHS
                         ENDED SEPTEMBER 30,   FOR THE YEARS ENDED DECEMBER 31,
                         --------------------  ----------------------------------
                           1994       1993        1993        1992        1991
                         ---------  ---------  ----------  ----------  ----------
Revenues................ $  11,303  $   9,473  $   14,111  $   12,216  $   11,686
                         ---------  ---------  ----------  ----------  ----------
Operating expenses......     8,434      7,153      10,652       9,299       8,827
Provision for doubtful
 accounts...............       668        522         791         652         636
Depreciation and
 amortization...........       630        514         796         670         647
Interest expense........       307        326         495         508         750
Investment income.......       (57)       (50)        (85)        (89)        (84)
Non-recurring
 transactions...........       159        151         206         532         521
                         ---------  ---------  ----------  ----------  ----------
                            10,141      8,616      12,855      11,572      11,297
                         ---------  ---------  ----------  ----------  ----------
Income from continuing
 operations before
 minority
 interests and income
 taxes..................     1,162        857       1,256         644         389
Minority interests in
 earnings of
 consolidated entities..        42         19          52          24          23
                         ---------  ---------  ----------  ----------  ----------
Income from continuing
 operations before
 income taxes...........     1,120        838       1,204         620         366
Provision for income
 taxes..................       452        339         505         336         153
                         ---------  ---------  ----------  ----------  ----------
Income from continuing
 operations............. $     668  $     499  $      699  $      284  $      213
                         =========  =========  ==========  ==========  ==========
Earnings per common and
 common equivalent
 share.................. $    1.50  $    1.21  $     1.58  $      .72  $      .64
                         =========  =========  ==========  ==========  ==========
Shares used in earnings
 per common and common
 equivalent share
 computations (in
 thousands).............   445,210    412,380     443,341     393,119     333,001



   See notes to unaudited pro forma condensed combined financial statements.

 COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                               COLUMBIA                                 HEALTHTRUST
                  --------------------------------------  ------------------------------------------
                                   PURCHASE    COLUMBIA                      PURCHASE    HEALTHTRUST   POOLING     PRO FORMA
                  COLUMBIA  MCA   ADJUSTMENTS  PRO FORMA  HEALTHTRUST EPIC  ADJUSTMENTS   PRO FORMA  ADJUSTMENTS   COMBINED
                  --------  ----  -----------  ---------  ----------- ----  -----------  ----------- -----------   ---------
Revenues........  $  8,195  $298               $  8,493     $ 2,348   $476                 $ 2,824      $(14) (f)  $ 11,303
                  --------  ----               --------     -------   ----                 -------      ----       --------
Operating
 expenses.......     6,122   189                  6,311       1,746    391      $(2) (b)     2,135       (14) (f)     8,434
                                                                                                           2  (g)
Provision for
 doubtful
 accounts.......       470    10                    480         153     35                     188                      668
Depreciation and
 amortization...       440    20     $ 10 (a)       470         131     23        6  (c)       160                      630
Interest
 expense........       182    11                    193          92     36      (14) (d)       114                      307
Investment
 income.........       (50)   (5)                   (55)         (6)    (1)       5  (e)        (2)                     (57)
Non-recurring
 transactions...       159     -                    159           -      -                       -                      159
                  --------  ----     ----      --------     -------   ----      ---        -------      ----       --------
                     7,323   225       10         7,558       2,116    484       (5)         2,595       (12)        10,141
                  --------  ----     ----      --------     -------   ----      ---        -------      ----       --------
Income from
 continuing
 operations
 before minority
 interests and
 income taxes...       872    73      (10)          935         232     (8)       5            229        (2)         1,162
Minority
 interests in
 earnings of
 consolidated
 entities.......        13    19                     32           8      2                      10                       42
                  --------  ----     ----      --------     -------   ----      ---        -------      ----       --------
Income from
 continuing
 operations
 before income
 taxes..........       859    54      (10)          903         224    (10)       5            219        (2)         1,120
Provision for
 income taxes...       341    21                    362          90      1                      91        (1)           452
                  --------  ----     ----      --------     -------   ----      ---        -------      ----       --------
Income from
 continuing
 operations.....  $    518  $ 33     $(10)     $    541     $   134   $(11)     $ 5        $   128      $ (1)      $    668
                  ========  ====     ====      ========     =======   ====      ===        =======      ====       ========
Earnings per
 common and
 common
 equivalent
 share..........  $   1.50                     $   1.48     $  1.52                        $  1.40                 $   1.50
                  ========                     ========     =======                        =======                 ========
Shares used in
 earnings per
 common and
 common
 equivalent
 share
 computations
 (in thousands).   344,954                      364,832      88,450                         91,339                  445,210


   See notes to unaudited pro forma condensed combined financial statements.

 COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                            POOLING     PRO FORMA
                                    COLUMBIA  HEALTHTRUST ADJUSTMENTS   COMBINED
                                    --------  ----------- -----------   ---------
Revenues..........................  $  7,681    $ 1,804      $(12) (f)  $  9,473
                                    --------    -------      ----       --------
Operating expenses................     5,819      1,344       (12) (f)     7,153
                                                                2  (g)
Provision for doubtful accounts...       410        112                      522
Depreciation and amortization.....       414        100                      514
Interest expense..................       251         75                      326
Investment income.................       (45)        (5)                     (50)
Non-recurring transactions........       151          -                      151
                                    --------    -------      ----       --------
                                       7,000      1,626       (10)         8,616
                                    --------    -------      ----       --------
Income from continuing operations
 before minority interests and
 income taxes.....................       681        178        (2)           857
Minority interests in earnings of
 consolidated entities............        10          9                       19
                                    --------    -------      ----       --------
Income from continuing operations
 before income taxes..............       671        169        (2)           838
Provision for income taxes........       272         68        (1)           339
                                    --------    -------      ----       --------
Income from continuing operations.  $    399    $   101      $ (1)      $    499
                                    ========    =======      ====       ========
Earnings per common and common
 equivalent share.................  $   1.18    $  1.22                 $   1.21
                                    ========    =======                 ========
Shares used in earnings per common
 and common equivalent share
 computations (in thousands)......   338,744     83,677                  412,380


   See notes to unaudited pro forma condensed combined financial statements.

 COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                COLUMBIA                                 HEALTHTRUST
                   -------------------------------------- --------------------------------------------
                                    PURCHASE    COLUMBIA                       PURCHASE    HEALTHTRUST   POOLING     PRO FORMA
                   COLUMBIA  MCA   ADJUSTMENTS  PRO FORMA HEALTHTRUST  EPIC   ADJUSTMENTS   PRO FORMA  ADJUSTMENTS   COMBINED
                   --------  ----  -----------  --------- ----------- ------  -----------  ----------- -----------   ---------
Revenues.........  $10,252   $432                $10,684    $2,425    $1,019                 $3,444       $(17) (f)   $14,111
                   -------   ----                -------    ------    ------                 ------       ----        -------
Operating
 expenses........    7,772    279                  8,051     1,802       817      $(4) (b)    2,615        (17) (f)    10,652
                                                                                                             3  (g)
Provision for
 doubtful
 accounts........      542     12                    554       156        81                    237                       791
Depreciation and
 amortization....      554     27     $ 12 (a)       593       134        58       11  (c)      203                       796
Interest expense.      321     17                    338        96        90      (29) (d)      157                       495
Investment
 income..........      (66)   (12)                   (78)       (8)       (7)       8  (e)       (7)                      (85)
Non-recurring
 transactions....      151     55                    206         -         -                      -                       206
                   -------   ----     ----       -------    ------    ------      ---        ------       ----        -------
                     9,274    378       12         9,664     2,180     1,039      (14)        3,205        (14)        12,855
                   -------   ----     ----       -------    ------    ------      ---        ------       ----        -------
Income from
 continuing
 operations
 before minority
 interests and
 income taxes....      978     54      (12)        1,020       245       (20)      14           239         (3)         1,256
Minority
 interests in
 earnings of
 consolidated
 entities........        9     30                     39        10         3                     13                        52
                   -------   ----     ----       -------    ------    ------      ---        ------       ----        -------
Income from
 continuing
 operations
 before income
 taxes...........      969     24      (12)          981       235       (23)      14           226         (3)         1,204
Provision for
 income taxes....      394     18                    412        94         2       (2)           94         (1)           505
                   -------   ----     ----       -------    ------    ------      ---        ------       ----        -------
Income from
 continuing
 operations......  $   575   $  6     $(12)      $   569    $  141    $  (25)     $16        $  132       $ (2)       $   699
                   =======   ====     ====       =======    ======    ======      ===        ======       ====        =======
Earnings per
 common and
 common
 equivalent
 share...........  $  1.70                       $  1.56    $ 1.68                           $ 1.48                   $  1.58
                   =======                       =======    ======                           ======                   =======
Shares used in
 earnings per
 common and
 common
 equivalent share
 computations (in
 thousands)......  339,222                       364,965    83,864                           89,064                   443,341

   See notes to unaudited pro forma condensed combined financial statements.

 COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1992
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                            POOLING    PRO FORMA
                                    COLUMBIA  HEALTHTRUST ADJUSTMENTS  COMBINED
                                    --------  ----------- -----------  ---------
Revenues........................... $ 9,932     $2,299       $(15) (f)  $12,216
                                    -------     ------       -----      -------
Operating expenses.................   7,574      1,736        (15) (f)    9,299
                                                                4  (g)
Provision for doubtful accounts....     515        137                      652
Depreciation and amortization......     541        129                      670
Interest expense...................     401        107                      508
Investment income..................     (81)        (8)                     (89)
Non-recurring transactions.........     439          -          93 (h)      532
                                    -------     ------       -----      -------
                                      9,389      2,101          82       11,572
                                    -------     ------       -----      -------
Income from continuing operations
 before minority interests and
 income taxes......................     543        198         (97)         644
Minority interests in earnings of
 consolidated entities.............      10         14                       24
                                    -------     ------       -----      -------
Income from continuing operations
 before income taxes...............     533        184         (97)         620
Provision for income taxes.........     294         79         (37)         336
                                    -------     ------       -----      -------
Income from continuing operations.. $   239     $  105        $(60)     $   284
                                    =======     ======       =====      =======
Earnings per common and common
 equivalent share.................. $   .73     $ 1.27                  $   .72
                                    =======     ======                  =======
Shares used in earnings per common
 and common equivalent share
 computations (in thousands)....... 328,564     82,579                  393,119


   See notes to unaudited pro forma condensed combined financial statements.

 COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1991
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                            POOLING    PRO FORMA
                                    COLUMBIA  HEALTHTRUST ADJUSTMENTS  COMBINED
                                    --------  ----------- -----------  ---------
Revenues........................... $ 9,598     $2,104       $(16) (f)  $11,686
                                    -------     ------       -----      -------
Operating expenses.................   7,182      1,658        (16) (f)    8,827
                                                                3  (g)
Provision for doubtful accounts....     508        128                      636
Depreciation and amortization......     524        123                      647
Interest expense...................     597        153                      750
Investment income..................     (64)       (20)                     (84)
Non-recurring transactions.........     300          -         221 (h)      521
                                    -------     ------       -----      -------
                                      9,047      2,042         208       11,297
                                    -------     ------       -----      -------
Income from continuing operations
 before minority interests and
 income taxes......................     551         62        (224)         389
Minority interests in earnings of
 consolidated entities.............       9         14                       23
                                    -------     ------       -----      -------
Income from continuing operations
 before income taxes...............     542         48        (224)         366
Provision for income taxes.........     189         24         (60)         153
                                    -------     ------       -----      -------
Income from continuing operations.. $   353     $   24       $(164)     $   213
                                    =======     ======       =====      =======
Earnings per common and common
 equivalent share.................. $  1.20     $  .40                  $   .64
                                    =======     ======                  =======
Shares used in earnings per common
 and common equivalent share
 computations (in thousands)....... 279,954     60,281                  333,001


   See notes to unaudited pro forma condensed combined financial statements.

 COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1994
                             (DOLLARS IN MILLIONS)

                                                              PRO         PRO
                                                             FORMA       FORMA
                                     COLUMBIA HEALTHTRUST ADJUSTMENTS   COMBINED
                                     -------- ----------- -----------   --------
ASSETS
Current assets:
  Cash and cash equivalents......... $    25    $   92                  $   117
  Accounts receivable, net..........   1,628       549                    2,177
  Inventories.......................     273        86                      359
  Other.............................     499       115                      614
                                     -------    ------                  -------
                                       2,425       842                    3,267
Property and equipment, net.........   6,211     2,254                    8,465
Investments of professional
 liability insurance subsidiaries...     739         -                      739
Intangible assets, net..............   2,206       762       $ 12  (i)    2,980
Other...............................     258       109                      367
                                     -------    ------       ----       -------
                                     $11,839    $3,967       $ 12       $15,818
                                     =======    ======       ====       =======
LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................. $   401    $  154                  $   555
  Accrued expenses..................   1,153       361                    1,514
  Income taxes......................      21         -                       21
  Long-term debt due within one
   year.............................      49        44                       93
                                     -------    ------                  -------
                                       1,624       559                    2,183
Long-term debt......................   3,709     1,741                    5,450
Deferred credits and other
 liabilities........................   1,454       624       $ 37  (i)    2,115
Minority interests in equity of
 consolidated entities..............     204        17                      221
Common stockholders' equity.........   4,848     1,026        (25) (i)    5,849
                                     -------    ------       ----       -------
                                     $11,839    $3,967       $ 12       $15,818
                                     =======    ======       ====       =======


   See notes to unaudited pro forma condensed combined financial statements.

 COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

  For accounting purposes, the Merger will be treated as a pooling of interests. Accordingly, the accompanying unaudited pro forma condensed combined financial statements give retroactive effect to the Merger and include the combined operations of Columbia and Healthtrust for all periods presented.

  The MCA Merger (consummated by Columbia in September 1994) and the EPIC Merger (consummated by Healthtrust in May 1994) were accounted for under the purchase method, and the historical financial statements of both Columbia and Healthtrust include the accounts of these respective entities since the date of acquisition. In addition, the pro forma condensed combined income statements for the year ended December 31, 1993 and the nine months ended September 30, 1994 reflect the operating results of both MCA and EPIC as if these entities were acquired at the beginning of each respective period.

  Columbia's annual financial reporting period ending on December 31 will be adopted by the combined entity. Upon consummation of the Merger, the historical financial information related to Healthtrust will be recast to conform to a calendar year reporting period.

  In December 1991, Healthtrust completed a recapitalization plan that included the reacquisition of its preferred stock from Columbia. The historical consolidated statements of operations of Healthtrust prior to the recapitalization reflected dividends paid and discount accretion on such preferred stock in the calculation of net income to common stockholders. Upon consummation of the Merger, such dividends and related accretion will be eliminated and, accordingly, are not reflected in the accompanying pro forma combined income statements.

NOTE 2 -- PRO FORMA ADJUSTMENTS

  The adjustments to the pro forma financial statements are discussed below:

 MCA Merger:

  (a) To increase amortization expense by $10 million for the nine months ended September 30, 1994 and $12 million for the year ended December 31, 1993 related to the excess of purchase price over fair value of net assets acquired.

 EPIC Merger:

  (b) To eliminate compensation expense of $2 million for the nine months ended September 30, 1994 and $4 million for the year ended December 31, 1993 related to a stock appreciation rights plan terminated upon consummation of the EPIC Merger.

  (c) To increase amortization expense by $6 million for the nine months ended September 30, 1994 and $11 million for the year ended December 31, 1993 related to the excess of purchase price over fair value of net assets acquired.

  (d) To eliminate interest expense of $14 million for the nine months ended September 30, 1994 and $29 million for the year ended December 31, 1993 in connection with the refinancing of long-term debt.

  (e) To eliminate interest income of $5 million for the nine months ended September 30, 1994 and $8 million for the year ended December 31, 1993 in connection with the refinancing of long-term debt.

 COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

 The Merger:

  (f) To eliminate revenues and operating expenses associated with computer information services provided to Healthtrust by Columbia as follows (dollars in millions):

       Nine months ended September 30:
         1994.............................................................. $14
         1993..............................................................  12
       Years ended December 31:
         1993..............................................................  17
         1992..............................................................  15
         1991..............................................................  16

  (g) To eliminate discounting of Healthtrust professional and general liability loss provisions to conform to Columbia's accounting method as follows (dollars in millions):

       Nine months ended September 30:
         1994............................................................... $ 2
         1993...............................................................   2
       Years ended December 31:
         1993...............................................................   3
         1992...............................................................   4
         1991...............................................................   3

  (h) To eliminate gains recorded by Columbia on the sale of its investments in Healthtrust preferred stock, warrants and common stock totaling $93 million in 1992 and $221 million in 1991.

  (i) To increase the allowance for professional and general liability risks related to the elimination of discounting discussed in (g) above, net of deferred income taxes, as follows (dollars in millions):

       Increase in allowance for professional and general liability risks............................................................ $ 61
       Income tax effect.................................................  (24)
                                                                          ----
                                                                            37
       Portion of the adjustment allocable to intangible assets recorded in the EPIC Merger...............................................  (12)
                                                                          ----
       Cumulative effect of change in accounting......................... $ 25
                                                                          ====

NOTE 3 -- INCOME TAXES

  Estimated provision for income taxes related to pro forma adjustments are based on either historical amounts for those adjustments eliminating intercompany transactions or an assumed combined federal and state income tax rate of 40%, adjusted for certain nondeductible items.

 COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 4 -- EARNINGS PER COMMON SHARE

  Shares used in pro forma earnings per common and common equivalent share are computed as follows (in thousands):

                          FOR THE NINE MONTHS
                          ENDED SEPTEMBER 30, FOR THE YEARS ENDED DECEMBER 31,
                          ------------------- ---------------------------------
                            1994      1993       1993       1992        1991
                          --------- --------- ---------- ----------  ----------
Columbia:
  Weighted average common
   and common
   equivalent shares.....   344,954   338,744    339,222    328,564     279,954
  MCA common and common
   equivalent shares
   effected for the
   applicable exchange
   ratio.................    19,878         -     25,743          -           -
                          --------- --------- ---------- ----------  ----------
                            364,832   338,744    364,965    328,564     279,954
                          --------- --------- ---------- ----------  ----------
Healthtrust:
  Weighted average common
   and common
   equivalent shares.....    88,450    83,677     83,864     82,579      60,281
  Common shares issued in
   connection with the
   EPIC Merger...........     2,889         -      5,200          -           -
  Shares held as an in-
   vestment by Columbia..         -         -          -     (9,221)          -
                          --------- --------- ---------- ----------  ----------
                             91,339    83,677     89,064     73,358      60,281
  Exchange Ratio.........       .88       .88        .88        .88         .88
                          --------- --------- ---------- ----------  ----------
                             80,378    73,636     78,376     64,555      53,047
                          --------- --------- ---------- ----------  ----------
  Shares used in earnings
   per common and
   common equivalent
   share computations....   445,210   412,380    443,341    393,119     333,001
                          ========= ========= ========== ==========  ==========

NOTE 5 -- MERGER COSTS

  No provision has been reflected in the unaudited pro forma condensed combined financial statements for expenses expected to be incurred by Columbia and Healthtrust in connection with the Merger. These expenses, consisting primarily of amounts related to employee benefit and severance costs, investment advisory and professional fees, and expenses for printing and distributing proxy materials, will be charged to expense upon completion of the Merger. No provision has been reflected for the possible refinancing of existing Healthtrust long-term debt after consummation of the Merger (which provision could approximate $60 million on an after-tax basis), nor has any provision been recorded for other costs, if any, related to the Merger that may be incurred by the combined entity. See "Certain Considerations--Integration of the Businesses."

                     DESCRIPTION OF COLUMBIA CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  Columbia's authorized capital stock presently consists of 800,000,000 authorized shares of Columbia Common Stock, 25,000,000 shares of Nonvoting Common Stock, $.01 par value ("Columbia Nonvoting Common Stock"), and 25,000,000 shares of Preferred Stock, $.01 par value ("Columbia Preferred Stock").

COLUMBIA COMMON STOCK

  The holders of Columbia Common Stock are entitled to one vote for each share on all matters voted on by the stockholders, including the election of directors and, except as otherwise required by law, as provided in Columbia's Restated Certificate of Incorporation ("Columbia Certificate") with respect to the Columbia Nonvoting Common Stock or the Series A Preferred Stock or Series B Preferred Stock (each as defined below) or as provided in any resolution adopted by the Columbia Board of Directors ("Columbia Board") with respect to any other series of Columbia Preferred Stock, will exclusively possess all voting power. The holders of Columbia Common Stock do not have any cumulative voting, redemption or preemptive rights. Subject to any preferential rights of any outstanding shares of Columbia Preferred Stock designated by the Columbia Board from time to time, the holders of Columbia Common Stock are entitled to such dividends as may be declared from time to time by the Columbia Board from funds available therefor, and upon liquidation are entitled, together with the holders of the Columbia Nonvoting Common Stock, to receive pro rata all assets of Columbia available for distribution to such holders. The Columbia Certificate provides that any "Regulated Stockholder" may convert shares of Columbia Common Stock into Columbia Nonvoting Common Stock. A Regulated Stockholder is any stockholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System which was a "Regulated Stockholder" of HCA immediately prior to the HCA Merger, so long as such stockholder holds such shares (and only with respect to such shares) and affiliates and certain transferees thereof.

COLUMBIA NONVOTING COMMON STOCK

  The rights of holders of Columbia Nonvoting Common Stock are identical to those of holders of the Columbia Common Stock, except with respect to voting and conversion rights. The holders of Columbia Nonvoting Common Stock have no right to vote on matters submitted to a vote of stockholders, except (i) as to an amendment of a provision of the Columbia Certificate that would adversely affect the powers, preferences or special rights of the holders of the Columbia Nonvoting Common Stock and (ii) as otherwise required by law.

  The shares of Columbia Nonvoting Common Stock are convertible into Columbia Common Stock on a share-for-share basis (subject to anti-dilution adjustments), except that no holder of shares of Columbia Nonvoting Common Stock may convert any such shares to the extent that, as a result, the holder and its affiliates, directly or indirectly, will own, control or have the power to vote a greater number of shares of the Columbia Common Stock or other voting capital stock of Columbia than the holder and its affiliates are permitted to own, control or have power to vote under any law, regulation, rule or other requirement of any governmental authority at the time applicable to the holder or its affiliates.

COLUMBIA PREFERRED STOCK

  The Columbia Board is authorized to provide for the issuance of shares of Columbia Preferred Stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Columbia Board providing for the issuance of such series and as are permitted by Delaware law. In connection with the stockholder rights plan adopted by Columbia, the Columbia Certificate provides for the issuance of a series of 8,000,000 shares of Columbia Preferred Stock designated as the Series A Participating Preferred Stock (the "Series A Preferred Stock"), and the issuance of a series of 250,000 shares of Columbia Preferred Stock designated as the Series B Participating Preferred

Stock (the "Series B Preferred Stock"). For a description of the terms of the Series A Preferred Stock and Series B Preferred Stock, see "--Preferred Stock Purchase Rights."

PREFERRED STOCK PURCHASE RIGHTS

  The Columbia Board has adopted a stockholders rights plan, pursuant to which one voting Preferred Stock Purchase Right (a "Voting Right") is issued with respect to each share of Columbia Common Stock issued by Columbia and one non-voting Preferred Stock Purchase Right (a "Nonvoting Right" and, together with the Voting Rights, the "Rights") is issued with respect to each share of Columbia Nonvoting Common Stock. Each Voting Right entitles the registered holder to purchase from Columbia one one-hundredth of a share of Series A Preferred Stock, and each Nonvoting Right entitles the registered holder to purchase from Columbia one one-hundredth of a share of Series B Preferred Stock, in each case at a price of $100, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in an Amended and Restated Rights Agreement dated as of February 10, 1994 (the "Rights Agreement") between Columbia and Mid-America Bank of Louisville & Trust Company, as Rights Agent (the "Rights Agent").

  Currently, the Rights are attached to all Columbia Common Stock and Columbia Nonvoting Common Stock certificates representing shares outstanding and are not represented by separate Rights certificates. Until the earlier to occur of (i) the first date (the "Stock Acquisition Date") of a public announcement that, without the prior approval of Columbia, a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire beneficial ownership of securities having 15% or more of the voting power of all outstanding voting securities of Columbia or (ii) ten days (unless such date is extended by the Columbia Board) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons becoming an Acquiring Person (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the Columbia Common Stock certificates or Columbia Nonvoting Common Stock certificates, as the case may be. Until the Rights Distribution Date, the Rights will be transferred only with Columbia Common Stock certificates or Columbia Nonvoting Common Stock certificates, as the case may be. Columbia Common Stock certificates and Columbia Nonvoting Common Stock certificates contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Columbia Common Stock or Columbia Nonvoting Common Stock outstanding as of the Rights Distribution Date will also constitute the transfer of the Rights associated with the Columbia Common Stock or Columbia Nonvoting Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Columbia Common Stock and Columbia Nonvoting Common Stock as of the close of business on the Rights Distribution Date, and the separate Rights Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Rights Distribution Date. The Rights expire on the earliest of (i) September 1, 2003, (ii) consummation of a merger transaction with a person or group who acquired Columbia Common Stock pursuant to a Permitted Offer (as defined below), and is offering in the merger the same form of consideration, and not less than the price per share, paid pursuant to the Permitted Offer or (iii) redemption of the Rights by Columbia as described below.

  The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities issuable, upon exercise of the Voting Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for Series A Preferred Stock, certain convertible securities or securities having rights, privileges and preferences the same as, or more favorable than, the Series A Preferred Stock at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends out of earnings or retained earnings), assets (other than a dividend payable in Series A Preferred Stock) or of subscription rights of warrants (other than those referred to above). The Rights Agreement contains corresponding anti-dilution adjustments with respect to the Nonvoting Rights and the Series B Preferred Stock.

  In the event that, after the first date of public announcement by Columbia or an Acquiring Person that an Acquiring Person has become such, Columbia is involved in a merger or other business combination transaction in which the Columbia Common Stock is exchanged or changed (other than a merger with a person or group who acquired Columbia Common Stock pursuant to a Permitted Offer and is offering in the merger not less than the price paid pursuant to the Permitted Offer and the same form of consideration paid in the Permitted Offer), or 50% or more of Columbia's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Right (other than such Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, in the case of the Voting Rights, that number of shares of common stock or, in the case of the Nonvoting Rights, that number of shares of nonvoting common stock, of the acquiring company (or, in the event that there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the "Merger Right"). "Permitted Offer" means a tender offer or exchange offer for all outstanding shares of Columbia Common Stock at a price and on terms determined, prior to the purchase of shares under such tender offer or exchange offer, by at least a majority of the members of the Board of Directors who are not officers of Columbia to be both adequate and otherwise in the best interest of Columbia, its stockholders (other than the person on behalf the offer is being made) and other relevant constituencies.

  In the event that an Acquiring Person becomes such, proper provision shall be made so that each holder of a Right will have, for a 60 day period thereafter, the right to receive upon exercise that number of shares of Columbia Common Stock or Columbia Nonvoting Common Stock (or in the discretion of the Board of Directors, one one-hundreth of a share of Columbia Preferred Stock), as the case may be, having a market value of two times the exercise price of the Right, to the extent available, and then (after all authorized and unreserved shares of Columbia Common Stock or Columbia Nonvoting Common Stock have been issued), in the case of the Voting Rights, a common stock equivalent (such as Series A Preferred Stock or another equity security with at least the same economic value as the Columbia Common Stock) or, in the case of the Nonvoting Rights, nonvoting common stock equivalent (such as Series B Preferred Stock or another equity security with at least the same economic value as the Columbia Nonvoting Common Stock), or, in certain circumstances, cash, property or a reduction in the purchase price, having a market value of two times the exercise price of the Right (such right being called the "Subscription Right").

  The holder of a Right will continue to have the Merger Right whether or not such holder exercises the Subscription Right. Upon the occurrence of any of the events giving rise to the right to exercise the Merger Right or the Subscription Right, any Rights that are or were at any time owned by an Acquiring Person shall become void insofar as they relate to the Merger Right or the Subscription Right.

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractions of shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Columbia Common Stock on the last trading date prior to the date of exercise.

  At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, Columbia may redeem the Rights in whole, but not in part, at a price of $.01 in cash per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Columbia Board in the exercise of its sole discretion. Additionally, Columbia may, following the Stock Acquisition Date, redeem the then outstanding Rights in whole, but not in part, at the Redemption Price provided that such redemption is (i) in connection with a merger or other business combination transaction or series of transactions involving Columbia in which all holders of Columbia Common Stock are treated alike but not involving an Acquiring Person or any person who was an Acquiring Person or (ii) following an event giving rise to, and the expiration of the exercise period for, the Subscription Right if and for as long as no person beneficially owns securities representing 15% or more of the voting power of Columbia's voting securities. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Any of the provisions of the Rights Agreement may be amended by the Columbia Board prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Columbia Board to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person).

  The Series A Preferred Stock purchasable upon exercise of the Voting Rights will be nonredeemable and junior to any other series of preferred stock Columbia may issue (unless otherwise provided in the terms of such stock). Each share of Series A Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Columbia Common Stock, but in no event less than $1.00. In the event of liquidation, the holders of Series A Preferred Stock will receive a preferred liquidation payment equal to $100 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment. Each share of Series A Preferred Stock will have 100 votes, voting together with the shares of Columbia Common Stock. In the event of any merger, consolidation or other transaction in which shares of Columbia Common Stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Columbia Common Stock. The rights of Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares of Series A Preferred Stock will be issuable; however, Columbia may elect to distribute depository receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-hundredth of a share, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise. Any Regulated Stockholder may convert shares of Series A Preferred Stock into Series B Preferred Stock. The terms of the Series B Preferred Stock are substantially identical to the terms of the Series A Preferred Stock except that (i) the Series B Preferred Stock does not have the right to vote on matters upon which the Columbia Common Stock has the right to vote, and (ii) the shares of Series B Preferred Stock are convertible into shares of Series A Preferred Stock.

  Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of Columbia including, without limitation, the right to vote or to receive dividends.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Columbia without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights should not interfere with any tender offer or merger approved by Columbia because the Rights (i) do not become exercisable in the event of a Permitted Offer and expire automatically upon the consummation of a merger in which the form of consideration is the same as, and the price is not less than the price paid in, the Permitted Offer and (ii) are redeemable in connection with an approved merger in which all holders of Columbia Common Stock are treated alike.

  The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which is incorporated herein by reference.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

  As a result of the Merger, holders of Healthtrust Common Stock will become stockholders of Columbia and the rights of all such former Healthtrust stockholders will thereafter be governed by the Columbia Certificate, the bylaws of Columbia (the "Columbia Bylaws") and the Delaware General Corporation Law (the "Delaware Law"). The rights of the holders of Healthtrust Common Stock are presently governed by the certificate of incorporation of Healthtrust (the "Healthtrust Certificate"), the bylaws of Healthtrust (the "Healthtrust Bylaws") and the Delaware Law. The following summary, which does not purport to be a complete statement of the general differences between the rights of the stockholders of Columbia and Healthtrust, sets forth certain differences between the Columbia Certificate and the Healthtrust Certificate and between the Columbia Bylaws and the Healthtrust Bylaws. This summary is qualified in its entirety by reference to the full text of each of such documents and the Delaware Law. For information as to how such documents may be obtained, see "Available Information."

CLASSIFIED BOARD OF DIRECTORS

  The Delaware Law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. The Columbia Certificate provides that the Columbia Board is divided into three classes of directors, as nearly equal in number as reasonably possible. One class of directors is elected each year for a three-year term.

  Classification of directors has the effect of making it more difficult for stockholders to change the composition of the Columbia Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Columbia Board. Such a delay may help ensure that Columbia's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders.

  The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Columbia, even though such a transaction could be beneficial to Columbia and its stockholders. The classification of the Columbia Board might also increase the likelihood that incumbent directors will retain their positions.

  The Healthtrust Certificate contains a substantially identical classified board provision.

STOCKHOLDER RIGHTS PLAN

  Columbia has adopted a stockholder rights plan that is designed to protect Columbia stockholders from coercive or unfair takeover tactics. To implement the plan, on September 1, 1993, the Board of Directors of Columbia declared a dividend distribution of one Voting Right for each outstanding share of Columbia Common Stock and authorized the issuance of one Voting Right for each share of Columbia Common Stock issued thereafter, but prior to the triggering of the plan. The Rights Agreement was amended and restated as of February 10, 1994 to provide for the issuance of a Nonvoting Right with respect to each share of Columbia Nonvoting Common Stock. One Voting Right will be issued with respect to each share of Columbia Common Stock issued pursuant to the Merger. Each Voting Right entitles a registered holder to purchase, upon the occurrence of certain specified events, one one-hundredth of a share of the Series A Preferred Stock at a Purchase Price of $100. The description and terms of the Voting Rights are set forth in the Rights Agreement. In general, pursuant to the Rights Agreement, upon the occurrence of specified triggering events, such as the acquisition by any person (other than Columbia or any of its subsidiaries) of the beneficial ownership of securities representing 15% or more of the Columbia Common Stock, Columbia's stockholders (except those stockholders whose Rights have been voided under the Rights Agreement as a result of a triggering event) shall have the right to receive, in the case of the Voting Rights, that amount of Columbia Common Stock and, in the case of the Nonvoting Rights, that amount of Columbia Nonvoting Common Stock (or in certain circumstances, cash, property or other securities of Columbia or a reduction in the purchase price) having a value equal to two times the exercise price of the Rights. The Rights Agreement further provides that if Columbia is acquired in a merger or other business combination which is not approved by the Columbia

Board, Columbia's stockholders (except those stockholders whose Rights have been voided under the Rights Agreement as a result of a triggering event) shall have the right to receive, with respect to the Voting Rights, common stock and, with respect to the Nonvoting Rights, nonvoting common stock, of the acquiring company having a value equal to two times the exercise price of the Rights. Under certain circumstances, Columbia may redeem the Rights, which will otherwise expire on the tenth anniversary of the adoption of the Rights Agreement. See "Description of Columbia Capital Stock--Preferred Stock Purchase Rights." The effect of the Rights Agreement may be to render more difficult a change in control of Columbia.

  Healthtrust presently has a stockholder rights plan which is substantially similar to the Rights Agreement with the following exceptions: (i) the Healthtrust rights plan provides for the issuance of rights to acquire voting stock (as opposed to the Voting Rights and Nonvoting Rights provided for in the Rights Agreement); (ii) the Healthtrust rights plan includes a provision that permits a majority of the Board of Directors under certain circumstances to exchange all or part of the then outstanding and exercisable rights for shares of Healthtrust Common Stock at an exchange ratio of one share of Healthtrust Common Stock for each right; and (iii) the Healthtrust rights plan requires the approval of a majority of the Board of Directors and a majority of the Continuing Directors for certain actions, including approval of any amendment of the plan, redemption of the rights or exchange of rights for shares of Healthtrust Common Stock ("Continuing Director" means any person who is a member of the Healthtrust Board who is not an acquiring person or affiliate or associate thereof or a representative or nominee of an acquiring person or affiliate or associate thereof and who was a member of the Healthtrust Board on the date of adoption of the Healthtrust rights plan or whose nomination or election was approved by a majority of the Continuing Directors). Under the terms of the Merger Agreement, Healthtrust is required to take all necessary action to cause its stockholders rights plan to be inapplicable to the Merger, without any payment to holders of rights issued thereunder.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

  The Columbia Certificate provides that, subject to any rights of holders of Columbia Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time by action of not less than a majority of the Columbia Board then in office, but in no event shall the number of directors be less than three nor more than fifteen. In connection with the Merger, subject to approval by the holders of Columbia Common Stock, the Columbia Certificate will be amended to provide that the number of directors shall be not less than three nor more than eighteen. In addition, the Columbia Certificate provides that, subject to any rights of holders of Columbia Preferred Stock, any vacancies (including newly created directorships) will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Directors appointed to fill vacancies will serve the remainder of the term of the resigning or terminated director. Accordingly, the Columbia Board could prevent any stockholder from enlarging the Columbia Board and filling the new directorships with such stockholder's own nominees.

  Under the Delaware Law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Columbia Certificate provides that directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class, subject to any rights of holders of Columbia Preferred Stock.

  The Healthtrust Certificate provides that the number of directors constituting the Healthtrust Board shall be not less than five nor more than fifteen, as may be fixed from time to time by resolution of the Healthtrust Board. The Board of Directors of Healthtrust currently consists of nine directors.

  Pursuant to the Healthtrust Certificate and the Healthtrust Bylaws, subject to the rights of any holders of Healthtrust Preferred Stock, any vacancy in the Healthtrust Board and any newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. In addition, the Healthtrust Certificate provides that a director of the corporation may only be removed by the stockholders for cause.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

  The Columbia Certificate (i) provides that, subject to the rights of any holders of Columbia Preferred Stock to elect additional directors under specified circumstances, stockholder action can be taken only at an annual or special meeting of stockholders and (ii) prohibits stockholder action by written consent in lieu of a meeting. The Columbia Certificate provides that, subject to the rights of holders of any series of Columbia Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Chairman of the Board or the Chief Executive Officer of Columbia or the Columbia Board. Stockholders are not permitted to call a special meeting or to require that the Columbia Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by Columbia.

  The provisions of the Columbia Certificate prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of stockholders. These provisions would also prevent holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman of the Board, the Chief Executive Officer and the Columbia Board by calling a special meeting of stockholders prior to the time the Chairman of the Board, the Chief Executive Officer or the Columbia Board believes such consideration to be appropriate.

  The Healthtrust Bylaws provide that special meetings of the stockholders for any purpose or purposes may be called by either (i) the Chairman, (ii) the President, (iii) any Vice President, (iv) the Secretary or (v) any Assistant Secretary and shall be called by any such officer at the request in writing of a majority of the Board of Directors.

  In addition, the Healthtrust Bylaws state that unless otherwise provided in the Healthtrust Certificate, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation, may be taken without a meeting, without proper notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Healthtrust Certificate does not contain any provision restricting the taking of any action without a meeting.

FAIR PRICE PROVISIONS

  The Columbia Certificate contains a "fair price" provision, requiring that, in addition to any other vote required by the Columbia Certificate or the Delaware Law, certain "Business Combination" transactions with a "Related Person" will be subject to the affirmative vote of the holders of not less than 85% of the outstanding Voting Stock held by stockholders other than the Related Person.

  For the purposes of this provision, certain terms are defined as follows:

  "Business Combination" means (a) any merger or consolidation of Columbia or a subsidiary with a Related Person, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the ordinary course of business to or with a Related Person of any assets of Columbia or a subsidiary having an aggregate fair market value of $25,000,000 or more, (c) the issuance or transfer by Columbia of any shares of Voting Stock or securities convertible into or exercisable for such shares (other than by way of pro rata distribution to all stockholders) to a Related Person, (d) any recapitalization, merger or consolidation that would have the effect of increasing the voting power of a Related Person, (e) the adoption of any plan or proposal for the liquidation or dissolution of Columbia or a subsidiary proposed, directly or indirectly, by or on behalf of a Related Person, (f) any merger or consolidation of Columbia with another person proposed, directly or indirectly, by or on behalf of a Related Person unless the entity surviving or resulting from such merger or consolidation has a provision in its certificate or articles of incorporation, charter or similar governing instrument which is substantially identical to the "fair price" provisions of the Columbia Certificate or (g) any agreement, contract or other arrangement or understanding providing, directly or indirectly, for any of the foregoing transactions.

  "Related Person" means any individual, partnership, corporation, trust or other person which, together with its "affiliates" and "associates," as defined in Rule 12b-2 under the Exchange Act as in effect on July 1, 1993, and together with any other individual, partnership, corporation, trust or other person with which it or they have any agreement, contract or other arrangement or understanding with respect to acquiring, holding, voting, or disposing of Voting Stock, "beneficially owns" (within the meaning of Rule 13d-3 under the Exchange Act on said date) an aggregate of 10% or more of the outstanding Voting Stock. A Related Person, its affiliates and associates and all such other individuals, partnerships, corporations and other persons with whom it or they have any such agreement, contract or other arrangement or understanding, are deemed a single Related Person for purposes of this provision; provided, however, that the members of the Columbia Board shall not be deemed to be associates or otherwise to constitute a Related Person solely by reason of their board membership. A person who is a Related Person (i) as of the time any definitive agreement relating to a Business Combination is entered into, (ii) as of the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination or (iii) immediately prior to the consummation of a Business Combination, shall be deemed a Related Person for purposes of this provision.

  "Continuing Director" means any member of the Columbia Board who is not an "affiliate" or "associate" of the Related Person and was a member of the Columbia Board prior to the time that such person became a Related Person, and any successor of a Continuing Director who is unaffiliated with such Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors.

  "Market Value" means the average of the high-bid and low-asked quoted sales price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of a share on the NYSE Composite Tape, or, if the shares are not listed or admitted to trading on such exchange, on the principal United States securities exchange registered under the Exchange Act on which the shares are listed or admitted to trading, or, if the shares are not listed or admitted to trading on any such exchange, the mean between the closing high bid and the low-asked quotations with respect to a share on such date as quoted on NASDAQ, or any similar system then in use, or, if no such quotations are available, the fair market value on such date of a share as at least 66 2/3% of the Continuing Directors shall determine.

  The 85% voting requirement will not be applicable and a Business Combination with a Related Person may be approved by the vote (if any) required by law or by any other provision of the Columbia Certificate if either:

    (1) The Business Combination is approved by the Board of Directors of Columbia by the affirmative vote of at least 66 2/3% of the Continuing Directors, or

    (2) All of the following conditions are satisfied:

      (a) The aggregate amount of cash and the fair market value of the property, securities or other consideration to be received per share of capital stock of Columbia in the Business Combination by the holders of capital stock of Columbia, other than the Related Person involved in the Business Combination, will not be less than the highest of (i) the highest per share price (including brokerage commissions, soliciting dealers' fees, and dealer-manager compensation, and with appropriate adjustments for recapitalizations, stock splits, stock dividends and like transactions and distributions) paid by such Related Person in acquiring any of its holdings of such class or series of capital stock, (ii) the highest per share Market Value of such class or series of capital stock within the twelve-month period immediately preceding the date the proposal for such Business Combination was first publicly announced or (iii) the book value per share of such class or series of capital stock, determined in accordance with generally accepted accounting principles, as of the last day of the month immediately preceding the date the proposal for such Business Combination was first publicly announced;

      (b) The consideration to be received in such Business Combination by holders of capital stock other than the Related Person involved will, except to the extent that a stockholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring capital stock already owned by it, provided, however, that if the Related Person has paid for capital stock with varying forms of consideration, the form of consideration for shares of capital stock acquired in the Business Combination by the Related Person must either be cash or the form used to acquire the largest number of shares of capital stock previously acquired by it; and

      (c) A proxy statement responsive to the requirements of the Exchange Act is mailed to the stockholders of Columbia for the purpose of soliciting stockholder approval of such Business Combination and contains (i) any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors may choose to state and (ii) the opinion of a reputable investment banking firm selected by the Continuing Directors as to the fairness of the terms of such Business Combination, from a financial point of view, to the public stockholders (other than the Related Person) of Columbia.

  The "fair price" provision is intended to ensure that all stockholders receive equal treatment in the event of a tender or exchange offer and to protect stockholders against coercive or two-tiered takeover bids. Notwithstanding the foregoing, the provision could also have the effect of discouraging a third party from making a tender or exchange offer for Columbia, even though such an offer might be beneficial to Columbia and its stockholders.

  The Healthtrust Certificate and the Healthtrust Bylaws contain no "fair price" provision.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

  The Columbia Certificate establishes an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders, of Columbia (the "Stockholder Notice Procedure").

  The Stockholder Notice Procedure provides that, subject to the rights of any holders of Columbia Preferred Stock, only persons who are nominated by, or at the direction of, the Columbia Board, or by a stockholder who has given timely written notice to the Secretary of Columbia prior to the meeting at which directors are to be elected, will be eligible for election as directors of Columbia. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of the Chairman of the Board, the Chief Executive Officer, or the Columbia Board or by a stockholder who has given timely written notice to the Secretary of Columbia of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual meeting must be received by Columbia no less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the date such notice was mailed or (ii) the date such public disclosure was made).

  Under the Stockholder Notice Procedure, a stockholder's notice to Columbia proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of Columbia which are beneficially owned by such stockholder and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of Columbia beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director or such business will not be conducted at such meeting, as the case may be.

  By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure affords the Columbia Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Columbia Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Columbia Board, provides the Columbia Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Columbia Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the Columbia Certificate does not give the Columbia Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Columbia and its stockholders.

  The Healthtrust Certificate provides that nominations for the election of directors must be made by notice in writing, by first class mail, postage prepaid, to the Secretary of the corporation not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors (or, if less than 21 days' notice of the date of the meeting is given, no later than the close of business on the seventh day following the date notice of the meeting was mailed to stockholders). Each notice must set forth (i) the name, age, business address and, if known, residence address of each proposed nominee, (ii) the principal occupation of the nominee and (iii) the number of shares of stock of Healthtrust owned by the nominee.

  The Healthtrust Certificate and the Healthtrust Bylaws do not contain provisions requiring advance notice of business to be brought before a stockholders' meeting by a stockholder.

COMMON STOCK AND NONVOTING COMMON STOCK

  The terms of the Columbia Common Stock are substantially identical to those of the Healthtrust Common Stock, except that the Columbia Certificate provides that Regulated Stockholders may convert shares of Columbia Common Stock into Columbia Nonvoting Common Stock.

  The Healthtrust Certificate does not provide for the issuance of nonvoting common stock.

PREFERRED STOCK

  Pursuant to the Columbia Certificate, the Columbia Board is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of Columbia Preferred Stock in one or more series

(including the Series A Preferred Stock and Series B Preferred Stock), to establish the number of shares of each such series, and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof. See "--Stockholder Rights Plan." The Healthtrust Certificate contains substantially similar provisions relating to Healthtrust Preferred Stock.

  Columbia believes that the ability of the Columbia Board to issue one or more series of Columbia Preferred Stock provides Columbia with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of Columbia Preferred Stock, as well as shares of Columbia Common Stock are available for issuance without further action by Columbia stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Columbia's securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase of at least 20% in the number of shares of common stock or in the amount of voting securities outstanding. If the approval of Columbia's stockholders is not required for the issuance of shares of Columbia Preferred Stock or Columbia Common Stock, the Columbia Board may not seek stockholder approval.

  Although the Columbia Board has no intention at the present time of doing so, it could issue a series of Columbia Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Columbia Board will make any determination to issue such shares based on its judgment as to the best interests of Columbia and its stockholders. The Columbia Board, in so acting, could issue Columbia Preferred Stock having terms that discourage an acquisition attempt through which an acquirer may be able to change the composition of the Columbia Board, including a tender offer or other transaction that some, or a majority, of Columbia's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

  The Columbia Certificate contains provisions requiring the affirmative vote of the holders of at least 75% of the voting power of the Voting Stock, after approval by the Columbia Board, to amend certain provisions of the Columbia Certificate (including the provisions discussed above relating to directors, action by written consent, special stockholder meetings and the Stockholder Notice Procedure) or to amend any provision of the Columbia Bylaws. An amendment of the "fair price" provision requires the approval of 66 2/3% of the directors of Columbia then in office and the affirmative vote of 85% of the Voting Stock held by stockholders other than any Related Person, unless the amendment is approved by 66 2/3% of the Continuing Directors. These provisions make it more difficult for stockholders to make changes in the Columbia Certificate and Columbia Bylaws, including changes designed to facilitate the exercise of control over Columbia.

  The Healthtrust Certificate requires the affirmative vote of holders of 80% of the voting power of the shares entitled to vote at an election of directors to amend the classified board provision of the Healthtrust Certificate.

BUSINESS COMBINATIONS

  Section 203 of the Delaware Law provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the Delaware Law, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

  Under certain circumstances, Section 203 of the Delaware Law may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Columbia Certificate does not exclude Columbia from the restrictions imposed under Section 203 of the Delaware Law. Similarly, the Healthtrust Certificate does not exclude Healthtrust from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 of the Delaware Law may encourage companies interested in acquiring Columbia to negotiate in advance with the Columbia Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

LIMITATION OF LIABILITY OF DIRECTORS

  The Delaware Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Each of the Columbia Certificate and the Healthtrust Certificate includes such a provision, as set forth below, to the maximum extent permitted by law.

  Each of the Columbia Certificate and the Healthtrust Certificate provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

  While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Delaware Law permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware Law provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. Delaware

Law provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnify for such expenses as the court deems proper.

  The Columbia Certificate provides that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the corporation to the full extent permitted by the Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect. The indemnification rights conferred by the Columbia Certificate are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Columbia is authorized to purchase and maintain (and Columbia maintains) insurance on behalf of its directors, officers, employees and agents. Additionally, the Merger Agreement requires such insurance to be maintained by Columbia covering present and former officers, directors, employees, trustees and agents of Healthtrust for a period of at least six years from the Closing Date, subject to certain limitations. See "The Merger Agreement-- Indemnification and Insurance." The Healthtrust Certificate and the Healthtrust Bylaws contain substantially similar provisions relating to indemnification and insurance.

OTHER PROVISIONS

  The Columbia Certificate provides that in discharging their respective duties under applicable law and in determining what they believe to be in the best interests of Columbia and its stockholders, the Columbia Board, each committee of the Columbia Board and each director may take into account the effects, both long- and short-term, of the proposed action on the employees, associates, associated physicians, distributors, patients or other customers, suppliers and creditors of Columbia and the communities in which Columbia conducts its business, to the extent such persons believe pertinent (including the possibility that the interests of Columbia may best be served by remaining independent).

  The Healthtrust Certificate and the Healthtrust Bylaws contain no comparable provision.

  The Columbia Certificate also authorizes the Columbia Board to take such action as it may determine to be reasonably necessary or desirable to encourage any person or entity to enter into negotiations with the Columbia Board and management respecting any transaction which may result in a change of control of Columbia, and to contest or oppose any such transaction which the Columbia Board determines to be unfair, abusive or otherwise undesirable to Columbia, its businesses or stockholders or constituents. The Columbia Board is specifically authorized to adopt plans or to issue securities of the company (including Columbia Common Stock or Columbia Preferred Stock, rights (including the Rights) or debt securities), which securities may be exchangeable or convertible into cash or other securities on such terms as the Columbia Board determines and may provide for different and unequal treatment of different holders or classes of holders. The existence of this authority or the actions which may be taken by the Columbia Board pursuant thereto are intended to give the Columbia Board flexibility in order to act in the best interests of stockholders in the event of a potential change of control transaction. Such provisions may however deter potential acquirors from proposing unsolicited transactions not approved by the Columbia Board and might enable the Columbia Board to hinder or frustrate such a transaction if proposed, including a transaction in which stockholders might receive a premium for their stock over the then current market price of such stock.

  The Healthtrust Certificate and the Healthtrust Bylaws contain no comparable provisions.

                             THE PROPOSED AMENDMENT

  The Columbia Board has approved, and recommends that the stockholders of Columbia approve, the Proposed Amendment. Article Five, Section A of the Columbia Certificate provides that "[t]he number of directors of the Corporation (exclusive of directors to be elected by the holders of one or more series of the Preferred Stock of the Corporation which may be outstanding, voting separately as a series or class) shall be fixed from time to time by action of not less than a majority of the members of the Board of Directors then in office, but in no event shall be less than three nor more than fifteen." Pursuant to the Proposed Amendment, the Columbia Certificate would be amended to increase the maximum size of the Board of Directors from 15 to 18 members, to accommodate the addition of three Healthtrust nominees as directors.

  Subject to approval by the stockholders of Columbia of the Proposed Amendment, Columbia has agreed pursuant to the Merger Agreement to cause the directors comprising the full Board of Directors of Columbia to be increased by three directors and to cause R. Clayton McWhorter, Richard W. Hanselman and Donald S. MacNaughton, each currently a director of Healthtrust, to be elected as directors of Columbia in order to fill the vacancies resulting from such newly created directorships for the terms ending at the annual stockholder meeting for 1997, 1996 and 1995, respectively. If, prior to the Effective Time, any of such persons shall decline or be unable to serve as a director, Healthtrust will designate another person to serve in such person's stead, which person must be reasonably acceptable to Columbia. Following is certain biographical information concerning the Healthtrust nominees.

  R. Clayton McWhorter, age 61, has been Chairman and Chief Executive Officer of Healthtrust since its formation in 1987 and was elected to the additional office of President of Healthtrust in 1991. Mr. McWhorter served as President and Chief Operating Officer of Hospital Corporation of America (HCA's predecessor) from 1985 to 1987, and as a Director of Hospital Corporation of America from 1983 to 1987. Mr. McWhorter joined Hospital Corporation of America in 1970 as Administrator of Palmyra Park Hospital in Albany, Georgia. He was named Division Vice President--Eastern Region in 1973, Senior Vice President in 1976, Executive Vice President--Domestic Operations in 1980 and Executive Vice President--Operations in 1983. Mr. McWhorter is a director of Third National Bank in Nashville and Ingram Industries, Inc. and is a member of the Board of the Foundation for State Legislatures. He is also past Chairman of the Federation of American Health Systems, a past member of the Board of Trustees of the American Hospital Association, a Fellow of the American College of Healthcare Executives and a Trustee of the Committee for Economic Development.

  Richard W. Hanselman, age 67, was elected a Director of Healthtrust in 1987. Mr. Hanselman is currently a private investor. From 1981 to 1986, he was Chairman, President and Chief Executive Officer of Genesco, Inc., a diversified footwear and apparel business. Prior thereto, he held senior management positions with Beatrice Companies, Inc., Samsonite Corporation and RCA Corporation. Mr. Hanselman is a director of Becton, Dickinson and Company, Arvin Industries, Inc., The Bradford Funds, IMCO Recycling, Inc., Foundation Health Corporation, Benson Eye Corp. and Daisy Manufacturing. Mr. Hanselman is also a Trustee of the Committee for Economic Development.

  Donald S. MacNaughton, age 77, has served as Chairman of the Executive Committee of Healthtrust since its formation in 1987. He retired as an employee of Healthtrust in 1991. Mr. MacNaughton joined Hospital Corporation of America (HCA's predecessor) in 1978 as Chairman and Chief Executive Officer. He continued to serve as Chief Executive Officer of Hospital Corporation of America until 1982, Chairman of the Board until 1985 and as Chairman of the Executive Committee until 1987. Prior to 1978, Mr. MacNaughton was Chairman and Chief Executive Officer of The Prudential Insurance Company of America, where he served in various management capacities for 23 years, including nine years as Chairman and Chief Executive Officer. Mr. MacNaughton is a member of The Business Council, a member of the Board of Trustees of Vanderbilt University and a member of the Board of Directors of Financial Securities Advisers, Inc.

  The Proposed Amendment will be adopted if it receives the affirmative vote of the holders of 75% of the outstanding shares of Columbia Common Stock; provided that such amendment will not be implemented if the Merger is not consummated. THE COLUMBIA BOARD RECOMMENDS THAT COLUMBIA STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Columbia Common Stock being offered hereby will be passed upon for Columbia by Stephen T. Braun, Senior Vice President and General Counsel of Columbia. As of November 30, 1994, Mr. Braun owned 1,544 shares and had stock options to purchase 94,500 shares of Columbia Common Stock. The federal income tax consequences in connection with the Merger will be passed upon for Columbia by Fried, Frank, Harris, Shriver & Jacobson, New York, New York (a partnership including professional corporations). The federal income tax consequences in connection with the Merger will be passed upon for Healthtrust by Dewey Ballantine, New York, New York.

                                    EXPERTS

  The consolidated financial statements and financial statement schedules of Columbia, the EPIC Entities and Healthtrust, incorporated by reference in this Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports with respect thereto. Such financial statements and schedules have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

  As described in Columbia's proxy statement relating to its 1994 Annual Meeting of Stockholders, any proposals that stockholders of Columbia desire to have presented at the 1995 Annual Meeting of Stockholders must have been received by Columbia at its principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made), for inclusion in Columbia's 1995 proxy materials. The 1995 Annual Meeting of Stockholders is scheduled to be held on May 11, 1995.

  In order for proposals of stockholders to be considered for inclusion in the proxy statement for the next Annual Meeting of Stockholders of Healthtrust (if the Merger is not consummated), such proposals must have been received by the Secretary of Healthtrust a reasonable time before the solicitation is made.

                                                                 APPENDIX A

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                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                      COLUMBIA/HCA HEALTHCARE CORPORATION,

                          COL ACQUISITION CORPORATION

                                      AND

                    HEALTHTRUST, INC.--THE HOSPITAL COMPANY

                          DATED AS OF OCTOBER 4, 1994

--------------------------------------------------------------------------------
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

                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 4, 1994, between Columbia/HCA Healthcare Corporation, a Delaware corporation ("Columbia"), COL Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Columbia ("Merger Sub"), and Healthtrust, Inc.--The Hospital Company, a Delaware corporation ("Company").

                                    RECITALS

  A. The Boards of Directors of Columbia and Company each have determined that a business combination between Columbia and Company is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

  B. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a pooling of interests.

  C. Columbia and Company have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

  D. Columbia, Merger Sub and Company desire to make certain representations, warranties and agreements in connection with the merger.

  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

  1. The Merger.

  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

  1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or
(b) at such other time, date or place as Columbia and Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  1.3. Effective Time. If all the conditions to the Merger set forth in Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

  2. Certificate of Incorporation and Bylaws of the Surviving Corporation.

  2.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

  2.2. Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3

  3. Directors and Officers of the Surviving Corporation.

  3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time, a majority of whom shall not have been directors of the Company prior to the Effective Time, shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

  3.2. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 4

  4. Effect of the Merger on Securities of Merger Sub and Company.

  4.1. Merger Sub Stock. At the Effective Time, each share of Common Stock, $.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, $.01 par value, of the Surviving Corporation.

  4.2. Company Securities.

  (a) At the Effective Time, each share of Common Stock, $.001 par value (the "Company Common Stock"), of Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.88 of a share of Common Stock, $.01 par value (the "Columbia Common Stock"), of Columbia (the "Exchange Ratio"). Each share of Columbia Common Stock issued to holders of Company Common Stock in the Merger shall be issued together with one associated preferred stock purchase right (a "Right") in accordance with the Amended and Restated Rights Agreement dated as of February 10, 1994, between Columbia and Mid-America Bank of Louisville & Trust Company. References herein to the shares of Columbia Common Stock issuable in the Merger shall be deemed to include the associated Rights.

  (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Columbia Common Stock and cash for fractional shares of Columbia Common Stock in accordance with Sections 4.3(b) and 4.3(e) upon the surrender of a certificate (a "Certificate") representing such shares of Company Common Stock.

  (c) Each share of Company Common Stock issued and held in Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

  (d) All options (individually, a "Company Option" and collectively, the "Company Options") outstanding at the Effective Time under any Company stock option plan (the "Company Stock Option Plans") shall remain outstanding following the Effective Time. At the Effective Time, such Company Options shall, by virtue of the Merger and without any further action on the part of Company or the holder of any such Company Options, be assumed by Columbia in such manner that Columbia (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation were Section 424 applicable to such option. Each Company Option assumed by Columbia shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (i) each such Company Option shall be exercisable for that whole number of shares of Columbia Common Stock (to the nearest whole share) into which the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time would be converted under this Section 4.2, and (ii) the option price per share of Columbia Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). No payment shall be made for fractional interests. From and after the date of this Agreement, except as provided in Section 7.2(a)(vi), no additional options shall be granted by Company or its Subsidiaries (as defined in Section 10.14 hereof) under the Company Stock Option Plans or otherwise.

  4.3. Exchange of Certificates Representing Company Common Stock.

  (a) As of the Effective Time, Columbia shall deposit, or shall cause to be deposited, with an exchange agent selected by Columbia, which shall be Columbia's Transfer Agent or such other party reasonably satisfactory to Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 4, certificates representing the shares of Columbia Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Columbia Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.2 and paid pursuant to this Section 4.3 in exchange for outstanding shares of Company Common Stock.

  (b) Promptly after the Effective Time, Columbia shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent and which shall be in such form and have such other provisions as Columbia may reasonably specify and (ii) instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of Columbia Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Columbia Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, a certificate representing the proper number of shares of Columbia Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Columbia Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Columbia Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Columbia Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Columbia Common Stock, less the amount of any withholding taxes which may be required thereon.

  (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for shares of Columbia Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this
Article 4. Certificates surrendered for exchange by any person constituting an "affiliate" of Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Columbia has received a written agreement from such person as provided in Section 7.10.

  (e) No fractional shares of Columbia Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Columbia Common Stock pursuant to Section 4.2(b), cash adjustments will be paid to holders in respect of any fractional share of Columbia Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the "Average Price" of a share of Columbia Common Stock. The "Average Price" of a share of Columbia Common Stock shall be the average of the closing sales prices thereof as reported on The New York Stock Exchange (the "NYSE") Composite Tape (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) over the ten (10) business days immediately preceding the Closing Date.

  (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Columbia Common Stock) that remains unclaimed by the former stockholders of Company one year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of Company who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of their shares of Columbia Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Columbia Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

  (g) None of Columbia, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the

Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Columbia Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Columbia Common Stock as provided in Section 4.3(c), deliverable in respect thereof pursuant to this Agreement.

  4.4. Adjustment of Exchange Ratio.

  In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Columbia Common Stock or Company Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

                                   ARTICLE 5

  5. Representations and Warranties of Company.

  Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Columbia (the "Company Disclosure Letter") or in the Company Reports (as defined below), Company represents and warrants to Columbia as of the date of this Agreement as follows:

  5.1. Existence; Good Standing; Corporate Authority; Compliance With Law. Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Company and its Subsidiaries (as defined in Section 10.14) taken as a whole (a "Company Material Adverse Effect"). Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of Company's Significant Subsidiaries (as defined in Section 10.14 hereof) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Company or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have a Company Material Adverse Effect. Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a Company Material Adverse Effect. The copies of Company's Certificate of Incorporation and Bylaws previously delivered to Columbia are true and correct.

  5.2. Authorization, Validity and Effect of Agreements. Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Company Common Stock, the consummation by Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  5.3. Capitalization. The authorized capital stock of Company consists of 400,000,000 shares of Company Common Stock and 78,000,000 shares of preferred stock, $.001 par value (the "Company Preferred Stock"). As of October 3, 1994, there were 90,598,279 shares of Company Common Stock, and no shares of Company Preferred Stock, issued and outstanding. Since such date, no additional shares of capital stock of Company have been issued, except pursuant to the exercise of options outstanding under the Company Stock Option Plans or the exercise of warrants to purchase shares of Company Common Stock outstanding on October 3, 1994. Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Company on any matter. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Company or any of its Subsidiaries. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of Company or the Surviving Corporation pursuant to any Company Benefit Plan (as defined in Section 5.11).

  5.4. Subsidiaries. Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Company Subsidiary) of each of Company's Subsidiaries. Each of the outstanding shares of capital stock of each of Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of Company has been previously provided to Columbia, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

  5.5. Other Interests. Except for interests in the Company Subsidiaries, neither Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments held by Company's captive insurance subsidiaries, investments in short-term investment securities and corporate partnering, development, cooperative marketing and similar undertakings, arrangements entered into in the ordinary course of business and other investments the aggregate market value of which is less than $50,000,000).

  5.6. No Violation. Neither the execution and delivery by Company of this Agreement nor the consummation by Company of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Company; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of its existing Company Stock Option Plans, or any grant or award made under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Company or any of its Subsidiaries is a party, or by which Company or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Company Material Adverse Effect; or (iv) other than the filings provided for in
Article 1, applicable federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Company Material Adverse Effect.

  5.7. SEC Documents. Company has delivered to Columbia each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since August 31, 1993, including, without limitation, (i) its Annual Report on Form 10-K for the year ended August 31, 1993, as amended, (ii) its Quarterly Reports on Form 10-Q for the periods ended November 30, 1993, February 28, 1994, and May 31, 1994, (iii) its Current Reports on Form 8-K dated January 10, 1994 and May 5, 1994, (iv) its Proxy Statement for the Annual Meeting of Stockholders held January 13, 1994, (v) its Registration Statement on Form S-3, as amended, Registration No. 33-52403, and (vi) its Registration Statement on Form S-3, as amended, Registration No. 33-52401, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of Company and the Company Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither Company nor any of the Company Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Company or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since August 31, 1993.

  5.8. Litigation. There are no actions, suits or proceedings pending against Company or the Company Subsidiaries or, to the actual knowledge of the executive officers of Company, threatened against Company or the Company Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Company Material Adverse Effect.

  5.9. Absence of Certain Changes. Since August 31, 1993, Company has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect (other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally); (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or
(iii) any material change in its accounting principles, practices or methods.

  5.10. Taxes. Company and each of its Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects, (ii) have paid or accrued all taxes shown to be due and payable on such returns, (iii) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have "open" years for federal income tax returns only as set forth in the Company Reports.

  5.11 Employee Benefit Plans.

  (a) All employee benefit plans and other benefit arrangements covering employees of Company and the Company Subsidiaries (the "Company Benefit Plans") and all employee agreements providing compensation, severance or other benefits to any employee or former employee of Company or any of its Subsidiaries are listed in the Company Reports or are set forth in the Company Disclosure Letter, except Company Benefit Plans which are not material. True and complete copies of the Company Benefit Plans have been made available to Columbia. To the extent applicable, the Company Benefit Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified. Neither Company nor any ERISA Affiliate of Company (during the period of its affiliated status and prior thereto, to its knowledge) maintains, contributes to or has in the past maintained or contributed to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan nor Company has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of Company, there are no pending or anticipated material claims against or otherwise involving any of the Company Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which would not have a Company Material Adverse Effect. All material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for. Since September 25, 1980, neither Company nor any ERISA Affiliate of Company (during the period of its affiliated status and prior thereto, to its knowledge) has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to Company or its Subsidiaries are the agreements and policies specifically referred to in the Company Disclosure Letter (and, in the case of such agreements, the form of which is attached to the Company Disclosure Letter).

  (b) (i) From the date of its inception until its termination, each of the HealthTrust Employee Stock Ownership Plan and the EPIC Employee Stock Ownership Plan (the "ESOPs") were qualified under Section 401(a) of the Code and a determination letter has been issued by the IRS to the effect that each such ESOP was so qualified and that each trust forming a part of any such ESOP was exempt from tax pursuant to Section 501(a) of the Code and no circumstances existed or now exist which would adversely affect this qualification or exemption. The termination of any of the ESOPs has not had a Company Material Adverse Effect.

  (ii) No "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any ESOP.

  (iii) All contributions and other payments required to be made by the Company, its Subsidiaries or ERISA Affiliates to the ESOPs prior to the date hereof have been made and no contributions have been made to the ESOPs that would be considered non-deductible under the Code, except as would not have a Company Material Adverse Effect.

  (iv) Company, its Subsidiaries and ERISA Affiliates have complied with and performed all obligations required to be performed by them under or with respect to the ESOPs, or any related trust and have complied with all applicable federal, state and local laws, rules or regulations with respect to the ESOPs, except as would not have a Company Material Adverse Effect.

  For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

  5.12. Labor Matters. Neither Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of Company, threatened against Company or its Subsidiaries relating to their business, except for any such proceeding which would not have a Company Material Adverse Effect. To the knowledge of the executive officers of Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Company or any of its Subsidiaries.

  5.13. No Brokers. Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Company or Columbia to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Company has retained Merrill Lynch & Co. as its financial advisor, the arrangements with which have been disclosed in writing to Columbia prior to the date hereof. Other than the foregoing arrangements, Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  5.14. Opinion of Financial Advisor. Company has received the opinion of Merrill Lynch & Co. to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

  5.15. Columbia Stock Ownership. Neither Company nor any of its Subsidiaries owns any shares of Columbia Common Stock or other securities convertible into Columbia Common Stock.

  5.16. Medicare Participation/Accreditation. All of Company's hospitals are certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of Company's assets. Neither Company nor any of its Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations or surveys, and neither Company nor any of its Subsidiaries has any reason to believe that any such investigations or surveys are pending, threatened or imminent which may have a Company Material Adverse Effect. All of Company's hospitals are accredited by the Joint Commission on Accreditation of Healthcare Organizations.

  5.17. Pooling of Interests; Tax Reorganization. To the actual knowledge of the executive officers of Company, Company has not taken or failed to take any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. To the actual knowledge of the executive officers of Company, Company has not taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code.

  5.18 EPIC Transaction. To the actual knowledge of the executive officers of Company, the representations and warranties of EPIC Holdings, Inc. ("EPIC") set forth in the Agreement and Plan of Merger (the "EPIC Merger Agreement") dated as of January 9, 1994 among Company, Odyssey Acquisition Corp. and EPIC were true and correct in all material respects as of the closing date of the merger contemplated by the EPIC Merger Agreement.

                                   ARTICLE 6

  6. Representations and Warranties of Columbia and Merger Sub.

  Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Company (the "Columbia Disclosure Letter") or in the Columbia Reports (as defined below), Columbia and Merger Sub represent and warrant to Company as of the date of this Agreement as follows:

  6.1. Existence; Good Standing; Corporate Authority; Compliance With Law. Each of Columbia and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Columbia is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Columbia and its Subsidiaries taken as a whole (a "Columbia Material Adverse Effect"). Columbia has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of Columbia's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Columbia Material Adverse Effect. Neither Columbia nor any Columbia Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Columbia or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have a Columbia Material Adverse Effect. Columbia and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a Columbia Material Adverse Effect. The copies of Columbia's Certificate of Incorporation and Bylaws previously delivered to Company are true and correct.

  6.2. Authorization, Validity and Effect of Agreements. Each of Columbia and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Columbia and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Columbia and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  6.3. Capitalization. The authorized capital stock of Columbia consists of 800,000,000 shares of Columbia Common Stock, 25,000,000 shares of nonvoting common stock, $.01 par value (the "Columbia Nonvoting Common Stock"), and 25,000,000 shares of preferred stock, $.01 par value (the "Columbia Preferred Stock"). As of September 30, 1994, there were 347,845,336 shares of Columbia Common Stock, 14,189,999 shares of Columbia Nonvoting Common Stock, and no shares of Columbia Preferred Stock, issued and outstanding. Since such date, no additional shares of capital stock of Columbia have been issued except pursuant to the exercise of options outstanding under Columbia's stock option and employee stock purchase plans (the "Columbia Stock Option Plans"). Columbia has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Columbia on any matter. All such issued and outstanding shares of Columbia Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Columbia or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Columbia or any of its Subsidiaries.

  6.4. Subsidiaries.

  (a) Columbia owns directly or indirectly each of the outstanding shares of capital stock of each of Columbia's Subsidiaries (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Columbia Subsidiary). Each of the outstanding shares of capital stock of each of Columbia's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Columbia free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of Columbia has been previously provided to Company, if applicable:
(i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

  (b) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.01 par value, all of which shares are issued and outstanding and owned by Columbia. Notwithstanding any provisions to the contrary, Columbia may, in its sole discretion, increase the number of shares of authorized Common Stock of Merger Sub and the number of shares of Common Stock of Merger Sub issued and outstanding owned by Columbia. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

  6.5. Other Interests. Except for interests in the Columbia Subsidiaries, neither Columbia nor any Columbia Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in Quorum Health Group Inc., investments held by two captive insurance companies and investments in short-term investment securities and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and other investments the aggregate market value of which is less than $50,000,000).

  6.6. No Violation. Neither the execution and delivery by Columbia and Merger Sub of this Agreement, nor the consummation by Columbia and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Columbia or Merger Sub; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Columbia Stock Option Plans, or any grant or award under any of the foregoing;
(iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Columbia or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Columbia or any of its Subsidiaries is a party, or by which Columbia or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Columbia Material Adverse Effect; or
(iv) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Columbia Material Adverse Effect.

  6.7. SEC Documents. Columbia has delivered to Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 1993, including, without limitation, (i) its Annual Report on Form 10-K for the year ended December 31, 1993, as amended, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 and June 30, 1994, (iii) its Proxy Statement for the Annual Meeting of Stockholders held May 12, 1994, and (iv) its Registration Statement on Form S-4, as amended, Registration No. 33-54475, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Columbia Reports"). As of their respective dates, the Columbia Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Columbia Reports (including the related notes and schedules) fairly presents the consolidated financial position of Columbia and the Columbia Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Columbia Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Columbia and the Columbia Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither Columbia nor any of the Columbia Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Columbia or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since December 31, 1993.

  6.8. Litigation. There are no actions, suits or proceedings pending against Columbia or the Columbia Subsidiaries or, to the actual knowledge of the executive officers of Columbia, threatened against Columbia or the Columbia Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Columbia Material Adverse Effect.

  6.9. Absence of Certain Changes. Since December 31, 1993, Columbia has conducted its business only in the ordinary course of such business, and there has not been (i) any Columbia Material Adverse Effect (other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally); (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than the regular quarterly cash dividends of $.03 per share, payable on the Columbia Common Stock and the Columbia Nonvoting Common Stock); or (iii) any material change in its accounting principles, practices or methods.

  6.10. Taxes. Columbia and each of its Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects, (ii) have paid or accrued all taxes shown to be due and payable on such returns, (iii) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have "open" years for federal income tax returns only as set forth in the Columbia Disclosure Letter.

  6.11. Employee Benefit Plans. All employee benefit plans and other benefit arrangements covering employees of Columbia and the Columbia Subsidiaries (the "Columbia Benefit Plans") and all employee agreements providing compensation, severance or other benefits to any employee or former employee of Columbia or any of the Columbia Subsidiaries are listed in the Columbia Reports, except Columbia Benefit Plans which are not material. True and complete copies of the Columbia Benefit Plans have been made available to Company. To the extent applicable, the Columbia Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Columbia Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified. Neither Columbia nor any ERISA Affiliate of Columbia [(during the period of its affiliated status and prior thereto, to its knowledge) maintains, contributes to or has in the past maintained or contributed to any benefit plan which is covered by Title IV of ERISA or
Section 412 of the Code. No Columbia Benefit Plan nor Columbia has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each Columbia Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of Columbia, there are no pending or anticipated claims against or otherwise involving any of the Columbia Benefit Plans, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Columbia Benefit Plan activities) has been brought against or with respect to any such Columbia Benefit Plan, except for any of the foregoing which would not have a Columbia Material Adverse Effect. All material contributions required to be made as of the date hereof to the Columbia Benefit Plans have been made or provided for. Since September 25, 1980, neither Columbia nor any ERISA Affiliate of Columbia (during the period of its affiliated status and prior thereto to its knowledge) has contributed to, or been required to contribute to, any "multi-employer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Columbia does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and Columbia has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in the Columbia Reports, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

  6.12. Labor Matters. Neither Columbia nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of Columbia, threatened against Columbia or its Subsidiaries relating to their business, except for any such proceeding which would not have a Columbia Material Adverse Effect. To the knowledge of the executive officers of Columbia, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Columbia or any of its Subsidiaries.

  6.13. Opinion of Financial Advisor. Columbia has received the opinion of Morgan Stanley & Co. Incorporated to the effect that as of the date hereof, the consideration to be paid by Columbia pursuant to the Merger is fair to Columbia from a financial point of view.

  6.14. Company Stock Ownership. Neither Columbia nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into shares of Company Common Stock.

  6.15. Columbia Common Stock. The issuance and delivery by Columbia of shares of Columbia Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Columbia. The shares of Columbia Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

  6.16. Convertible Securities. Columbia has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of Columbia Common Stock, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

  6.17. Medicare Participation/Accreditation. All of Columbia's hospitals are certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of the Columbia assets. Neither Columbia nor any of its Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations or surveys, and neither Columbia nor any of its Subsidiaries has any reason to believe that any such investigations or surveys are pending, threatened or imminent which may have a Columbia Material Adverse Effect. All of Columbia's hospitals are accredited by the Joint Commission on Accreditation of Healthcare Organizations.

  6.18. Pooling of Interests; Tax Reorganization. To the actual knowledge of the executive officers of Columbia, Columbia has not taken or failed to take any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. To the actual knowledge of the executive officers of Columbia, Columbia has not taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code.

  6.19. No Brokers. Columbia has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Company or Columbia to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Columbia has retained Morgan Stanley & Co. Incorporated as its financial advisor, the arrangements with which have been disclosed in writing to Company prior to the date hereof. Other than the foregoing arrangements, Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE 7

  7. Covenants.

  7.1. Alternative Proposals. Prior to the Effective Time, Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Company or any of its Significant Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1; and (c) that it will notify Columbia immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 7.1 shall prohibit the Board of Directors of Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Company determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Company provides written notice to Columbia to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which Company determined in good faith was required to be executed in order for its Board of Directors to comply with fiduciary duties to stockholders imposed by law), Company keeps Columbia informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 7.1 shall (x) permit Company to terminate this Agreement (except as specifically provided in Article 9 hereof), (y) permit Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of Company under this Agreement.

  7.2. Interim Operations.

  (a) Prior to the Effective Time, except as set forth in the Company Disclosure Letter or as contemplated by any other provision of this Agreement, unless Columbia has consented in writing thereto, Company:

    (i) Shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

    (ii) Shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

    (iii) Shall not amend its Certificate of Incorporation or Bylaws or comparable governing instruments;

    (iv) Shall promptly notify Columbia of any material emergency or other material change in its condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its business or of its properties any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

    (v) Shall promptly deliver to Columbia true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

    (vi) Shall not (x) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (y) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, other than employee stock options, stock benefits and stock purchases under any stock option, stock benefit or stock purchase plan existing on the date hereof, provided that the aggregate amount of employee stock options granted pursuant to such employee stock option plans shall not exceed 50,000, (z) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, except for normal increases consistent with past practice and the payment of cash bonuses to officers pursuant to and consistent with existing plans or programs, or
  (aa) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

    (vii) Shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with its stock-based employee benefit plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action; and

    (viii) Shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business.

  (b) Prior to the Effective Time, except as set forth in the Columbia Disclosure Letter or as contemplated by any other provision of this Agreement, unless Company has consented in writing thereto, Columbia:

    (i) Shall conduct its operations in the ordinary course in substantially the same manner as heretofore conducted;

    (ii) Shall not amend its Certificate of Incorporation;

    (iii) Shall promptly deliver to Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

    (iv) Shall not sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business;

    (v) Shall not redeem, purchase or otherwise acquire, or propose to redeem, purchase or acquire, a material amount of the outstanding Columbia Common Stock; and

    (vi) Shall not declare or make any extraordinary distributions with respect to its capital stock, which distributions are individually, or in the aggregate, material; provided, however, that scheduled quarterly cash dividends payable on the Columbia Common Stock shall not be deemed "extraordinary."

  7.3. Meetings of Stockholders. Each of Columbia and Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon (i) in the case of Columbia, the approval of the issuance of the shares of Columbia Common Stock pursuant to the Merger contemplated hereby and the approval of an amendment to Columbia's Certificate of Incorporation to increase the maximum number of directors constituting the entire Board of Directors of Columbia from 15 to 18 persons and (ii) in the case of Company, the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of each of Columbia and Company shall recommend such approval and Columbia and Company shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 7.7); provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of Columbia or Company, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law. It shall be a condition to the mailing of the Proxy Statement/Prospectus that (i) Columbia shall have received a "comfort" letter from Ernst & Young, independent public accountants for Company, dated the date of the Proxy Statement/Prospectus, with respect to the financial statements of Company included in the Proxy Statement/Prospectus, substantially in the form described in Section 8.3(c), and (ii) Company shall have received a "comfort" letter from Ernst & Young, independent public accountants for Columbia, dated the date of the Proxy Statement/Prospectus, with respect to the financial statements of Columbia included in the Proxy Statement/Prospectus, substantially in the form described in Section 8.2(c).

  7.4. Filings; Other Action. Subject to the terms and conditions herein provided, Company and Columbia shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. With respect to obtaining approval under the HSR Act, Columbia's reasonable efforts shall be deemed to include divesting or otherwise holding separate, or taking such other action (or otherwise agreeing to do any of the foregoing) with respect to any of its Subsidiaries or any of the Surviving Corporation's assets and properties necessary to obtain such approval, except to the extent that such actions would, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Company and its Subsidiaries taken as a whole (it being understood that for purposes of applying this provision, if one or more assets or properties owned by Columbia in a particular market are divested or held separate, comparable assets or properties owned by Company in such market shall be deemed to have been divested or held separate). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Columbia and Company shall take all such necessary action.

  7.5. Inspection of Records. From the date hereof to the Effective Time, each of Company and Columbia shall (i) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Company and Columbia and their respective Subsidiaries, as the case may be, (ii) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Company or Columbia, as the case may be, to cooperate with the other in the other's investigation of the business of it and its Subsidiaries.

  7.6. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter Company and Columbia shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

  7.7. Registration Statement. Columbia and Company shall cooperate and promptly prepare and Columbia shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Columbia Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Company and of Columbia in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/ Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Columbia shall use all reasonable efforts, and Company will cooperate with Columbia, to have the Form S-4 declared effective by the SEC as promptly as practicable. Columbia shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Columbia agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of stockholders of Company and Columbia, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Columbia in reliance upon and in conformity with written information concerning Company furnished to Columbia by Company specifically for use in the Proxy Statement/Prospectus. Company agrees that the written information concerning Company provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Company and Columbia, or, in the case of written information concerning Company provided by Company for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by Columbia or Company without the approval of the other party. Columbia will advise Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Columbia Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

  7.8. Listing Application. Columbia shall promptly prepare and submit to the NYSE a listing application covering the shares of Columbia Common Stock (and associated Rights) issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Columbia Common Stock (and associated Rights), subject to official notice of issuance.

  7.9. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

  7.10. Affiliate Letters. (i) At least 30 days prior to the Closing Date, Company shall deliver to Columbia a list of names and addresses of those persons who were, in Company's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. Company shall provide Columbia such information and documents as Columbia shall reasonably request for purposes of reviewing such list. Company shall use all reasonable efforts to deliver or cause to be delivered to Columbia, prior to the Closing Date, from each of the Affiliates of Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A. Columbia shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Columbia Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Columbia Common Stock, consistent with the terms of such Affiliate Letters.

  (ii) At least 30 days prior to the Closing Date, Columbia shall deliver to Company a list of names and addresses of those persons who were, in Columbia's reasonable judgment, at the record date for its stockholders' meeting to approve the issuance of the Columbia Common Stock in the Merger, Affiliates of Columbia. Columbia shall provide Company such information and documents as Company shall reasonably request for purposes of reviewing such list. Columbia shall use all reasonable efforts to deliver or cause to be delivered to Company, prior to the Closing Date, from each of the Affiliates of Columbia identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit B.

  7.11. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC and (c) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus, shall be shared equally by Company and Columbia.

  7.12. Insurance; Indemnity. (a) From and after the Effective Time, Columbia shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an officer, director, employee, trustee or agent of Company (or any Subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Columbia shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Columbia, in advance of the final disposition of any such Action to the full extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and (ii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that Columbia shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided, further, that Columbia shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

  (b) Columbia shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under the DGGL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

  (c) For a period of six years after the Effective Time, Columbia shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that Columbia shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of three times the current annual premium paid by Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Columbia shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

  (d) Columbia shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified parties in enforcing the indemnity and other obligations provided for in this Section 7.12.

  (e) The rights of each Indemnified Party hereunder shall be in addition to any other rights Indemnified Party may have under the Certificate of Incorporation or Bylaws of Company, under the DGCL or otherwise. The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

  7.13. Restructuring of Merger. Upon the mutual agreement of Columbia and Company, the Merger shall be restructured in the form of a forward subsidiary merger of Company into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of Company into Columbia, with Columbia being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

  7.14. Rights Agreement. Company shall take all necessary action prior to the Effective Time to cause the dilution provisions of that certain Rights Agreement dated as of July 8, 1993, between Company and First Union National Bank of North Carolina, as Rights Agent, to be inapplicable to the Merger, without any payment to holders of rights issued pursuant to such Rights Agreement.

  7.15. Governance. (a) Subject to approval by the stockholders of Columbia of the amendment to Columbia's Certificate of Incorporation referred to in Section 7.3, Columbia's Board of Directors shall take all action necessary to cause the directors comprising the full Board of Directors of Columbia at the Effective Time to be increased by three directors and shall take all such action necessary to cause R. Clayton McWhorter to be elected as a director of Columbia for a term expiring at the third annual meeting of stockholders following the Effective Time, and two other members of the present Board of Directors of Company designated by Company and reasonably acceptable to Columbia to be elected as directors of Columbia for terms expiring at the first and second annual meetings of stockholders following the Effective Time, in order to fill the vacancies resulting from such newly created directorships. If, prior to the Effective Time, any of such persons shall decline or be unable to serve as a director, Company shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to Columbia.

  (b) Richard L. Scott shall continue to be President and Chief Executive Officer of Columbia at the Effective Time and David T. Vandewater shall continue to be Chief Operating Officer of Columbia at the Effective Time. The Board of Directors of Columbia shall take all necessary action to cause R. Clayton McWhorter to be elected as Chairman of the Board of Columbia and Dr. Thomas F. Frist, Jr. to be elected as Vice Chairman of the Board of Columbia at the Effective Time. Carl F. Pollard shall continue to be Chairman of the Executive Committee of Columbia at the Effective Time. The Board of Directors of Columbia shall take all necessary action to cause R. Clayton McWhorter to be elected to the Executive Committee of Columbia at the Effective Time.

  7.16. Pooling; Reorganization. From and after the date hereof and until the Effective Time, neither Columbia nor Company nor any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (iii) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing. Following the Effective Time, Columbia shall use its best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes and as a reorganization within the meaning of Section 368(a) of the Code.

  7.17. Employee Benefit Plans. As of the Closing Date, Company shall take, or cause to be taken, all such action as may be necessary to effect the cessation of active participation of employees in the Company Benefit Plans and the future accrual of benefits thereunder. With respect to Company's retirement plans, Company and Columbia shall mutually agree as to the future disposition of such plans and their assets. After the Effective Time Columbia shall provide benefits to employees of Company and its Subsidiaries which are substantially similar to the benefits provided to similarly situated employees of Columbia and its Subsidiaries. With respect to the Columbia Benefit Plans, Columbia shall grant all employees of Company and its Subsidiaries who become participants in such plans after the Closing Date credit for all service with the Company and its Subsidiaries and their respective predecessors prior to the Closing Date for all purposes for which such service was recognized by Company. To the extent the Columbia Benefit Plans provide medical or dental welfare benefits after the Closing Date, Columbia shall cause all pre-existing condition exclusions and actively at work requirements to be waived and Columbia shall provide that any expenses incurred on or before the Closing Date shall be taken into account under the Columbia Benefit Plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents.

                                   ARTICLE 8

  8. Conditions.

  8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of Company and Columbia, respectively.

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

    (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Columbia Common Stock to be issued to Company stockholders in connection with the Merger shall have been received.

    (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Columbia and Company (and their respective Subsidiaries), taken as a whole, following the Effective Time.

    (f) Columbia and Company shall each have received from Ernst & Young an opinion that the Merger will be treated as a "pooling of interests" under applicable accounting standards.

    (g) The Columbia Common Stock to be issued to Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

  8.2. Conditions to Obligation of Company to Effect the Merger. The obligation of Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) Columbia shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Columbia and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Company shall have received a certificate of the President or a Vice President of Columbia, dated the Closing Date, certifying to such effect; provided however, that notwithstanding anything herein to the contrary, this Section 8.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a Columbia Material Adverse Effect.

    (b) Company shall have received the opinion of Dewey Ballantine, special counsel to Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Company and Columbia will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

    (c) Company shall have received a "comfort" letter from Ernst & Young, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated the Closing Date, in form and substance reasonably satisfactory to Company, in connection with the procedures undertaken by them with respect to the financial statements of Columbia and its Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

    (d) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Columbia and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Columbia Material Adverse Effect, other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally.

  8.3. Conditions to Obligation of Columbia and Merger Sub to Effect the Merger. The obligations of Columbia and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Columbia shall have received a certificate of the President or a Vice President of Company, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a Company Material Adverse Effect.

    (b) Columbia shall have received the opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to Columbia, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Company and Columbia will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

    (c) Columbia shall have received a "comfort" letter from Ernst & Young, of the kind contemplated by the AICPA Statement, dated the Closing Date, in form and substance reasonably satisfactory to Columbia, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of Company and its Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

    (d) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Company and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Company Material Adverse Effect, other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally.

                                   ARTICLE 9

  9. Termination.

  9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Company, by the mutual consent of Columbia and Company.

  9.2. Termination by Either Columbia or Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Columbia or Company if (a) the Merger shall not have been consummated by May 31, 1995, or (b) the approval of Company's stockholders required by
Section 8.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) the approval of Columbia's stockholders required by Section 8.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by May 31, 1995.

  9.3. Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of Company referred to in Section 8.1(a), by action of the Board of Directors of Company, if (a) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, the Board of Directors of Company determines that such termination is required by reason of an Alternative Proposal being made, or (b) there has been a breach by Columbia or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Columbia Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Columbia, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Company to Columbia.

  9.4. Termination by Columbia. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Columbia referred to in Section 8.1(a), by action of the Board of Directors of Columbia, if (a) the Board of Directors of Company shall have withdrawn or modified in a manner materially adverse to Columbia its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to Company stockholders, or (b) there has been a breach by Company of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Company Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Columbia to Company.

  9.5. Effect of Termination and Abandonment.

  (a) In the event that any person shall have made an Alternative Proposal for Company and thereafter this Agreement is terminated by either party (other than pursuant to the breach of this Agreement by Columbia), then Company shall promptly, but in no event later than two days after such termination, pay Columbia a fee of $100,000,000, which amount shall be payable by wire transfer of same day funds. Company acknowledges that the agreements contained in this
Section 9.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Columbia and Merger Sub would not enter into this Agreement; accordingly, if Company fails to promptly pay the amount due pursuant to this Section 9.5(a), and, in order to obtain such payment, Columbia or Merger Sub commences a suit which results in a judgment against Company for the fee set forth in this Section 9.5(a), Company shall pay to Columbia its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

  (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Section 7.11 and except for the provisions of Sections 10.3, 10.4, 10.6, 10.8, 10.9, 10.12, 10.13 and 10.14. Moreover, in the event of termination of this Agreement pursuant to Section 9.3 or 9.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; and provided further, that in the event Columbia has received the fee payable under
Section 9.5(a) hereof, it shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Alternative Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Alternative Proposal.

  9.6. Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10

  10. General Provisions.

  10.1. Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 4, Sections 7.12, 7.15, 7.16 and 7.17 and this Article 10 and the agreements delivered pursuant to this Agreement shall survive the Merger.

  10.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

     If to Columbia or Merger Sub:        If to Company:


     Richard L. Scott                     R. Clayton McWhorter
     President and Chief Executive        Chairman of the Board,
      Officer                              Chief Executive Officer
     Columbia/HCA Healthcare               and President
      Corporation                         Healthtrust, Inc.--The
     201 West Main Street                  Hospital Company
     Louisville, KY 40202                 4525 Harding Road
     Facsimile: (502) 572-2161            Nashville, Tennessee 37205
                                          Facsimile: (615) 298-6122

     With copies to:                      With copies to:


     Mr. Stephen T. Braun                 Mr. Philip Wheeler
     Senior Vice President                Senior Vice President
      and General Counsel                  and General Counsel
     Columbia/HCA Healthcare              Healthtrust, Inc.--The
      Corporation                          Hospital Company
     201 West Main Street                 4525 Harding Road
     Louisville, KY 40201-7433            Nashville, Tennessee 37205
     Facsimile: (502) 572-2163            Facsimile: (615) 298-6122

     Jeffrey Bagner                       Morton A. Pierce
     Fried, Frank,                        Dewey Ballantine
      Harris, Shriver &                   1301 Avenue of the Americas
      Jacobson                            New York, New York 10019
     One New York Plaza                   Facsimile (212) 259-6333
     New York, New York 10004
     Facsimile (212) 820-8586

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

  10.3. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article 4 and Sections 3.1, 7.12, 7.15 and 7.16 nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  10.4. Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Letter, the Columbia Disclosure Letter, the Confidentiality Agreement dated May 18, 1994, between Company and Columbia and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  10.5. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Company and Columbia, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Company and Columbia hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

  10.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  10.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  10.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

  10.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  10.11. Incorporation of Exhibits. The Company Disclosure Letter, the Columbia Disclosure Letter and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  10.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  10.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

  10.14. Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.


  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          COLUMBIA/HCA HEALTHCARE CORPORATION

ATTEST:

  /s/ Stephen T. Braun                       /s/ Richard L. Scott
By: _________________________________     By: _________________________________
    Stephen T. Braun                            Richard L. Scott
    Secretary                                   President and Chief Executive
                                                Officer

                                          COL ACQUISITION CORPORATION

ATTEST:

  /s/ Stephen T. Braun                       /s/ Richard L. Scott
By: _________________________________     By: _________________________________
    Stephen T. Braun                            Richard L. Scott
    Secretary                                   President

                                          HEALTHTRUST, INC.--THE HOSPITAL
                                           COMPANY

  ATTEST:

  /s/ Philip D. Wheeler                      /s/ R. Clayton McWhorter
By: _________________________________     By: _________________________________
    Philip D. Wheeler                           R. Clayton McWhorter
    Secretary                                   Chairman of the Board,
                                                Chief Executive Officer and
                                                President

                                                   EXHIBIT A TO MERGER AGREEMENT

                            FORM OF AFFILIATE LETTER

Columbia/HCA Healthcare Corporation
201 West Main Street
Louisville, Kentucky 40202

Ladies and Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of [Company], a Delaware corporation ("Company"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of October 4, 1994 (the "Agreement"), between Columbia/HCA Healthcare Corporation, a Delaware corporation ("Columbia"), COL Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Columbia ("Merger Sub"), and Company, Merger Sub will be merged with and into Company (the "Merger").

  As a result of the Merger, I may receive shares of Common Stock, par value $.01 per share, of Columbia (the "Columbia Securities") in exchange for shares owned by me of Common Stock, par value $.001 per share, of Company.

  I represent, warrant and covenant to Columbia that in the event I receive any Columbia Securities as a result of the Merger:

  A. I shall not make any sale, transfer or other disposition of the Columbia Securities in violation of the Act or the Rules and Regulations.

  B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Columbia Securities to the extent I felt necessary, with my counsel or counsel for Company.

  C. I have been advised that the issuance of Columbia Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of Company, I may be deemed to have been an affiliate of Company and the distribution by me of the Columbia Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Columbia Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Columbia, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

  D. I understand that Columbia is under no obligation to register the sale, transfer or other disposition of the Columbia Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                                     A-A-1

  E. I also understand that stop transfer instructions will be given to Columbia's transfer agents with respect to the Columbia Securities and that there will be placed on the certificates for the Columbia Securities issued to me, or any substitutions therefor, a legend stating in substance:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN
  ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED                BETWEEN THE
  REGISTERED HOLDER HEREOF AND COLUMBIA/HCA HEALTHCARE CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF COLUMBIA/HCA HEALTHCARE CORPORATION."

  F. I also understand that unless the transfer by me of my Columbia Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Columbia reserves the right to put the following legend on the certificates issued to my transferee:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

  It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date the undersigned acquired the Columbia Securities received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned,
(ii) three years shall have elapsed from the date the undersigned acquired the Columbia Securities received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Columbia has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Columbia, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

  I further represent to and covenant with Columbia that I will not sell, transfer or otherwise dispose of any Columbia Securities received by me in the Merger or any other shares of the capital stock of Columbia until after such time as results covering at least 30 days of combined operations of Company and Columbia have been published by Columbia, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations. Columbia shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that I will not be prohibited from selling up to 10% of the Columbia Securities received by me in the Merger during the aforementioned period.

                                     A-A-2

  Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,


                                          -------------------------------------
                                          Name:

Accepted this      day of
          , 199  by
COLUMBIA/HCA HEALTHCARE CORPORATION

By: _________________________________
  Name:
  Title:

                                     A-A-3

                                                   EXHIBIT B TO MERGER AGREEMENT

                            FORM OF AFFILIATE LETTER

Columbia/HCA Healthcare Corporation
201 West Main Street
Louisville, Kentucky 40202

Ladies and Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Columbia/HCA Healthcare Corporation, a Delaware corporation ("Columbia"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of October 4, 1994 (the "Agreement"), between Columbia, COL Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Columbia ("Merger Sub"), [Company], a Delaware corporation ("Company"), Merger Sub will be merged with and into Company (the "Merger").

  I represent to and covenant with Company that I will not sell, transfer or otherwise dispose of any shares of Common Stock, par value $.01 per share, of Columbia ("Columbia Common Stock") that I may hold until after such time as results covering at least 30 days of combined operations of Company and Columbia have been published by Columbia, in the form of a quarterly earnings report, an effective registration statement filed with the commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations. Notwithstanding the foregoing, I understand that I will not be prohibited from selling up to 10% of the Columbia Common Stock held by me at the time of the Merger during the aforementioned period.

  Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Columbia as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          -------------------------------------
                                          Name:
Accepted this    day of
         , 199  by
Company

By:
  ---------------------------------
  Name:
  Title:


                                     A-B-1

                                                                      APPENDIX B
MORGAN STANLEY


                                                          Morgan Stanley & Co.
Board of Directors                                          Incorporated
Columbia/HCA Healthcare Corporation                  1251 Avenue of the Americas
201 West Main Street                                      New York, New York
Louisville, KY 40202                                      10020
                                                          (212) 703-4000

                                                           January 10, 1995

Mesdames and Gentlemen:

  We understand that Healthtrust, Inc. - The Hospital Company ("Healthtrust" or the "Company"), Columbia/HCA Healthcare Corporation ("Columbia") and COL Acquisition Corporation ("Columbia Sub") have entered into an Agreement and Plan of Merger, dated October 4, 1994 (the "Merger Agreement"), which, subject to the terms and conditions thereof, provides, among other things, for the merger (the "Merger") of Columbia Sub with and into Healthtrust, as a result of which Healthtrust will become a wholly owned subsidiary of Columbia. In the Merger, each outstanding share of common stock, par value $0.001 per share (the "Common Stock"), of Healthtrust (other than treasury shares or any shares held by Columbia or any direct or indirect subsidiary of Columbia) will be converted into 0.88 of a share of common stock, par value $0.01 per share, of Columbia ("Columbia Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether the consideration to be paid to the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to Columbia.

  For purposes of the opinion set forth herein, we have:

    (i) analyzed certain publicly available financial statements and other information of the Company and of Columbia;

    (ii) reviewed certain internal business, operating and financial information, including financial forecasts, relating to the Company, furnished to us by the Company;

    (iii) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (iv) reviewed certain internal business, operating and financial information, including financial forecasts, relating to Columbia, furnished to us by Columbia;

    (v) discussed the past and current operations and financial condition and the prospects of Columbia with senior executives of Columbia, and analyzed the pro forma impact of the Merger on Columbia's earnings per share, consolidated capitalization and financial ratios;

    (vi) reviewed the reported prices and trading activity for the Common Stock and the Columbia Common Stock;

    (vii) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly traded companies and their securities;

    (viii) compared the financial performance of Columbia and the prices and trading activity of the Columbia Common Stock with that of certain other comparable publicly traded companies and their securities;

    (ix) discussed with the senior management of Columbia their view of the strategic rationale for the Merger and the economic benefits of the Merger to Columbia;

    (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (xi) participated in discussions and negotiations among representatives of the Company and Columbia and their financial and legal advisors and reviewed the Merger Agreement; and

    (xii) performed such other analyses as we have deemed appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have relied upon the assumptions of the management of Columbia regarding cost savings and other synergies that will result from the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have acted as financial advisor to the Board of Directors of Columbia in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Columbia and have received fees for the rendering of these services.

  It is understood that this letter is for the information of the Board of Directors of Columbia only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company or Columbia with the Securities and Exchange Commission with respect to the Merger and the transactions related thereto.

  Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be paid to the holders of shares of Common Stock of Healthtrust pursuant to the Merger Agreement is fair from a financial point of view to Columbia.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                             /s/ Charles R. Cory
                                          By: _________________________________
                                                   Charles R. Cory
                                                   Managing Director

                                                                      APPENDIX C

                       [Letterhead of Merrill Lynch]

                                                           January 10, 1995

The Board of Directors

Healthtrust, Inc.-The Hospital Company
4525 Harding Road
Nashville, Tennessee 37205

Attention: R. Clayton McWhorter
     Chairman of the Board, Chief Executive Officer and President

Board Members:

  Healthtrust, Inc.-The Hospital Company (the "Company"), Columbia/HCA Healthcare Corporation ("Columbia") and COL Acquisition Corporation ("Columbia Sub") have entered into an Agreement and Plan of Merger dated as of October 4, 1994 (the "Merger Agreement"), pursuant to which, among other things, Columbia Sub will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock (the "Company Shares") will be converted into the right to receive 0.88 of a share of common stock of Columbia (the "Columbia Shares"). The ratio at which the Company Shares are converted into Columbia Shares, in accordance with the Merger Agreement, is referred to herein as the "Exchange Ratio."

  You have asked us whether, in our opinion, the Exchange Ratio is fair to the holders of the Company Shares from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the four years ended August 31, 1994, certain publicly available unaudited financial information for the Company's quarterly period ended November 30, 1994 and certain other filings with the Securities and Exchange Commission made by the Company, including proxy statements, Forms 8-K and registration statements, since September 1, 1990;

    (2) Reviewed Columbia's Annual Reports, Forms 10-K and related financial information for the three years ended December 31, 1993, Columbia's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1994, June 30, 1994 and September 30, 1994, and certain other filings with the Securities and Exchange Commission made by Columbia, including proxy statements, Forms 8-K and registration statements, since January 1, 1991;

    (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and Columbia furnished to us by the Company and Columbia and by research analysts;

    (4) Conducted discussions with members of senior management of the Company and Columbia concerning their respective businesses and prospects;

    (5) Reviewed the historical market prices and trading activity for the Company Shares and the Columbia Shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company and Columbia, respectively;

    (6) Compared the results of operations of the Company and Columbia with that of certain companies which we deemed to be reasonably similar to the Company and Columbia, respectively;

    (7) Compared the financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (8) Reviewed the Merger Agreement; and

    (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company and Columbia (or its financial advisor) and assumed that financial forecasts and estimates of operating efficiencies and potential synergies reflected the best currently available estimates and judgments of the managements of the Company and Columbia as to the expected future financial performance of their respective companies, and we have not independently verified such information or assumptions, conducted a physical inspection of the properties or facilities of the Company or Columbia or undertaken an independent appraisal or evaluation of the assets or liabilities of the Company or Columbia.

  We have, in the past, provided investment banking services to the Company and Columbia and have received fees for the rendering of such services, including the acquisition by Columbia of HCA-Hospital Corporation of America.

  On the basis of, and subject to the foregoing, we are of the opinion that the proposed Exchange Ratio is fair to the holders of the Company Shares from a financial point of view.

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner &
                                           Smith Incorporated

                                             /s/ Mary Beth Henson
                                          By: _________________________________

                                             Mary Beth Henson

                                             Director

                                             Investment Banking Group

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant's Restated Certificate of Incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she was a director or officer of the Registrant (or was serving at the request of the Registrant as a director, officer, employee or agent for another entity) will be indemnified and held harmless by the Registrant, to the full extent authorized by the Delaware General Corporation Law.

  Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

  The Registrant's Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director's liability (i) for breaches of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions, or
(iv) for transactions in which the director received an improper personal benefit.

  The Registrant is insured against liabilities which it may incur by reason of its indemnification of officers and directors in accordance with its Restated Certificate of Incorporation. In addition, directors and officers are insured, at the Registrant's expense, against certain liabilities that might arise out of their employment and are not subject to indemnification under the Restated Certificate of Incorporation.

  The foregoing summaries are necessarily subject to the complete text of the statutes, Restated Certificate of Incorporation and agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

   2   --Agreement and Plan of Merger (attached as Appendix A to the Joint
        Proxy Statement and Prospectus).
   3.1 --Restated Certificate of Incorporation of the Registrant (filed as
        Exhibit 3(a) to the Registrant's Current Report on Form 8-K dated
        February 11, 1994, and incorporated herein by reference).

   3.2(a) --Bylaws of the Registrant (filed as Exhibit 2.2 to the Registrant's
           Registration Statement on Form 8-A dated August 31, 1993, and incorporated herein by reference).
   3.2(b) --Amendment to By-laws of the Registrant (filed as Exhibit 3(b).1 to the Registrant's Current Report on Form 8-K dated February 11, 1994, and incorporated herein by reference).
   4.1    --Specimen Certificate for shares of Common Stock, par value $.01 per share, of the Registrant (filed as Exhibit 4.1 to the Registrant's
           Form SE to Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by reference).
   4.2    --Columbia Hospital Corporation 9% Subordinated Mandatory Convertible
           Note Due June 30, 1999 (filed as Exhibit 4.4 to the Registrant's
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1990, and incorporated herein by reference).
   4.3    --Registration Rights Agreement between the Registrant and The 1818
           Fund, L.P. dated March 18, 1991 (filed as Exhibit 4.5 to the
           Registrant's Annual Report on Form 10-K for the fiscal year ended
           December 31, 1990, and incorporated herein by reference).
   4.4    --Securities Purchase Agreement by and between the Registrant and The
           1818 Fund, L.P. dated March 18, 1991 (filed as Exhibit 4.6 to the
           Registrant's Annual Report on Form 10-K for the fiscal year ended
           December 31, 1990, and incorporated herein by reference).
   4.5    --Warrant to purchase shares of Common Stock, par value $.01 per share, of the Registrant (filed as Exhibit 4.7 to the Registrant's
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1990, and incorporated herein by reference).
   4.6    --Registration Rights Agreement dated as of March 16, 1989, by and among HCA--Hospital Corporation of America and the persons listed on the signature pages thereto (filed as Exhibit (g)(24) to Amendment
           No. 3 to the Schedule 13E-3 filed by HCA--Hospital Corporation of
           America, Hospital Corporation of America and The HCA Profit Sharing
           Plan on March 22, 1989, and incorporated herein by reference).
   4.7    --Assignment and Assumption Agreement dated as of February 10, 1994 between HCA--Hospital Corporation of America and the Registrant
           relating to the Registration Rights Agreement, as amended (filed as
           Exhibit 4.7 to the Registrant's Annual Report on Form 10-K for the
           fiscal year ended December 31, 1993, and incorporated herein by reference).
   4.8    --Amended and Restated Rights Agreement dated February 10, 1994 between the Registrant and Mid-America Bank of Louisville and Trust
           Company (filed as Exhibit 4.8 to the Registrant's Annual Report on
           Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by reference).
   4.9    --$750 Million Credit Agreement consisting of a Credit Agreement dated as of February 10, 1994, among the Registrant, the Several
           Banks and Other Financial Institutions, and Chemical Bank as Agent
           and as CAF Loan Agent (filed as Exhibit 4.9 to the Registrant's
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1993, and incorporated herein by reference), as amended by an
           Agreement and Amendment dated as of September 26, 1994 (which
           Agreement and Amendment is filed herewith).
   4.10   --$1.5 Billion Credit Agreement consisting of a Credit Agreement dated as of February 10, 1994, among the Registrant, the Several
           Banks and Other Financial Institutions, and Chemical Bank as Agent
           and as CAF Loan Agent (filed as Exhibit 4.10 to the Registrant's
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1993, and incorporated herein by reference), as amended by an
           Agreement and Amendment dated as of September 26, 1994 (which
           Agreement and Amendment is filed herewith).
   4.11   --Indenture dated as December 15, 1993 between the Registrant and The
           First National Bank of Chicago, as Trustee (filed as Exhibit 4.11 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by reference).
   5      --Opinion of Stephen T. Braun, Senior Vice President and General
           Counsel of the Registrant, regarding the issuance of the registered securities.
  21      --Subsidiaries of the Registrant (filed as a part of Registrant's
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1993, and incorporated herein by reference).

 23.1   --Consent of Ernst & Young LLP with respect to Columbia.
 23.2   --Consent of Ernst & Young LLP with respect to Healthtrust and the EPIC Entities.
 23.3   --Consent of Stephen T. Braun (included in Exhibit 5).
 23.4   --Consent of Fried, Frank, Harris, Shriver & Jacobson.
 23.5   --Consent of Dewey Ballantine.
 23.6   --Consent of Morgan Stanley & Co. Incorporated.
 23.7   --Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
 23.8   --Consent of R. Clayton McWhorter.
 23.9   --Consent of Richard W. Hanselman.
 23.10  --Consent of Donald S. MacNaughton.
*24     --Power of Attorney.
 99.1   --Form of Proxy Card for Columbia.
 99.2   --Form of Proxy Card for Healthtrust.
 99.3   --Form of Voting Instructions for Participants in Healthtrust's Retirement Program.

--------

* Previously filed

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registrations Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of Form S-4.

    (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LOUISVILLE, COMMONWEALTH OF KENTUCKY, ON THE 9TH DAY OF JANUARY, 1995.

                                          Columbia/HCA Healthcare Corporation

                                                  /s/ Stephen T. Braun
                                          By: _________________________________
                                               STEPHEN T. BRAUN SENIOR VICE
                                               PRESIDENT AND GENERAL COUNSEL

                             POWER OF ATTORNEY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                         TITLE                DATE


  /s/ Thomas F. Frist, Jr., M.D.*       Chairman of the        January 9, 1995
-------------------------------------    Board
     THOMAS F. FRIST, JR., M.D.


    /s/ Richard L. Scott*               President, Chief       January 9, 1995
-------------------------------------    Executive Officer
          RICHARD L. SCOTT               (Principal
                                         Executive Officer)
                                         and Director



     /s/ David C. Colby*                Senior Vice            January 9, 1995
-------------------------------------    President, Chief
           DAVID C. COLBY                Financial Officer
                                         and Treasurer
                                         (Principal
                                         Financial Officer)


  /s/ Richard A. Lechleiter*            Vice President and     January 9, 1995
-------------------------------------    Controller
        RICHARD A. LECHLEITER            (Principal
                                         Accounting Officer)


/s/ Magdalena Averhoff, M.D.*           Director               January 9, 1995
-------------------------------------
      MAGDALENA AVERHOFF, M.D.


    /s/ J. David Grissom*               Director               January 9, 1995
-------------------------------------
          J. DAVID GRISSOM

              SIGNATURE                         TITLE                DATE


      /s/ Ethan Jackson*                Director               January 9, 1995
-------------------------------------
            ETHAN JACKSON


     /s/ Charles J. Kane*               Director               January 9, 1995
-------------------------------------
           CHARLES J. KANE


     /s/ John W. Landrum*               Director               January 9, 1995
-------------------------------------
           JOHN W. LANDRUM


     /s/ T. Michael Long*               Director               January 9, 1995
-------------------------------------
           T. MICHAEL LONG


     /s/ Darla D. Moore*                Director               January 9, 1995
-------------------------------------
           DARLA D. MOORE


 /s/ Rodman W. Moorhead III*            Director               January 9, 1995
-------------------------------------
       RODMAN W. MOORHEAD III


     /s/ Carl F. Pollard*               Director               January 9, 1995
-------------------------------------
           CARL F. POLLARD


    /s/ Carl E. Reichardt*              Director               January 9, 1995
-------------------------------------
          CARL E. REICHARDT


  /s/ Frank S. Royal, M.D.*             Director               January 9, 1995
-------------------------------------
        FRANK S. ROYAL, M.D.


    /s/ Robert D. Walter*               Director               January 9, 1995
-------------------------------------
          ROBERT D. WALTER


    /s/ William T. Young*               Director               January 9, 1995
-------------------------------------
          WILLIAM T. YOUNG


     /s/ Stephen T. Braun                                      January 9, 1995
*By ____________________________

 STEPHEN T. BRAUN, ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                              DESCRIPTION                            PAGE
 -------                            -----------                            ----
   2      --Agreement and Plan of Merger (attached as Appendix A to the
           Joint Proxy Statement and Prospectus).
   3.1    --Restated Certificate of Incorporation of the Registrant
           (filed as Exhibit 3(a) to the Registrant's Current Report on
           Form 8-K dated February 11, 1994, and incorporated herein by reference).
   3.2(a) --Bylaws of the Registrant (filed as Exhibit 2.2 to the
           Registrant's Registration Statement on Form 8-A dated August
           31, 1993, and incorporated herein by reference).
   3.2(b) --Amendment to By-laws of the Registrant (filed as Exhibit
           3(b).1 to the Registrant's Current Report on Form 8-K dated
           February 11, 1994, and incorporated herein by reference).
   4.1    --Specimen Certificate for shares of Common Stock, par value
           $.01 per share, of the Registrant (filed as Exhibit 4.1 to the Registrant's Form SE to Form 10-K for the fiscal year
           ended December 31, 1993, and incorporated herein by
           reference).
   4.2    --Columbia Hospital Corporation 9% Subordinated Mandatory
           Convertible Note Due June 30, 1999 (filed as Exhibit 4.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, and incorporated herein by
           reference).
   4.3    --Registration Rights Agreement between the Registrant and The
           1818 Fund, L.P. dated March 18, 1991 (filed as Exhibit 4.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, and incorporated herein by
           reference).
   4.4    --Securities Purchase Agreement by and between the Registrant and The 1818 Fund, L.P. dated March 18, 1991 (filed as
           Exhibit 4.6 to the Registrant's Annual Report on Form 10-K
           for the fiscal year ended December 31, 1990, and incorporated herein by reference).
   4.5    --Warrant to purchase shares of Common Stock, par value $.01 per share, of the Registrant (filed as Exhibit 4.7 to the
           Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, and incorporated herein by
           reference).
   4.6    --Registration Rights Agreement dated as of March 16, 1989, by and among HCA--Hospital Corporation of America and the
           persons listed on the signature pages thereto (filed as
           Exhibit (g)(24) to Amendment No. 3 to the Schedule 13E-3
           filed by HCA--Hospital Corporation of America, Hospital
           Corporation of America and The HCA Profit Sharing Plan on
           March 22, 1989, and incorporated herein by reference).
   4.7    --Assignment and Assumption Agreement dated as of February 10,
           1994 between HCA--Hospital Corporation of America and the
           Registrant relating to the Registration Rights Agreement, as amended (filed as Exhibit 4.7 to the Registrant's Annual
           Report on Form 10-K for the fiscal year ended December 31,
           1993, and incorporated herein by reference).
   4.8    --Amended and Restated Rights Agreement dated February 10,
           1994 between the Registrant and Mid-America Bank of
           Louisville and Trust Company (filed as Exhibit 4.8 to the
           Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by
           reference).

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
   4.9   --$750 Million Credit Agreement consisting of a Credit
          Agreement dated as of February 10, 1994, among the Registrant, the Several Banks and Other Financial Institutions, and
          Chemical Bank as Agent and as CAF Loan Agent (filed as Exhibit
          4.9 to the Registrant's Annual Report on Form 10-K for the
          fiscal year ended December 31, 1993, and incorporated herein by reference), as amended by an Agreement and Amendment dated as of September 26, 1994 (which Agreement and Amendment is filed herewith).
   4.10  --$1.5 Billion Credit Agreement consisting of a Credit
          Agreement dated as of February 10, 1994, among the Registrant, the Several Banks and Other Financial Institutions, and
          Chemical Bank as Agent and as CAF Loan Agent (filed as Exhibit
          4.10 to the Registrant's Annual Report on Form 10-K for the
          fiscal year ended December 31, 1993, and incorporated herein by reference), as amended by an Agreement and Amendment dated as of September 26, 1994 (which Agreement and Amendment is filed herewith).
   4.11  --Indenture dated as December 15, 1993 between the Registrant and The First National Bank of Chicago, as Trustee (filed as
          Exhibit 4.11 to the Registrant's Annual Report on Form 10-K
          for the fiscal year ended December 31, 1993, and incorporated herein by reference).
   5     --Opinion of Stephen T. Braun, Senior Vice President and
          General Counsel of the Registrant, regarding the issuance of the registered securities.
  21     --Subsidiaries of the Registrant (filed as a part of
          Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and incorporated herein by
          reference).
  23.1   --Consent of Ernst & Young LLP with respect to Columbia.
  23.2   --Consent of Ernst & Young LLP with respect to Healthtrust and the EPIC Entities.
  23.3   --Consent of Stephen T. Braun (included in Exhibit 5).
  23.4   --Consent of Fried, Frank, Harris, Shriver & Jacobson.
  23.5   --Consent of Dewey Ballantine.
  23.6   --Consent of Morgan Stanley & Co. Incorporated.
  23.7   --Consent of Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.
  23.8   --Consent of R. Clayton McWhorter.
  23.9   --Consent of Richard W. Hanselman.
  23.10  --Consent of Donald S. MacNaughton.
 *24     --Power of Attorney.
  99.1   --Form of Proxy Card for Columbia.
  99.2   --Form of Proxy Card for Healthtrust.
  99.3   --Form of Voting Instructions for Participants in Healthtrust's
          Retirement Program.

--------

* Previously filed